UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

FLEXTRONICS INTERNATIONAL LTD.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PRELIMINARY COPY
FLEXTRONICS INTERNATIONAL LTD.
(Incorporated in the Republic of Singapore)
(Company Registration Number 199002645H)
NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS
To Be Held on September 20, 2005
To our shareholders:
      You are cordially invited to attend and NOTICE IS HEREBY GIVEN of the Annual General Meeting of Shareholders of FLEXTRONICS INTERNATIONAL LTD., which will be held at our principal U.S. offices located at 2090 Fortune Drive, San Jose, California, 95131, U.S.A., at 9:00 a.m., Pacific Daylight Time (PDT), on September 20, 2005 for the following purposes:
As Ordinary Business

1.	To re-elect each of the following Directors, who will retire by rotation pursuant to Article 95 of our Articles of Association, to the Board of Directors:

(a)	Mr. James A. Davidson; and

(b)	Mr. Lip-Bu Tan.

2.	To re-appoint Mr. Patrick Foley as a Director to the Board of Directors pursuant to Section 153(6) of the Singapore Companies Act, Chapter 50, to hold such office from the date of this Annual General Meeting until our next Annual General Meeting.

3.	To consider and vote upon a proposal to re-appoint Deloitte & Touche LLP as our independent auditors for the fiscal year ending March 31, 2006 and to authorize the Board of Directors to fix their remuneration.
As Special Business
      4. To pass the following resolution as an Ordinary Resolution:

“RESOLVED THAT, pursuant to the provisions of Section 161 of the Singapore Companies Act, Cap. 50, and notwithstanding the provisions of Article 46 of our Articles of Association but subject otherwise to the provisions of that Act and our Articles of Association, authority be and is hereby given to our Directors to:

(a) (i)	allot and issue ordinary shares in our capital; and/or

(ii)	make or grant offers, agreements or options that might or would require ordinary shares in our capital to be allotted and issued whether after the expiration of this authority or otherwise (including but not limited to the creation and issue of warrants, debentures or other instruments convertible into ordinary shares in our capital), at any time to and/or with such persons and upon such terms and conditions and for such purposes as our Directors may in their absolute discretion deem fit, and with such rights or restrictions as our Directors may think fit to impose and as are set forth in our Articles of Association aforesaid; and

(b)	(notwithstanding the authority conferred by this resolution may have ceased to be in force) allot and issue ordinary shares in our capital in pursuance of any offer, agreement or option made or granted by our Directors while this resolution was in force, and that such authority shall continue in force until the conclusion of our next Annual General Meeting or the expiration of the period within which our next Annual General Meeting is required by law to be held, whichever is the earlier.”
      5. To pass the following resolution as an Ordinary Resolution:
         “RESOLVED THAT, approval be and is hereby given for us to provide:

(a)	$10,000 of quarterly cash compensation to each of our non-employee Directors for services rendered as a director;

(b)	an additional $2,500 of quarterly cash compensation to the Chairman of the Audit Committee (if appointed) of the Board of Directors for services rendered as Chairman of the Audit Committee and for his or her participation on the Audit Committee; and

(c)	an additional $1,250 of quarterly cash compensation to each of our non-employee Directors for their participation on each committee of the Board of Directors on which such Director serves.”
      6. To pass the following resolution as an Ordinary Resolution:
         “RESOLVED THAT:

(a)	for the purposes of Sections 76C and 76E of the Singapore Companies Act, Cap. 50 (the “Companies Act”) and subject to the provisions of Applicable Laws from time to time in force, the exercise by our Directors of all our powers to purchase or otherwise acquire issued ordinary shares of S$0.01 each fully paid in our capital, not exceeding in aggregate the number of issued ordinary shares representing 10% of our issued ordinary share capital as at the date of the passing of this resolution, at such price or prices as may be determined by our Directors from time to time up to the maximum purchase price described in paragraph (c) below, whether by way of:

(i)	market purchases on the NASDAQ National Market or any other stock exchange on which our ordinary shares may for the time being be listed and quoted; and/or

(ii)	off-market purchases (if effected other than on the NASDAQ National Market or, as the case may be, any other stock exchange on which our ordinary shares may for the time being be listed and quoted) in accordance with any equal access scheme(s) as may be determined or formulated by our Directors as they consider fit, which scheme(s) shall satisfy all the conditions prescribed by the Companies Act, and otherwise in accordance with all other laws and regulations and rules of the NASDAQ National Market or, as the case may be, any other stock exchange on which our ordinary shares may for the time being be listed and quoted as may for the time being be applicable, be and is hereby authorized and approved generally and unconditionally;

(b)	subject to Applicable Laws from time to time in force, unless varied or revoked by our shareholders in a general meeting, the authority conferred on our Directors pursuant to the mandate contained in paragraph (a) above may be exercised by our Directors at any time and from time to time during the period commencing from the date of the passing of this resolution and expiring on the earlier of:

(i)	the date on which our next Annual General Meeting is held; or

(ii)	the date by which our next Annual General Meeting is required by law to be held;

(c)	subject to Applicable Laws from time to time in force, the maximum purchase price (excluding brokerage, commission, applicable goods and services tax and other related expenses) which may be paid for an ordinary share purchased or acquired by us pursuant to the mandate contained in paragraph (a) above shall not exceed:

(i)	in the case of a market purchase of an ordinary share, one hundred and five percent (105%) of the Average Closing Price of our ordinary shares; and

(ii)	in the case of an off-market purchase pursuant to an equal access scheme, one hundred and ten percent (110%) of the Average Closing Price of our ordinary shares,

and for the above purposes, the term Average Closing Price means the average of the last dealt prices of an ordinary share for the five consecutive trading days on which our ordinary shares are transacted on the NASDAQ National Market or, as the case may be, any other stock exchange on which our ordinary shares may for the time being be listed and quoted, immediately preceding the date of the market purchase by us or, as the case may be, the date of the making of the offer pursuant to the off-market purchase. The date of the making of the offer refers to the date on which we announce our intention to make an offer for the purchase or acquisition of our ordinary shares from holders of our ordinary shares, stating therein the purchase price (which shall not be more than the maximum purchase price calculated on the foregoing basis) for each ordinary share and the relevant terms of the equal access scheme for effecting the off-market purchase; and

(d)	our Directors and/or any of them be and are hereby authorized to complete and do all such acts and things (including executing such documents as may be required) as they and/or he may consider expedient or necessary to give effect to the transactions contemplated and/or authorized by this resolution, and the source of funds for any purchase or acquisition of ordinary shares shall be as authorized or permitted under Applicable Laws.

For the purposes of the resolutions above, the term “Applicable Laws” shall mean the Companies Act or any statutory modification, amendment or re-enactment thereof from time to time in force and any and every other act or regulation of the Republic of Singapore from time to time in force concerning companies and affecting us”
      7. To transact any other business as may properly be transacted at any Annual General Meeting.

Notes
      At the 2005 Annual General Meeting, our shareholders shall have the opportunity to discuss and ask any questions that they may have regarding our Singapore audited accounts for the fiscal year ended March 31, 2005, together with the reports of the Directors and Auditors thereon, in compliance with Singapore law. Shareholder approval of our audited accounts is not being sought by this Proxy Statement and will not be sought at the 2005 Annual General Meeting. The Board of Directors has fixed the close of business on July 29, 2005 as the record date for determining those shareholders who will be entitled to receive copies of this Notice and accompanying proxy statement. However, shareholders of record on September 20, 2005 will be entitled to vote at the 2005 Annual General Meeting. A shareholder entitled to attend and vote at the 2005 Annual General Meeting is entitled to appoint a proxy to attend and vote on his or her behalf. A proxy need not also be a shareholder. Representation of at least 33 1/3% of all outstanding ordinary shares of Flextronics International Ltd. is required to constitute a quorum. Accordingly, it is important that your shares be represented at the 2005 Annual General Meeting. Whether or not you plan to attend the meeting, please complete, date and sign the enclosed proxy card and return it in the enclosed envelope. A proxy card must be received not less than 48 hours before the time appointed for holding the 2005 Annual General Meeting. Your proxy may be revoked at any time prior to the time it is voted.
      Only funds legally available for purchasing or acquiring our issued ordinary shares in accordance with our Articles of Association and the applicable laws of Singapore will be used for the purchase or acquisition by us of our own issued ordinary shares pursuant to the proposed renewal of the Share Purchase Mandate referred to in Proposal No. 6. We intend to use our internal sources of funds to finance the purchase or acquisition of our issued ordinary shares. The amount of financing required for us to purchase or acquire our issued ordinary shares, and the impact on our financial position, cannot be ascertained as of the date of this Notice, as these will depend on the number of ordinary shares purchased or acquired and the price at which such ordinary shares are purchased or acquired. Our net tangible assets and the consolidated net tangible assets of us and our subsidiaries will be reduced by the purchase price of any ordinary shares purchased or acquired. We do not anticipate that the purchase or acquisition of our ordinary shares in accordance with the Share Purchase Mandate would have a material impact on our consolidated earnings for the current financial year.

By Order of the Board of Directors,

Bernard Liew Jin Yang
Yap Lune Teng
Joint Secretaries
Singapore
August      , 2005
Shareholders should read this entire proxy statement
carefully prior to returning their proxy cards.

Notice of Annual General Meeting of Shareholders	i
Table of Contents	v
Proxy Statement	1
Voting Rights and Solicitation of Proxies	1
Proposals No. 1 and 2 — Re-Election and Re-Appointment of Directors	2
Nominees to Our Board of Directors	2
Directors Not Standing for Re-Election	3
Our Board and Meetings	3
Board Committees and Meetings	4
Code of Business Conduct and Ethics	5
Shareholder Communications with our Board	6
Director Compensation	6
Compensation Committee Interlocks and Insider Participation	6
Proposal No. 3 — Re-Appointment of Independent Auditors for Fiscal Year 2006 and Authorization of the Board to Fix Their Remuneration	7
Principal Accountant Fees and Services	7
Audit Committee Pre-Approval Policy	7
Proposal No. 4 — Ordinary Resolution to Authorize Ordinary Share Issuances	8
Proposal No. 5 — Ordinary Resolution to Approve Director Cash Compensation and Additional Cash Compensation for the Chairman of the Audit Committee (if Appointed) and for Committee Participation	10
Proposal No. 6 — Ordinary Resolution to Approve the Proposed Renewal of the Share Purchase Mandate	10
The Proposed Renewal of the Share Purchase Mandate	10
Sources of Funds	12
Status of Purchased or Acquired Ordinary Shares	12
Financial Effects	13
Rationale for the Share Purchase Mandate	13
Take-Over Implications	13
Executive Officers and Directors	15
Executive Compensation	17
Summary Compensation Table	17
Option Grants During Fiscal Year 2005	18
Aggregated Option Exercises During Fiscal Year 2005 and Option Values at March 31, 2005	19
Employment Contracts and Termination of Employment and Change-in-Control Arrangements	20
Other Equity Compensation Plans	22
Compensation Committee Report on Executive Compensation	23
Audit Committee Report	26
Stock Price Performance Graph	28
Security Ownership of Certain Beneficial Owners and Management	29
Certain Relationships and Related Transactions	31
Loans to Executive Officers	31
Other Loans to Executive Officers	31
Investment by Silver Lake Partners	31

v

Section 16(a) Beneficial Ownership Reporting Compliance	32
Shareholder Proposals for the 2006 Annual General Meeting	32
Incorporation of Certain Documents by Reference	32
Singapore Statutory Financial Statements	32
Other Matters	33
Singapore Statutory Financial Statements	S-1
      The information contained under the captions “Compensation Committee Report on Executive Compensation”, “Audit Committee Report” and “Stock Price Performance Graph” shall not be deemed to be “soliciting material” or to be “filed” with the U.S. Securities and Exchange Commission, which we refer to as the SEC, nor shall such information be incorporated by reference into any future filing under the U.S. Securities Act of 1933, as amended, which we refer to as the Securities Act, or the U.S. Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate this information by reference into such filing.

PRELIMINARY COPY
PROXY STATEMENT FOR
THE 2005 ANNUAL GENERAL MEETING OF
SHAREHOLDERS OF
FLEXTRONICS INTERNATIONAL LTD.
To Be Held on September 20, 2005
       This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Flextronics International Ltd. of proxies to be voted at the 2005 Annual General Meeting, which will be held at 9:00 a.m., Pacific Daylight Time (PDT), on September 20, 2005 at our principal U.S. executive offices located at 2090 Fortune Drive, San Jose, California, 95131, U.S.A. or at any adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of Annual General Meeting. This Proxy Statement and the enclosed proxy card were first mailed on or about August      , 2005 to shareholders of record as of July 29, 2005. The entire cost of soliciting proxies will be borne by us. Following the original mailing of the proxies and other soliciting materials, we and/or our agents may also solicit proxies by mail, telephone, telegraph or in person. Following the original mailing of the proxies and other soliciting materials, we will request that brokers, custodians, nominees and other record holders of our ordinary shares forward copies of the proxy and other soliciting materials to persons for whom they hold ordinary shares and request authority for the exercise of proxies. In these cases, we will reimburse the record holders for their reasonable expenses if they ask us to do so. We have retained Georgeson Shareholder Services, an independent proxy solicitation firm, to assist in soliciting proxies at an estimated fee of $7,500.00, plus reimbursement of reasonable expenses. The mailing address of our principal executive offices is One Marina Boulevard, #28-00, Singapore 018989.
VOTING RIGHTS AND SOLICITATION OF PROXIES
      The close of business on July 29, 2005 was the record date for shareholders entitled to notice of the 2005 Annual General Meeting. As of that date, we had                     ordinary shares, S$0.01 par value per share, issued and outstanding. All of the ordinary shares issued and outstanding on September 20, 2005 are entitled to be voted at the 2005 Annual General Meeting, and shareholders of record on September 20, 2005 entitled to vote at the meeting will on a poll have one vote for each ordinary share so held on the matters to be voted upon.
      Ordinary shares represented by proxies in the accompanying form which are properly executed and returned to us will be voted at the 2005 Annual General Meeting in accordance with the shareholders’ instructions contained therein. Representation of at least 33 1/3% of all issued and outstanding ordinary shares is required to constitute a quorum. The affirmative vote by a show of hands of a majority of the shareholders present and voting at the 2005 Annual General Meeting, or if a poll is demanded by the chair or by any 10% or greater shareholder in accordance with our Articles of Association, a simple majority of the shares voting at the 2005 Annual General Meeting, is required to re-elect and re-appoint the Directors nominated pursuant to Proposals No. 1 and 2, to re-appoint Deloitte & Touche LLP as our independent auditors and authorize our Board of Directors to fix their remuneration pursuant to Proposal No. 3, and to approve the ordinary resolutions contained in Proposals No. 4 through 6.
      If a shareholder abstains from voting, including brokers holding their customers’ shares of record who cause abstentions to be recorded, these shares are considered present and entitled to be voted at the 2005 Annual General Meeting. These shares will count toward determining whether or not a quorum is present. However, these shares will not be counted in the tabulation of the votes cast on proposals presented to shareholders. If a shareholder does not give a proxy to its broker with instructions as to how to vote the shares, the broker has authority under New York Stock Exchange rules to vote those shares for or against certain “routine” matters, including all of the proposals to be voted on at the 2005 Annual General Meeting. If a broker or nominee indicates on the proxy card that it does not have discretionary authority to vote as to a particular matter, those shares will not be counted in the tabulation of the votes cast on proposals presented to shareholders.
      In the absence of contrary instructions, shares represented by proxies will be voted FOR the Board nominees in Proposals No. 1 and 2 and FOR Proposals No. 3 through 6. Management does not know of any matters to be presented at the 2005 Annual General Meeting other than those set forth in this Proxy Statement and in the Notice accompanying this Proxy Statement. If other matters should properly come before the meeting, the proxy holders will vote on such matters in accordance with their best judgment.
      Any shareholder of record has the right to revoke his or her proxy at any time prior to voting at the 2005 Annual General Meeting by (i) submitting a subsequently dated proxy or (ii) by attending the meeting and voting in person.
      We have prepared, in accordance with Singapore law, Singapore statutory financial statements, which are enclosed with this Proxy Statement. Except as otherwise stated herein, all monetary amounts in this Proxy Statement have been presented in U.S. dollars.
PROPOSALS NO. 1 AND 2:
RE-ELECTION AND RE-APPOINTMENT OF DIRECTORS
      Under Article 95 of our Articles of Association, at each Annual General Meeting, at least one-third of the Directors, or, if their number is not a multiple of three, then the number nearest to but not less than one-third of the Directors, are required to retire from office. The Directors required to retire in each year are those who have been in office longest since their last re-election or appointment. As between persons who became or were last re-elected Directors on the same day, those required to retire are (unless they otherwise agree among themselves) determined by lot. Retiring Directors are eligible for re-election. Mr. Davidson and Mr. Tan are the members of the Board of Directors who will retire by rotation in the manner stated above. They are both eligible for re-election and have been nominated to stand for re-election at the 2005 Annual General Meeting.
      Under Section 153(2) of the Singapore Companies Act, Cap. 50, which we refer to as the Companies Act, the office of a director of a public company or of a subsidiary of a public company becomes vacant at the conclusion of the annual general meeting commencing next after such director attains the age of 70 years. However, under Section 153(6) of the Companies Act, a person 70 years old or older may, by ordinary resolution be appointed or re-appointed as a director of that company to hold office until the next annual general meeting of shareholders of the company or be authorized to continue in office as a director until the next annual general meeting of shareholders of the company. Mr. Foley turned 73 in February 2005, and, under Singapore law, his office as a Director will become vacant at the conclusion of the 2005 Annual General Meeting. Mr. Foley was re-appointed as a Director at the 2004 Annual General Meeting, pursuant to Section 153(6) of the Companies Act. Accordingly, it is proposed that a resolution be passed at the 2005 Annual General Meeting, pursuant to Section 153(6) of the Companies Act, to re-appoint Mr. Foley as a Director to hold office from the date of the 2005 Annual General Meeting until the 2006 Annual General Meeting.
      The proxy holders intend to vote all proxies received by them in the accompanying form for the nominees for Directors listed below. In the event that any nominee is unable or declines to serve as a director at the time of the 2005 Annual General Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors, in accordance with Article 100 of our Articles of Association, to fill the vacancy. As of the date of this Proxy Statement, the Board of Directors is not aware of any nominee who is unable or will decline to serve as a Director.
Nominees to Our Board of Directors
      Set forth below are the names and ages as of the date of this Proxy Statement of, and certain information regarding, each of the nominees for the 2005 Annual General Meeting.

      James A. Davidson (age 46) — Mr. Davidson has served as a member of our Board of Directors since March 2003. He is a founder and managing director of Silver Lake Partners, a private equity investment firm. From June 1990 to November 1998, he was an investment banker with Hambrecht & Quist, most recently serving as Managing Director and Head of Technology Investment Banking. From 1984 to 1990, Mr. Davidson was a corporate and securities lawyer with Pillsbury, Madison & Sutro. Currently, Mr. Davidson serves on the board of Seagate Technology, as well as a number of private companies. He received a B.S. from the University of Nebraska and J.D. from the University of Michigan.
      Lip-Bu Tan (age 45) — Mr. Tan has served as a member of our Board of Directors since March 2003. In 1987, he founded and since that time has served as Chairman of Walden International, a venture capital fund. Mr. Tan currently serves on the boards of Cadence Design Systems, Inc., Centillium Communications, Inc., Creative Technology Ltd., Integrated Silicon Solution, Inc., Leadis Technology, Inc., Semiconductor Manufacturing International Corporation and SINA Corporation, as well as a number of private companies. Mr. Tan received an M.S. in Nuclear Engineering from the Massachusetts Institute of Technology, an M.B.A. from the University of San Francisco, and a B.S. from Nanyang University in Singapore.
      Patrick Foley (age 73) — Mr. Foley has served as a member of our Board of Directors since October 1997. Mr. Foley served in various positions with DHL Corporation and its major subsidiary, DHL Airways, Inc., a global document, package and airfreight delivery company from September 1988 to 2001, most recently as its Chairman, President and Chief Executive Officer. He also serves as a director of Health Net, Inc. and Glenborough Realty Trust Incorporated, as well as several private companies.
Directors Not Standing for Re-Election
      Set forth below are the names and ages as of the date of this Proxy Statement of, and certain information regarding, each of the Directors who are not standing for re-election at the 2005 Annual General Meeting.
      Richard L. Sharp (age 58) — Mr. Sharp has served as a member of our Board of Directors since July 1993 and as Chairman of our Board since January 2003. Mr. Sharp will continue to serve as a Director upon Mr. Marks becoming the Chairman of our Board on January 31, 2006. Mr. Sharp served in various positions with Circuit City Stores, Inc., a consumer electronics and personal computer retailer, from 1982 to 2002, most recently as President from 1984 to 1997, Chief Executive Officer from 1986 to 2000 and Chairman of the Board from 1994 to 2002. Mr. Sharp is the Chairman of the Board of CarMax, Inc.
      Michael E. Marks (age 54) — Mr. Marks has served as our Chief Executive Officer since January 1994. He has served as a member of our Board of Directors since December 1991, and he has been appointed by our Board of Directors to serve as Chairman of our Board effective upon his retirement as Chief Executive Officer on January 31, 2006. He previously served as Chairman of our Board from July 1993 to January 2003. Mr. Marks serves on the boards of KLA-Tencor Corporation, SanDisk Corporation, Schlumberger Limited (Schlumberger N.V.) and Western Brands, LLC. He received a B.A. and an M.A. from Oberlin College and an M.B.A. from Harvard Business School.
      Michael J. Moritz (age 50) — Mr. Moritz has served as a member of our Board of Directors since July 1993. Since 1988, he has been a General Partner of Sequoia Capital, a venture capital firm. Mr. Moritz also serves as a director of Saba Software, Inc., Google Inc. and several privately-held companies, as well as Chairman of the Board of RedEnvelope, Inc. Mr. Moritz received an M.A. from Christ Church, University of Oxford.
The Board recommends a vote FOR
the re-election of Mr. Davidson and Mr. Tan
and the re-appointment of Mr. Foley to the Board of Directors.
Our Board and Meetings
      Under our Articles of Association, the Board of Directors is vested with general powers to manage our business. The Board oversees and provides policy guidance on our strategic and business planning processes.

The Board also oversees the conduct of our business by senior management and is principally responsible for the succession planning for our key executives, including our Chief Executive Officer.
      The Board has determined that each of our Directors is an independent director as defined by the applicable rules of the NASDAQ Stock Market other than Mr. Marks, who currently serves as our Chief Executive Officer.
      Our Board of Directors held a total of 40 meetings during fiscal year 2005, of which six were regularly scheduled meetings and 34 were administrative meetings. During the period for which each current director was a director or a committee member, all Directors attended at least 75% of the aggregate of the total number of regularly scheduled meetings of our Board together with the total number of meetings held by all committees of our Board on which he served. Only Mr. Marks and Mr. Moritz attended 75% of the aggregate of the total number of administrative meetings of our Board. During fiscal year 2005, our non-employee Directors met at regularly scheduled executive sessions without management participation. At these executive sessions, Mr. Sharp acted as the presiding non-employee Director. Our Board has adopted a policy that encourages each Director to attend the Annual General Meeting, but attendance is not required. Mr. Marks attended the 2004 Annual General Meeting.
Board Committees and Meetings
      The Board of Directors currently has an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and a Finance Committee. The table below provides current membership for each of these committees for fiscal year 2005.

Nominating and
Corporate
	Audit	Compensation	Governance	Finance
Name	Committee	Committee	Committee	Committee

Michael E. Marks				X
James A. Davidson	X
Patrick Foley	X		X
Michael J. Moritz	X	X		X
Richard L. Sharp		X
Lip-Bu Tan			X

Audit Committee
      The Audit Committee is currently composed of Mr. Foley, Mr. Moritz and Mr. Davidson, each of whom the Board has determined to be an independent director and meets the financial experience requirements under both the rules of the SEC and the NASDAQ Stock Market listing standards. The Board has also determined that Mr. Davidson is an “audit committee financial expert” within the meaning of the rules of the SEC and is “financially sophisticated” within the meaning of the rules of the NASDAQ Stock Market. The Audit Committee held four meetings during fiscal year 2005. The Audit Committee’s principal functions are to (1) monitor and evaluate periodic reviews of the adequacy of the accounting and financial reporting processes and systems of internal control that are conducted by our financial and senior management, and our independent auditors; (2) be directly responsible for the appointment, compensation and oversight of the work of our independent auditors (including resolution of any disagreements between our management and the auditors regarding financial reporting); and (3) facilitate communication among our independent auditors, our financial and senior management and our Board. Our Board has adopted an Audit Committee Charter that is available on our website at http://www.flextronics.com/ Investors/corporateGovernance.asp.

Compensation Committee
      The Compensation Committee is currently composed of Mr. Sharp and Mr. Moritz, each of whom our Board has determined to be an independent director under applicable NASDAQ Stock Market listing standards. The Compensation Committee recommends compensation for our key employees to our Board and administers the employee share option plans. The Compensation Committee held eight meetings during fiscal year 2005. Our Board has adopted a Compensation Committee Charter that is available on our website at http://www.flextronics.com/ Investors/corporateGovernance.asp.

Nominating and Corporate Governance Committee
      The Nominating and Corporate Governance Committee currently consists of Mr. Foley and Mr. Tan, each of whom our Board has determined to be an independent director under applicable NASDAQ Stock Market listing standards. The Nominating and Corporate Governance Committee held two meetings during fiscal year 2005. The Nominating and Corporate Governance Committee recruits, evaluates and recommends candidates for appointment or election as members of our Board and recommends corporate governance guidelines to the Board. Our Board has adopted a Nominating and Corporate Governance Committee Charter that is available on our website at http://www.flextronics.com/ Investors/corporateGovernance.asp.
      The Nominating and Corporate Governance Committee generally recruits, evaluates and recommends nominees for our Board based upon recommendations by our Directors, management and shareholders. The Nominating and Corporate Governance Committee will also consider recommendations submitted by our shareholders. To date, we have not received any such recommendations from our shareholders. Shareholders can recommend qualified candidates for our Board to the Nominating and Corporate Governance Committee by submitting recommendations to our corporate secretary at Flextronics International Ltd., One Marina Boulevard, #28-00, Singapore 018989. Submissions that are received and meet the criteria outlined below will be forwarded to the Nominating and Corporate Governance Committee for review and consideration. Shareholder recommendations for our 2006 Annual General Meeting should be made at least three months prior to August      , 2006 to ensure adequate time for meaningful consideration by the Nominating and Corporate Governance Committee.
      The goal of the Nominating and Corporate Governance Committee is to ensure that our Board possesses a variety of perspectives and skills derived from high-quality business and professional experience. The Nominating and Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capability on our Board, while maintaining a sense of collegiality and cooperation that is conducive to a productive working relationship within the Board and between the Board and management. To this end, the Nominating and Corporate Governance Committee seeks nominees with the highest professional and personal ethics and values, an understanding of our business and industry, diversity of business experience and expertise, a high level of education, broad-based business acumen, and the ability to think strategically. Although the Nominating and Corporate Governance Committee uses these and other criteria to evaluate potential nominees, we have no stated minimum criteria for nominees. The Nominating and Corporate Governance Committee does not use different standards to evaluate nominees depending on whether they are proposed by our Directors and management or by our shareholders. To date, we have not paid a third party to assist us in finding nominees for our Board.

Finance Committee
      The Finance Committee is currently composed of Mr. Marks and Mr. Moritz. The Finance Committee reviews and approves various financial matters that are not reserved for approval from our Board.
Code of Business Conduct and Ethics
      We have adopted a Code of Business Conduct and Ethics that applies to all of our employees and our Directors. The Code is available on our website at http://www.flextronics.com/ Investors/ corporateGovernance.asp. Any amendment (other than technical, administrative or other non-substantive amendments) to or material waiver (as defined by the SEC) of a provision of the Code that applies to our principal executive officer, principal financial officer, principal accounting officer, controller or persons performing similar functions and relates to elements of the Code specified in the rules of the SEC will be posted on our website.

Shareholder Communications with Our Board
      Our shareholders may communicate with our Board by submitting an e-mail to Board@flextronics.com. All e-mails received will be sent to our Chairman of the Board and Chief Financial Officer and/or Vice President, Finance & Investor Relations. Our Vice President, Finance & Investor Relations will review all of the e-mail correspondence and provide regular summaries to our Board.
Director Compensation
      Each individual who first becomes a non-employee Director is granted stock options to purchase 25,000 ordinary shares under the automatic option grant provisions of our 2001 Equity Incentive Plan, which we refer to as the 2001 Plan. After this initial grant, under the terms of the automatic option grant provisions of the 2001 Plan, on the date of each Annual General Meeting, each individual who is at that time serving as a non-employee Director receives stock options to purchase 12,500 ordinary shares. During fiscal year 2005, Mr. Moritz, Mr. Foley, Mr. Sharp, Mr. Davidson and Mr. Tan each received stock options to purchase 12,500 ordinary shares under this program.
      Under the terms of the discretionary option grant provisions of the 2001 Plan, non-employee Directors are eligible to receive stock options granted at the discretion of the Compensation Committee. Pursuant to these provisions, during fiscal year 2005, Mr. Moritz, Mr. Foley, Mr. Sharp, Mr. Davidson and Mr. Tan each received stock options to purchase 20,000 ordinary shares. In addition, under the terms of the discretionary stock bonus grant provisions of the 2001 Plan, which were approved by shareholders at the 2004 Annual General Meeting, non-employee Directors are eligible to receive stock bonuses at the discretion of the Compensation Committee. Pursuant to these provisions, the Compensation Committee recently approved the granting of a stock bonus, consisting of such number of shares having an aggregate fair market value of US$100,000 on or about the date of grant, to each non-employee Director. This stock bonus will be granted on the date of each Annual General Meeting, commencing with the 2005 Annual General Meeting. The maximum number of ordinary shares that may be subject to awards granted to each non-employee Director under the 2001 Plan is 100,000 ordinary shares in each calendar year.
      For the twelve-month period since the 2004 Annual General Meeting, each non-employee Director received (i) annual cash compensation of $37,200 for services rendered as a director and (ii) $700 for each quarterly meeting of the Board of Directors that he attended as well as reimbursement of reasonable out-of-pocket expenses incurred in connection with meetings of the Board of Directors. We are currently seeking approval from our shareholders for us to provide $10,000 of cash compensation, payable on the first day of each fiscal quarter commencing on October 1, 2005, to each of our non-employee Directors for services rendered as a director. We are also currently seeking approval from our shareholders for us to provide (i) an additional $2,500 of cash compensation, payable on the first day of each fiscal quarter commencing on October 1, 2005, to the Chairman of the Audit Committee (if appointed) of the Board of Directors for services rendered as Chairman of the Audit Committee and for his or her participation on the Audit Committee and (ii) an additional $1,250 of cash compensation, payable on the first day of each fiscal quarter commencing on October 1, 2005, to each of our non-employee Directors for their participation on each committee of the Board of Directors on which such Director serves. No Director who is our employee receives compensation for services rendered as a director.
Compensation Committee Interlocks and Insider Participation
      The members of the Compensation Committee of our Board during fiscal year 2005 were Mr. Sharp and Mr. Moritz. None of our executive officers serves on the Compensation Committee. No interlocking relationships exist between our Board or the Compensation Committee, on the one hand, and the board of directors or compensation committee of any other company, on the other hand.

PROPOSAL NO. 3:
RE-APPOINTMENT OF INDEPENDENT AUDITORS FOR FISCAL YEAR 2006 AND
AUTHORIZATION OF OUR BOARD TO FIX THEIR REMUNERATION
      The Audit Committee has recommended to the Board of Directors the re-appointment of Deloitte & Touche LLP as independent auditors to audit our accounts and records for the fiscal year ending March 31, 2006, and to perform other appropriate services. We expect that a representative from Deloitte & Touche LLP will be present at the 2005 Annual General Meeting. This representative will have the opportunity to make a statement if he or she so desires and is expected to be available to respond to appropriate questions.
Principal Accountant Fees and Services
      Set forth below are the fees paid for the services performed by Deloitte & Touche LLP, a member firm of Deloitte Touche Tohmatsu, and their respective affiliates during fiscal year 2005 and fiscal year 2004. All audit and permissible non-audit services reflected in the fees below were pre-approved by the Audit Committee in accordance with established procedures.

	Fiscal Year	Fiscal Year
	2005	2004

	(In millions)
Audit Fees	$7.6	$4.5
Audit-Related Fees	0.0	1.0
Tax Fees	2.6	2.0
All Other Fees	—	—

Total:	$10.2	$7.5

      Audit Fees consist of fees for professional services rendered by our independent auditors for the audit of our annual financial statements included in our Annual Report on Form 10-K (including services incurred with rendering an opinion under Section 404 of the Sarbanes-Oxley Act of 2002) and the review of our quarterly financial statements included in our Quarterly Reports on Form 10-Q. These fees include fees for services that are normally incurred in connection with statutory and regulatory filings or engagements, such as comfort letters, statutory audits, consents and review of documents filed with the SEC.
      Audit-Related Fees consist of fees for assurance and related services by our auditors that are reasonably related to the performance of the audit or review of our financial statements and not included in Audit Fees. In fiscal year 2004, these fees related primarily to accounting consultation services and readiness services related to Section 404 of the Sarbanes-Oxley Act of 2002.
      Tax Fees consist of fees for professional services rendered by our independent auditors for tax compliance, tax advice, tax consultation and tax planning services.
      All Other Fees consist of fees for professional services rendered by our independent auditors for permissible non-audit services, if any. We did not incur fees under this category during fiscal year 2005 and fiscal year 2004.
Audit Committee Pre-Approval Policy
      The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category of services. The independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

      The Audit Committee has determined that the provision of non-audit services under appropriate circumstances may be compatible with maintaining the independence of Deloitte & Touche LLP, and that all such services provided by Deloitte & Touche LLP to us in the past were compatible with maintaining such independence. The Audit Committee is sensitive to the concern that some non-audit services, and related fees, could impair independence and the Audit Committee believes it important that independence be maintained. However, the Audit Committee also recognizes that in some areas, services that are identified by the relevant regulations as “tax fees” or “other fees” are sufficiently related to the audit work performed by Deloitte & Touche LLP that it would be highly inefficient and unnecessarily expensive to use a separate firm to perform those non-audit services. The Audit Committee intends to evaluate each such circumstance on its own merits, and to approve the performance of non-audit services where it believes efficiency can be obtained without meaningfully compromising independence.
      The Board recommends a vote FOR the re-appointment of Deloitte & Touche LLP, upon the recommendation of the Audit Committee, as independent auditors for fiscal year 2006 and authorization of the Board, upon the recommendation of the Audit Committee, to fix their remuneration.
PROPOSAL NO. 4:
ORDINARY RESOLUTION TO AUTHORIZE
ORDINARY SHARE ISSUANCES
      We are incorporated in the Republic of Singapore. Under Singapore law, our Directors may only issue ordinary shares and make or grant offers, agreements or options that might or would require the issuance of ordinary shares, with the prior approval from our shareholders. If this proposal is approved, the authorization would be effective from the date of the 2005 Annual General Meeting until the earlier of (i) the conclusion of the 2006 Annual General Meeting or (ii) the expiration of the period within which the 2006 Annual General Meeting is required by law to be held. The 2006 Annual General Meeting is required to be held no later than 15 months after the date of the 2005 Annual General Meeting and no later than 6 months after the date of our 2006 fiscal year end.
      The Board believes that it is advisable and in the best interests of our shareholders for our shareholders to authorize the Directors to issue ordinary shares and to make or grant offers, agreements or options that might or would require the issuance of ordinary shares. In the past, the Board has issued shares or made agreements that would require the issuance of new ordinary shares in connection with strategic transactions and acquisitions, pursuant to public and private offerings of our ordinary shares as well as instruments convertible into our ordinary shares and in connection with our equity compensation plans and arrangements. Notwithstanding this general authorization to issue our ordinary shares, we will be required to seek shareholder approval with respect to future issuances of ordinary shares where required under the rules of the NASDAQ National Market, such as where we propose to issue ordinary shares that will result in a change in control of the company or in connection with a transaction involving the issuance of ordinary shares representing 20% or more of our outstanding ordinary shares.
      The Board expects that we will continue to issue ordinary shares and grant options in the future under circumstances similar to those in the past. As of the date of this Proxy Statement, other than issuances of ordinary shares or agreements that would require the issuance of new ordinary shares in connection with our equity compensation plans and arrangements, we have no specific plans, agreements or commitments to issue any ordinary shares for which approval of this proposal is required. Nevertheless, the Board believes that it is advisable and in the best interests of our shareholders for our shareholders to provide this general authorization in order to avoid the delay and expense of obtaining shareholder approval at a later date and to provide us with greater flexibility to pursue strategic transactions and acquisitions and raise additional capital through public and private offerings of our ordinary shares as well as instruments convertible into our ordinary shares.
      At the 2000 Annual General Meeting, our shareholders approved an increase in our authorized share capital to 1,500,000,000 ordinary shares, par value S$0.01 per share. As of July 29, 2005,                     ordinary

shares were issued and outstanding. Further, as of that date, we had                     ordinary shares reserved for issuance upon the exercise of outstanding options and other awards under our equity compensation plans and ordinary shares available for grant pursuant to options and other awards under our equity compensation plans. In addition, as of that date, we had                      shares reserved for issuance upon conversion of our outstanding convertible notes. If this proposal is approved, our Directors would be authorized to issue, during the period described above, all remaining ordinary shares out of our authorized but unissued ordinary share capital, subject to applicable Singapore laws and the rules of the NASDAQ National Market, although we currently do not intend to do so. The issuance of a large number of ordinary shares could be dilutive to existing shareholders or reduce the trading price of our ordinary shares on the NASDAQ National Market.
      We are submitting this proposal because we are required to do so under Singapore law before we can issue any ordinary shares in connection with strategic transactions, public and private offerings and in connection with our equity compensation plans. We are not submitting this proposal in response to a threatened takeover. In the event of a hostile attempt to acquire control of our company, we could seek to impede the attempt by issuing ordinary shares, which may dilute the voting power of our existing shareholders. This could also have the effect of impeding the efforts of our shareholders to remove an incumbent Director and replace him with a new Director of their choice. These potential effects could limit the opportunity for our shareholders to dispose of their ordinary shares at the premium that may be available in takeover attempts.
      The following agreements, which are not affected by approval of this proposal, may have anti-takeover effects:

•	Our Articles of Association permit the Chairman of the Annual General Meeting (provided he is a person entitled to vote at the Annual General Meeting) or any shareholder(s) present and representing not less than one-tenth of the total voting rights of all shareholders having the right to vote at that meeting to demand that votes at the Annual General Meeting be decided by a poll (where each ordinary share is entitled to one vote), rather than by a show of hands (where each shareholder is entitled to one vote, irrespective of the number of shares held by that shareholder).

•	Our option agreements with each executive officer provide that if the executive officer is terminated without cause or leaves for good reason within the first 12 months following a change in control of the company, the vesting of any unvested portion of the option will be accelerated in full. If the executive officer is still employed upon the first year anniversary of such a change of control of the company, the vesting of any unvested portion of the option will be accelerated in full. Each option includes a limited stock appreciation right pursuant to which the option will automatically be cancelled upon the occurrence of certain hostile tender offers, in return for a cash distribution from us based on the tender offer price per share.
      Further, under Singapore law, the Singapore Code on Take-overs and Mergers prescribes that (a) any person who acquires whether by a series of transactions over a period of time or not, shares which carry 30% or more of our voting rights (taken together with shares held or acquired by persons acting in concert with him); or (b) any person who, together with persons acting in concert with him, holds not less than 30% but not more than 50% of our voting rights and such person, or any person acting in concert with him, acquires in any period of 6 months additional shares carrying more than 1% of our voting rights, must, extend a mandatory take-over offer immediately for our remaining shares which carry voting rights. We have no current plans or proposals to enter into any arrangement that could have material anti-takeover consequences.
      The Board recommends a vote FOR the resolution
to authorize ordinary share issuances.

PROPOSAL NO. 5:
ORDINARY RESOLUTION TO APPROVE DIRECTOR
CASH COMPENSATION AND ADDITIONAL CASH COMPENSATION FOR THE CHAIRMAN
OF THE AUDIT COMMITTEE (IF APPOINTED) AND FOR COMMITTEE PARTICIPATION
      Under Singapore law, we may only provide cash compensation to our Directors for services rendered in their capacity as directors with the prior approval from our shareholders at a general meeting. We believe that it is advisable and in the best interests of our shareholders for our shareholders to authorize us to provide $10,000 of cash compensation, payable on the first day of each fiscal quarter commencing on October 1, 2005, to each of our non-employee Directors for services rendered as a director. We believe that this authorization will benefit our shareholders by enabling us to attract and retain qualified individuals to serve as members of our Board of Directors and to continue to provide leadership for our company.
      We are also currently seeking approval from our shareholders for us to provide (i) an additional $2,500 of cash compensation, payable on the first day of each fiscal quarter commencing on October 1, 2005, to the Chairman of the Audit Committee (if appointed) of the Board of Directors for services rendered as Chairman of the Audit Committee and for his or her participation on the Audit Committee and (ii) an additional $1,250 of cash compensation, payable on the first day of each fiscal quarter commencing on October 1, 2005, to each of our non-employee Directors for their participation on each committee of the Board of Directors. In connection with recent amendments to SEC and NASDAQ Stock Market rules, our Directors have incurred additional committee responsibilities in addition to their existing Board responsibilities. We believe that it is advisable and in the best interests of our shareholders to authorize us to provide additional quarterly cash compensation to the Chairman of the Audit Committee (if appointed) and for committee participation to reflect the additional commitment that is required from these Directors.
      The Board recommends a vote FOR the resolution
to approve Directors’ cash compensation and additional cash compensation for the Chairman of the Audit Committee (if appointed) and for committee participation.
PROPOSAL NO. 6:
ORDINARY RESOLUTION TO APPROVE THE PROPOSED
RENEWAL OF THE SHARE PURCHASE MANDATE
The Proposed Renewal of the Share Purchase Mandate
      Our purchases or acquisitions of our ordinary shares must be made in accordance with, and in the manner prescribed by, the Companies Act, the applicable listing rules of the NASDAQ National Market and such other laws and regulations as may from time to time be applicable.
      Under Singapore law, a Singapore company wishing to purchase or otherwise acquire its own shares is required to obtain shareholder approval of a general and unconditional mandate given to the company’s directors to exercise all of the company’s powers to purchase or otherwise acquire its own shares. We refer to this general and unconditional mandate as the Share Purchase Mandate. While our shareholders approved a renewal of the Share Purchase Mandate at the 2004 Annual General Meeting, our Directors have not exercised any of the company’s powers to purchase any of our issued ordinary shares pursuant to this renewed Share Purchase Mandate. The Share Purchase Mandate renewed at the 2004 Annual General Meeting will expire on the date of the 2005 Annual General Meeting. Accordingly, we are submitting this proposal to seek approval from our shareholders at the 2005 Annual General Meeting for another renewal of the Share Purchase Mandate. This resolution will be proposed as an Ordinary Resolution pursuant to which the Share Purchase Mandate will be given to our Directors to exercise all the company’s powers to purchase or otherwise acquire our issued ordinary shares on the terms of the Share Purchase Mandate.
      If renewed by shareholders at the 2005 Annual General Meeting, the authority conferred by the Share Purchase Mandate will, unless varied or revoked by our shareholders at a general meeting, continue in force until the earlier of the date of the 2006 Annual General Meeting or the date by which the 2006 Annual General Meeting is required by law to be held.
      The authority and limitations placed on our share purchases or acquisitions under the proposed Share Purchase Mandate, if renewed at the 2005 Annual General Meeting, are summarized below:

(A) Maximum number of ordinary shares
      We may purchase or acquire only ordinary shares which are issued and fully paid up. The total number of ordinary shares which we may purchase or acquire is limited to that number of ordinary shares representing not more than 10% of our issued ordinary share capital at the date of the Annual General Meeting at which the Share Purchase Mandate is approved.
      Purely for illustrative purposes, on the basis of  issued ordinary shares as of July 29, 2005, and assuming that no further ordinary shares are issued on or prior to the 2005 Annual General Meeting, pursuant to the proposed Share Purchase Mandate, we may purchase not more than                     issued ordinary shares (representing 10% of our issued ordinary share capital at that date).

(B) Duration of authority
      Purchases or acquisitions of ordinary shares may be made, at any time and from time to time, on and from the date of approval of the Share Purchase Mandate up to the earlier of:

(1)	the date on which our next Annual General Meeting is held or required by law to be held; or

(2)	the date on which the authority conferred by the Share Purchase Mandate is revoked or varied.

(C) Manner of purchases or acquisitions of ordinary shares
      Purchases or acquisitions of ordinary shares may be made by way of:

(1)	market purchases on the NASDAQ National Market or any other stock exchange on which our ordinary shares may for the time being be listed and quoted, through one or more duly licensed dealers appointed by us for that purpose; and/or

(2)	off-market purchases (if effected other than on the NASDAQ National Market or, as the case may be, any other stock exchange on which our ordinary shares may for the time being be listed and quoted), in accordance with an equal access scheme.
      In connection with or in relation to any equal access scheme or schemes, our Directors may impose such terms and conditions which are not inconsistent with the Share Purchase Mandate, the applicable listing rules of the NASDAQ National Market and the Companies Act, as they consider fit and in our interests. An equal access scheme must, however, satisfy all of the following conditions:

(1)	offers for the purchase or acquisition of ordinary shares shall be made to every person who holds ordinary shares to purchase or acquire the same percentage of their ordinary shares;

(2)	all of those persons shall be given a reasonable opportunity to accept the offers made; and

(3)	the terms of all of the offers are the same (except that there shall be disregarded (a) differences in consideration attributable to the fact that offers may relate to ordinary shares with different accrued dividend entitlements and (b) differences in the offers introduced solely to ensure that each person is left with a whole number of ordinary shares).

(D) Purchase price
      The purchase price (excluding brokerage commission, applicable goods and services tax and other related expenses) to be paid for an ordinary share will be determined by our Directors. The maximum purchase price to be paid for the ordinary shares as determined by our Directors must not exceed:

(1)	in the case of a market purchase, 105% of the “Average Closing Price” of our ordinary shares; and

(2)	in the case of an off-market purchase pursuant to an equal access scheme, 110% of the “Average Closing Price” of our ordinary shares, in either case, excluding related expenses of the purchase or acquisition.
      For the above purposes, the term “Average Closing Price” means the average of the last dealt prices of an ordinary share for the five consecutive trading days on which our ordinary shares are transacted on the NASDAQ National Market or, as the case may be, any other stock exchange on which our ordinary shares may for the time being be listed and quoted, immediately preceding the date of the market purchase by us or, as the case may be, the date of the making of the offer pursuant to the off-market purchase. The date of the making of the offer refers to the date on which we announce our intention to make an offer for the purchase or acquisition of ordinary shares from holders of ordinary shares, stating the purchase price (which shall not be more than the maximum purchase price calculated on the foregoing basis) for each ordinary share and the relevant terms of the equal access scheme for effecting the off-market purchase.
Sources of Funds
      Only funds legally available for purchasing or acquiring ordinary shares in accordance with our Articles of Association and applicable laws of Singapore shall be used. We intend to use our internal sources of funds to finance any purchase or acquisition of our ordinary shares. We do not intend to borrow money to finance any purchase or acquisition of our ordinary shares. Our Directors do not propose to exercise the Share Purchase Mandate in a manner and to such an extent that would materially affect our working capital requirements and those of our subsidiaries.
      Under current Singapore law, any purchases and acquisitions of ordinary shares must be made out of our distributable profits which are available for payment as dividends, excluding any amount in our share premium account and capital redemption reserve fund. However, pursuant to the Companies (Amendment) Act No. 21 of 2005, which we refer to as the Amendment Act and which is yet to be in force, purchases and acquisitions of ordinary shares may be made out of the company’s capital or profits, so long as the company is solvent for the purposes of the new section 76F(4) of the Companies Act. For this purpose, under the Amendment Act, a company is solvent if (a) it is able to pay its debts in full at the time of the payment made in consideration of the acquisition of any right with respect to the purchase or acquisition of ordinary shares in accordance with the provisions of the Companies Act and will be able to pay its debts as they fall due in the normal course of business during the 12-month period immediately following the date of payment; and (b) the value of the company’s assets is not less than the value of its liabilities (including contingent liabilities) and will not, after giving effect to the proposed purchase or acquisition, become less than the value of its liabilities (including contingent liabilities).
Status of Purchased or Acquired Ordinary Shares
      Any ordinary share we purchase or acquire is deemed cancelled immediately on purchase or acquisition, and all rights and privileges attached to that ordinary share will expire on cancellation.
      We will cancel and destroy certificates in respect of purchased or acquired ordinary shares as soon as reasonably practicable following settlement of any purchase or acquisition of such ordinary shares.

Financial Effects
      The amount by which our issued share capital is diminished on cancellation of ordinary shares purchased or acquired must be transferred to a reserve called the “capital redemption reserve”. In the event that we implement a bonus issue of shares in the future, such reserve may be applied by us in paying up any unissued shares to be allotted and issued to our shareholders as fully paid bonus shares.
      Our total issued share capital will be diminished by the total nominal amount (or par value) of the ordinary shares purchased or acquired by us. Under current Singapore law, the consideration paid by us for the purchase or acquisition of ordinary shares (excluding related brokerage, goods and services tax, stamp duties and clearance fees) will correspondingly reduce the amount available for the distribution of cash dividends by us.
      Our net tangible assets and the consolidated net tangible assets of our subsidiaries will be reduced by the purchase price of any ordinary shares purchased or acquired. We do not anticipate that the purchase or acquisition of our ordinary shares in accordance with the Share Purchase Mandate would have a material impact on our consolidated earnings for the current financial year.
      Pursuant to the Amendment Act, in the event that our ordinary shares are purchased or acquired out of the company’s capital or profits and cancelled, our share capital or profits will be reduced, respectively, by the total amount of the purchase price paid by us for the ordinary shares cancelled. In the event that our ordinary shares are purchased or acquired out of both the company’s capital or profits and cancelled, our share capital and profits will be reduced proportionately by the total amount of the purchase price paid by us for the ordinary shares cancelled.
Rationale for the Share Purchase Mandate
      We believe that a renewal of the Share Purchase Mandate at the 2005 Annual General Meeting will benefit our shareholders by providing our Directors with appropriate flexibility to repurchase ordinary shares if our Directors believe that such repurchases would be in the best interests of our shareholders. Our decision to repurchase our ordinary shares from time to time will depend on our continuing assessment of then-current market conditions, our need to use available cash to finance acquisitions and other strategic transactions, the level of our debt and the terms and availability of financing.
Take-Over Implications
      If, as a result of our purchase or acquisition of our issued ordinary shares, a shareholder’s proportionate interest in our voting capital increases, such increase will be treated as an acquisition for the purposes of The Singapore Code on Take-overs and Mergers. If such increase results in a change of effective control, or, as a result of such increase, a shareholder or a group of shareholders acting in concert obtains or consolidates effective control of our company, such shareholder or group of shareholders acting in concert could become obliged to make a take-over offer for our company under Rule 14 of The Singapore Code on Take-overs and Mergers.
      Under The Singapore Code on Take-overs and Mergers, persons acting in concert comprise individuals or companies who, pursuant to an agreement or understanding (whether formal or informal) co-operate, through the acquisition by any of them of shares in a company to obtain or consolidate effective control of that company. Unless the contrary is established, the following persons will be presumed to be acting in concert, namely, (i) a company with any of its directors (together with their close relatives, related trusts as well as companies controlled by any of the directors, their close relatives and related trusts) and (ii) a company, its parent, subsidiaries and fellow subsidiaries, and their associated companies and companies of which such companies are associated companies, all with each other. For this purpose, a company is an associated company of another company if the second company owns or controls at least 20% but not more than 50% of the voting rights of the first company.
      The circumstances under which shareholders (including Directors) and persons acting in concert with them, respectively, will incur an obligation to make a take-over offer under Rule 14 of The Singapore Code on

Take-overs and Mergers after a purchase or acquisition of our issued ordinary shares by us are set out in Appendix 2 of The Singapore Code on Take-overs and Mergers.
      The effect of Appendix 2 is that, unless exempted, Directors and persons acting in concert with them will incur an obligation to make a take-over offer under Rule 14 if, as a result of us purchasing or acquiring our issued ordinary shares, the voting rights of such Directors and parties acting in concert with them would increase to 30% or more, or if such Directors and their concert parties hold between 30% and 50% of our voting rights, the voting rights of such Directors and parties acting in concert with them would increase by more than 1% in any period of six months.
      Under Appendix 2, a shareholder not acting in concert with the Directors will not be required to make a take-over offer under Rule 14 if, as a result of us purchasing or acquiring our issued ordinary shares, the voting rights of such shareholder in us would increase to 30% or more, or if such shareholder holds between 30% and 50% of our voting rights, the voting rights of such shareholder would increase by more than 1% in any period of six months. Such shareholder need not abstain from voting in respect of the resolution authorizing the Share Purchase Mandate.
      Shareholders who are in doubt as to their obligations, if any, to make a mandatory take-over offer under The Singapore Code on Take-overs and Mergers as a result of any share purchase by us should consult the Securities Industry Council of Singapore and/or their professional advisers at the earliest opportunity.
      The Board recommends a vote FOR the resolution
to approve the proposed renewal of the Share Purchase Mandate.

EXECUTIVE OFFICERS AND DIRECTORS
      The names, ages and positions of our executive officers and directors as of June 30, 2005 are as follows:

Name	Age	Position

Michael E. Marks	54	Chief Executive Officer and Director
Michael M. McNamara	48	Chief Operating Officer
Thomas J. Smach	45	Chief Financial Officer
Ronny Nilsson	56	President, Flextronics Network Services
Peter Tan	56	President and Managing Director, Asia Operations
Richard L. Sharp	58	Chairman of the Board
James A. Davidson	46	Director
Patrick Foley	73	Director
Michael J. Moritz	50	Director
Lip-Bu Tan	45	Director
      Michael E. Marks. Mr. Marks has served as our Chief Executive Officer since January 1994. He has served as a member of our Board of Directors since December 1991, and he has been appointed by our Board of Directors to serve as Chairman of our Board effective upon his retirement as Chief Executive Officer on January 31, 2006. He previously served as Chairman of our Board from July 1993 to January 2003. Mr. Marks serves on the boards of KLA-Tencor Corporation, SanDisk Corporation, Schlumberger Limited (Schlumberger N.V.) and Western Brands. He received a B.A. and an M.A. from Oberlin College and an M.B.A. from Harvard Business School.
      Michael M. McNamara. Mr. McNamara has served as Chief Operating Officer since January 2002, and he has been appointed by our Board of Directors to succeed Mr. Marks as our Chief Executive Officer effective January 31, 2006. Mr. McNamara previously served as President, Americas Operations from April 1997 to December 2001, and as Vice President, North American Operations from April 1994 to April 1997. Mr. McNamara received a B.S. from the University of Cincinnati and an M.B.A. from Santa Clara University.
      Thomas J. Smach. Mr. Smach has served as our Chief Financial Officer since December 2004. Prior to his promotion, he served as Senior Vice President, Finance from April 2000 to December 2004 following our acquisition of the Dii Group, Inc., a provider of electronics manufacturing services. From August 1997 to April 2000, he served as the Senior Vice President, Chief Financial Officer and Treasurer of the Dii Group, Inc. Mr. Smach is a certified public accountant and he received a B.S. in Accounting from State University of New York at Binghamton.
      Ronny Nilsson. Mr. Nilsson has served as President, Flextronics Network Services since January 2002. Prior to his promotion, Mr. Nilsson served as President, Western Europe Operations from April 1997 to December 2001. Mr. Nilsson received a certificate in Mechanical Engineering from the Lars Kagg School in Kalmar, Sweden and certificates from the Swedish Management Institute and the Ericsson Management Program.
      Peter Tan. Mr. Tan has served as President and Managing Director, Asia Operations since March 2005. Prior to his promotion, Mr. Tan served as Executive Vice President & Managing Director, Asia Operations, following our acquisition of JIT Electronics in August 2000, where he held the position of Executive Director. Prior to joining JIT Electronics in 1997, Mr. Tan served as Managing Director, Asia Pacific Operations for Apple Computer, and previously as General Manager and Managing Director at Molex Singapore for five years. Preceding Molex Singapore, Mr. Tan spent 18 years with National Semiconductor Asia Pacific, where he held various positions in manufacturing, materials management, operations and product lines planning. Mr. Tan received a Graduate Diploma in Management Studies from the University of Chicago Graduate School of Business and an M.B.A. from Golden Gate University, San Francisco.

      Richard L. Sharp. Mr. Sharp has served as a member of our Board of Directors since July 1993 and as Chairman of our Board since January 2003. Mr. Sharp will continue to serve as a Director upon Mr. Marks becoming the Chairman of our Board on January 31, 2006. Mr. Sharp served in various positions with Circuit City Stores, Inc., a consumer electronics and personal computer retailer, from 1982 to 2002, most recently as President from 1984 to 1997, Chief Executive Officer from 1986 to 2000 and Chairman of the Board from 1994 to 2002. Mr. Sharp is the Chairman of the Board of CarMax, Inc.
      James A. Davidson. Mr. Davidson has served as a member of our Board of Directors since March 2003. He is a founder and managing director of Silver Lake Partners, a private equity investment firm. From June 1990 to November 1998, he was an investment banker with Hambrecht & Quist, most recently serving as Managing Director and Head of Technology Investment Banking. From 1984 to 1990, Mr. Davidson was a corporate and securities lawyer with Pillsbury, Madison & Sutro. Currently, Mr. Davidson serves on the board of Seagate Technology. He received a B.S. from the University of Nebraska and J.D. from the University of Michigan.
      Patrick Foley. Mr. Foley has served as a member of our Board of Directors since October 1997. Mr. Foley served in various positions with DHL Corporation and its major subsidiary, DHL Airways, Inc., a global document, package and airfreight delivery company from September 1988 to 2001, most recently as its Chairman, President and Chief Executive Officer. He also serves as a director of Health Net, Inc. and Glenborough Realty Trust Incorporated, as well as several private companies.
      Michael J. Moritz. Mr. Moritz has served as a member of our Board of Directors since July 1993. Since 1988, he has been a General Partner of Sequoia Capital, a venture capital firm. Mr. Moritz also serves as a director of Saba Software, Inc., Google Inc. and several privately-held companies, as well as Chairman of the Board of RedEnvelope, Inc. Mr. Moritz received an M.A. from Christ Church, University of Oxford.
      Lip-Bu Tan. Mr. Tan has served as a member of our Board of Directors since March 2003. In 1987, he founded and since that time has served as Chairman of Walden International, a venture capital fund. Mr. Tan currently serves on the boards of Cadence Design Systems, Inc., Centillium Communications, Inc., Creative Technology Ltd., Integrated Silicon Solution, Inc., Leadis Technology, Inc., Semiconductor Manufacturing International Corporation and SINA Corporation, as well as a number of private companies. Mr. Tan received an M.S. in Nuclear Engineering from the Massachusetts Institute of Technology, an M.B.A. from the University of San Francisco, and a B.S. from Nanyang University in Singapore.

EXECUTIVE COMPENSATION
      The following table presents information concerning the compensation paid or accrued by us for services rendered during fiscal year 2005, fiscal year 2004 and fiscal year 2003 by (i) our chief executive officer, (ii) each of our four other most highly compensated executive officers and (iii) Robert R.B. Dykes, who would have been one of our four other most highly compensated executive officers but who is no longer an executive officer. The individuals listed in the following table are referred to in this Proxy Statement as the Named Executive Officers.
Summary Compensation Table

				Long Term
				Compensation
				Awards

	Annual Compensation			Securities
				Underlying	All Other
Name and Principal Position	Fiscal Year	Salary	Bonus	Options	Compensation

Michael E. Marks	2005	$985,000	$2,795,350	2,375,000	$1,567,595	(1)
Chief Executive Officer	2004	785,442	605,000	—	17,599	(2)
	2003	341,402	150,000	5,000,000	10,048	(3)
Michael M. McNamara	2005	$800,000	$1,143,860	600,000	$6,780	(4)
Chief Operating Officer	2004	700,110	393,750	—	17,183	(5)
	2003	257,127	84,375	2,600,000	7,548	(6)
Thomas J. Smach(7)	2005	$441,250	$642,750	500,000	$12,075	(8)
Chief Financial Officer
Ronny Nilsson	2005	$576,969	$385,900	37,500	$1,395	(9)
President, Flextronics	2004	538,362	17,414	75,000	47,625	(10)
Network Services	2003	349,562	100,147	375,000	47,568	(11)
Peter Tan(12)	2005	$350,000	$251,628	350,000	$24,640	(13)
President and Managing Director, Asia Operations
Robert R.B. Dykes(14)	2005	$367,500	$707,325	500,000	$2,050,725	(15)
President, Systems Group	2004	475,000	267,188	1,000,000	7,115	(16)
and Chief Financial Officer	2003	221,327	79,688	700,000	272	(17)

(1)	Represents our contribution to the supplemental executive retirement plan for Mr. Marks of $1,554,286, our contribution to the 401(k) plan of $8,374, life insurance premium payments of $660, disability insurance premium payments of $3,939 and imputed income for group term life insurance of $336.

(2)	Represents our contribution to the 401(k) plan of $7,100, life insurance premium payments of $867, disability insurance premium payments of $5,985, imputed income for group term life insurance of $276 and a vehicle allowance of $3,371.

(3)	Represents our contributions to the 401(k) plan of $2,716, life insurance premium payments of $2,250 and a vehicle allowance of $5,082.

(4)	Represents our contribution to the 401(k) plan of $6,600 and imputed income for group term life insurance of $180.

(5)	Represents our contributions to the 401(k) plan of $6,000, life insurance premium payments of $1,431, disability insurance premium payments of $2,047, imputed income for group term life insurance of $180, a vehicle allowance of $70 and personal use of the company jet of $7,455.

(6)	Represents our contributions to the 401(k) plan of $3,525, life insurance premium payments of $98 and a vehicle allowance of $3,925.

(7)	Mr. Smach was elected our Chief Financial Officer during fiscal year 2005.

(8)	Represents our contributions to the 401(k) plan of $6,188, life insurance premium payments of $852, imputed income for group term life insurance of $135 and a vehicle allowance of $4,900.

(9)	Represents life insurance premium payments of $85 and health insurance premium payments of $1,310.

(10)	Represents our contributions to a pension retirement fund of $46,672 and health insurance premium payments of $953.

(11)	Represents our contributions to a pension retirement fund of $39,046 and a vehicle allowance of $8,522.

(12)	Mr. Tan was elected our President and Managing Director, Asia Operations during fiscal year 2005.

(13)	Represents health insurance premium payments of $330, disability insurance premium payments of $150 and a vehicle allowance of $24,160.

(14)	Mr. Dykes resigned on December 14, 2004.

(15)	Represents a lump-sum cash payment of $2,033,739 in connection with Mr. Dykes’ resignation on December 14, 2004, our contribution to the 401(k) plan of $13,714, imputed income for domestic partner insurance coverage of $2,885 and imputed income for group term life insurance of $387.

(16)	Represents our contribution to the 401(k) plan of $762, life insurance premium payments of $864, disability insurance premium payments of $2,047, imputed income for domestic partner insurance coverage of $2,986, imputed income for group term life insurance of $336 and a vehicle allowance of $120.

(17)	Represents life insurance premium payments of $150 and a vehicle allowance of $122.
Option Grants During Fiscal Year 2005
      The following table presents information regarding option grants during fiscal year 2005 to each Named Executive Officer. Option grants to our Named Executive Officers during fiscal year 2005 were awarded pursuant to our existing equity compensation plans.
      In accordance with the rules of the SEC, the table presents the potential realizable values that would exist for the options at the end of their four- or ten-year terms, as the case may be. These values are based on assumed rates of annual compound stock price appreciation of 5% and 10% from the date the option was granted to the end of the option term. These are based on assumed annual rates of return mandated by the rules of the SEC and do not represent our estimate or projection of future ordinary share prices. The closing sale price per ordinary share as reported on the NASDAQ National Market on March 31, 2005, the last trading day of fiscal year 2005, was $12.04.

	Individual Grants
						Potential Realizable Value at
	Number of					Assumed Annual Rates of
	Securities		Percent of Total			Stock Price Appreciation for
	Underlying		Options Granted	Exercise		Option Term
	Options		to Employees in	Price per	Expiration
Name	Granted		Fiscal Year 2005	Share	Date	5%	10%

Michael E. Marks	1,000,000	(1)	5.42%	$17.69	04/21/2014	$11,125,146	$28,193,304
	1,375,000	(2)	7.45%	$11.53	08/23/2014	$9,970,338	$25,266,795
Michael M. McNamara	400,000	(1)	2.17%	$16.07	04/30/2014	$4,042,535	$10,244,577
	200,000	(3)	1.08%	$11.53	08/23/2014	$1,450,231	$3,675,170
Thomas J. Smach	500,000	(3)	2.71%	$11.53	08/23/2014	$3,625,578	$9,187,925
Ronny Nilsson	37,500	(4)	0.20%	$11.53	08/23/2008	$93,180	$200,665
Peter Tan	100,000	(1)	0.54%	$17.37	04/01/2014	$1,092,390	$2,768,331
	100,000	(1)	0.54%	$13.18	09/28/2014	$828,883	$2,100,553
	150,000	(3)	0.81%	$12.05	10/29/2014	$1,136,727	$2,880,689
Robert R.B. Dykes(5)	500,000	(4)	2.71%	$11.53	08/23/2014	$3,625,578	$9,187,925

(1)	The vesting of these options was accelerated to January 17, 2005.

(2)	Options for 1,000,000 shares vest and become exercisable on the first anniversary of the date of grant with respect to 50% of these shares and at the rate of 1/12 per month thereafter until fully vested with respect to the remaining shares. Options for 375,000 shares vest and become exercisable on the first anniversary of the date of grant with respect to 25% of these shares and at the rate of 1/36 per month thereafter until fully vested with respect to the remaining shares.

(3)	These options vest and become exercisable on the first anniversary of the date of grant with respect to 25% of the total shares and at the rate of 1/36 per month thereafter until fully vested with respect to the remaining shares.

(4)	These options were 100% vested and exercisable on the date of grant.

(5)	Mr. Dykes resigned on December 14, 2004.
      The options shown in the table above were granted with an exercise price equal to the fair market value of our ordinary shares on the date of grant and are non-statutory stock options, except that options for 3,111 shares granted to Mr. McNamara on April 30, 2004 and options for 2,826 shares granted to Mr. Marks on April 21, 2004 are incentive stock options (to the extent permitted under the Internal Revenue Code). With the exception of options granted to Mr. Nilsson, options granted to our executive officers expire ten years from the date of grant. In the case of Mr. Nilsson, Swedish tax legislation imposes significant adverse consequences if there are any restrictions on the exercisability or transfer of options. The term of Mr. Nilsson’s option has therefore been shortened to four years from the date of grant.
      Our Compensation Committee has the discretion to provide for alternative vesting schedules to maximize the retention value of our equity compensation. See “Change in Control Arrangements” below for a description of the acceleration provisions of these options. The exercise price of each option may be paid in cash or through a cashless exercise procedure involving a same-day sale of the purchase shares. We granted options to purchase an aggregate of 18,461,056 ordinary shares to our employees during fiscal year 2005.
Aggregated Option Exercises During Fiscal Year 2005
and Option Values at March 31, 2005
      The following table presents information concerning the exercise of options during fiscal year 2005 by each Named Executive Officer.

			Number of Securities
			Underlying Unexercised		Value of Unexercised
			Options at		In-the-Money Options at
	Shares		March 31, 2005		March 31, 2005
	Acquired
Name	on Exercise	Value Realized	Vested	Unvested	Vested	Unvested

Michael E. Marks	—	$—	3,600,000	5,366,000	$4,140,000	$17,256,660
Michael M. McNamara	—	—	1,725,000	1,875,000	3,336,000	6,966,000
Thomas J. Smach	50,000	520,700	1,260,000	635,000	2,214,900	813,900
Ronny Nilsson	—	—	645,833	—	1,571,625	—
Peter Tan	—	—	405,750	212,500	215,085	254,915
Robert R.B. Dykes(1)	556,000	1,212,360	1,516,667	—	2,898,000	—

(1)	In connection with Mr. Dykes’ resignation on December 14, 2004, we agreed to amend certain of Mr. Dykes’ stock option agreements to provide for (i) full acceleration of vesting of approximately 1.2 million of Mr. Dykes’ outstanding but unvested stock options, which had a weighted average exercise price of $13.65 per share, and (ii) extension of the expiration date of approximately 1.5 million of Mr. Dykes’ stock options to five years after his employment termination date. These stock options would otherwise have expired ninety days after the termination of his employment.
      The amounts set forth in the column entitled “Value Realized” represent the fair market value of the ordinary shares underlying the option on the date of exercise less the aggregate exercise price of the option.
      In addition, the table includes the number of shares covered by both exercisable and unexercisable stock options as of March 31, 2005. Also reported are values of “in-the-money” options that represent the positive spread between the respective exercise prices of outstanding stock options and $12.04 per share, which was the closing price per ordinary share as reported on the NASDAQ National Market on March 31, 2005, the last day of trading for fiscal year 2005. These values, unlike the amounts set forth in the column entitled “Value Realized,” have not been realized.
Employment Contracts and Termination of Employment and Change-in-Control Arrangements.

Employment Agreement with Michael E. Marks
      On July 8, 2005, one of our U.S. subsidiaries, Flextronics International USA, Inc., which we refer to as Flextronics USA, entered into an employment agreement with Mr. Marks. The employment agreement, which has an effective date of July 8, 2005, generally provides that Mr. Marks will (i) continue to serve as our Chief Executive Officer until a transition date of January 31, 2006 or such earlier date mutually agreed upon by the parties and (ii) subject to his re-election at the 2006 Annual General Meeting of Shareholders and unless earlier terminated as set forth in the employment agreement, serve as our Chairman of the Board of Directors for a transition period from the transition date until at least July 1, 2009, which we refer to as the termination date. The employment agreement outlines certain terms related to Mr. Marks’s continued service to us, including terms providing that Mr. Marks is to receive: (i) a salary at his current rate of pay until July 1, 2007, (ii) no cash bonuses beginning on the transition date, (iii) no director compensation for periods prior to the termination date, (iv) payment of a salary of $5,000 per month from July 1, 2007 until the termination date, (v) health insurance until the termination date and medical and dental benefits for the remainder of Mr. Marks’s life following the termination date, (vi) disability insurance until the termination date, (vii) the right to continue to make contributions to his 401(k) plan until the termination date, (viii) personal use of our corporate jets beginning on the termination date, subject to availability, and subject to Mr. Marks’s reimbursement of our variable cost as determined by Flextronics USA in its sole discretion, (ix) no additional grants of stock options in Mr. Marks’s capacity as an employee, (x) acceleration of vesting of options if the termination date occurs prior to July 1, 2009 as a result of a resignation requested by the Board of Directors under certain circumstances, and (xi) no director equity compensation for periods prior to the termination date. Under the employment agreement, Mr. Marks is bound by certain conflict of interest and non-solicitation restrictions, and will remain bound by an existing confidentiality agreement.

Supplemental Executive Retirement Plan for Michael E. Marks
      On May 18, 2004, we established a supplemental executive retirement plan for Mr. Marks under which potential cash payments are made based on the increase in value, if any, under a Contingent Share Award for 1,000,000 notional ordinary shares of Flextronics based on a price of $17.40 per share (a 10% premium above the $15.82 closing price of our ordinary shares on the NASDAQ Stock Market on May 18, 2004). Under this plan, once the 30-day average trading price of our share price at the end of any quarter exceeds $17.40, a cash payment would be made to a rabbi trust for the benefit of Mr. Marks in an amount equal to the net increase in value over $17.40 multiplied by the 1,000,000 notional shares. At the end of each subsequent quarter, if the 30-day average trading price of our share price has further increased since the last quarter for which a cash payment was made under the plan, an additional payment would be made in an amount equal to the additional net increase in value since such prior quarter multiplied by 1,000,000 notional shares. On August 17, 2004, we entered into an amendment to the supplemental retirement plan with Mr. Marks in which we granted Mr. Marks an additional Supplemental Deferred Contingent Stock Award for 500,000 notional shares at an exercise price equal to $11.00 per share ($0.06 above the closing price of our ordinary shares on the NASDAQ Stock Market on August 17, 2004). Under this additional award, once the 30-day average trading price of our share price at the end of any quarter exceeds $11.00, a cash payment would be made to the rabbi trust in an amount equal to the net increase in value over $11.00 multiplied by the 500,000 notional shares. At the end of each subsequent quarter, if the 30-day average trading price of our share price has further increased since the last quarter for which a cash payment was made under the plan, an additional payment would be made in an amount equal to the additional net increase in value since such prior quarter multiplied by 500,000 notional shares. The total cash payments under the plan, as amended, may not exceed $7,500,000 in the aggregate over the life of the plan, and no payments will be made following the termination of Mr. Marks’s employment. Upon Mr. Marks’s death or disability or upon a change of control of the company, the entire $7,500,000 will be credited to the rabbi trust. All amounts credited to Mr. Marks’s account will be made only in cash (no shares will be issued under this plan), and all cash contributions shall be fully vested and non-forfeitable.

Flextronics International USA, Inc. 2005 Senior Executive Deferred Compensation Plan
      On July 7, 2005, the Compensation Committee approved the Flextronics International USA, Inc. 2005 Senior Executive Deferred Compensation Plan, which we refer to as the Senior Executive Plan. Michael M. McNamara and Thomas J. Smach are the Named Executive Officers who are initially designated as eligible to participate in the Senior Executive Plan. Under the Senior Executive Plan, a participant may defer all or a part of his or her compensation in accordance with the applicable deferral agreement executed by the participant. The deferred compensation is credited to a deferral account established for each participant under the Senior Executive Plan for recordkeeping purposes. Amounts credited to a deferral account are deemed to be invested in hypothetical investments selected by an investment manager on behalf of each participant. Under the Senior Executive Plan, which is an unfunded plan, Flextronics USA established an irrevocable trust into which Flextronics USA is required to deposit cash or other assets as specified in the applicable deferral agreement, equal to the aggregate amount required to be credited to the participant’s deferral account, less any applicable taxes required to be withheld.

Deferred Bonuses
      On July 7, 2005, the Compensation Committee approved award agreements providing for deferred long-term incentive bonuses in return for services to be performed in the future to Mr. McNamara, Mr. Smach and Mr. Tan. The deferred bonuses will not be paid currently, but will be, in the case of Mr. McNamara and Mr. Smach, credited to such person’s deferral account under the Senior Executive Plan, and, in the case of Mr. Tan, credited to an account with a mutually acceptable brokerage firm.
      The amounts of the deferred bonuses are as follows:

Named Executive Officer	Amount

Michael M. McNamara	$5,000,000
Thomas J. Smach	$3,000,000
Peter Tan	$3,200,000
      The deferred bonuses for Mr. McNamara and Mr. Smach vest as follows: (i) 10% will vest on April 1, 2006; (ii) an additional 15% will vest on April 1, 2007; (iii) an additional 20% will vest on April 1, 2008; (iv) an additional 25% will vest on April 1, 2009; and (v) an additional 30% will vest on April 1, 2010. The deferred bonuses for Mr. McNamara and Mr. Smach will be 100% vested upon a change of control (as defined in the Senior Executive Plan) if they are employed at that time or if their employment is terminated as a result of death or disability.
      The deferred bonus for Mr. Tan vests as follows: (i) 0% will be paid if Mr. Tan’s employment is terminated for any reason (other than death or disability) before April 1, 2008; (ii) 50% will be paid if Mr. Tan’s employment is terminated (other than as a result of death or disability) on or after April 1, 2008; and (iii) 100% will be paid if Mr. Tan’s employment is terminated on or after April 1, 2009. 100% of the deferred bonus will be paid to Mr. Tan if his employment is terminated as a result of death or disability.

Ronny Nilsson Bonus
      On July 7, 2005, the Compensation Committee approved the payment of a $500,000 cash bonus to Mr. Nilsson as part of the pending separation of his employment with us in connection with the pending merger of our Flextronics Network Services business with Telavie AS, a company wholly-owned by Altor, a private equity firm focusing on investments in the Nordic region.

Amendment of Option Agreements with and Lump-Sum Cash Payment to Robert R.B. Dykes
      In connection with Mr. Dykes’s resignation from his position as our Chief Financial Officer and President, Systems Group on December 14, 2004 and in view of the absence of any provision of pension or similar post-retirement benefits for Mr. Dykes, we agreed to amend certain of Mr. Dykes’s stock option agreements to provide for: (i) full acceleration of vesting of approximately 1.2 million of Mr. Dykes’s outstanding but unvested stock options, which had a weighted average exercise price of $13.65 per share; and (ii) the extension of the expiration date of approximately 1.5 million of Mr. Dykes’s stock options to five years after his employment termination date. These options would otherwise have expired ninety days after the termination of his employment. In addition, we made a lump-sum cash payment of $2,033,739 to Mr. Dykes in connection with his resignation.

Change in Control Arrangements Under Option Agreements
      Our option agreements with our executive officers provide that if the executive officer is terminated without cause or leaves for good reason within the first 12 months following a change in control of the company, the vesting of any unvested portion of the option will be accelerated in full. If the executive officer is still employed upon the first year anniversary of such a change of control of the company, the vesting of any unvested portion of the option will be accelerated in full. Each option includes a limited stock appreciation right pursuant to which the option will automatically be cancelled upon the occurrence of certain hostile tender offers, in return for a cash distribution from us based on the tender offer price per share.
OTHER EQUITY COMPENSATION PLANS
      As of March 31, 2005, we maintained the 2004 Award Plan for New Employees, the 2002 Interim Incentive Plan, the 2001 Equity Incentive Plan and the 1997 Employee Share Purchase Plan. The 2001 Equity Incentive Plan and 1997 Employee Share Purchase Plan were approved by our shareholders. Neither the 2004 Award Plan for New Employees nor the 2002 Interim Incentive Plan is subject to shareholder approval.
      The following table gives information about equity awards under these plans as of March 31, 2005.

	(A)	(B)	(C)

			Number of Ordinary Shares
			Remaining Available for
	Number of Ordinary	Weighted-Average	Future Issuance Under
	Shares to be Issued	Exercise Price of	Equity Compensation Plans
	Upon Exercise of	Outstanding	(Excluding Ordinary Shares
Plan Category	Outstanding Options	Options	Reflected in Column (A))

Equity compensation plans approved by shareholders	29,824,395	$15.06	23,071,462	(1)
Equity compensation plans not approved by shareholders(2)(3)(4)	21,713,418	$11.28	1,909,746	(5)

Total	51,537,813	$13.47	24,981,208

(1)	Of these, 23,071,462 ordinary shares remained available for grant under the 2001 Equity Incentive Plan. There are no additional ordinary shares available for grant under the 1993 Equity Incentive Plan and the 1997, 1998 and 1999 Interim Option Plans, which were consolidated into the 2001 Equity Incentive Plan in September 2004.

(2)	The 2004 Award Plan for New Employees, which we refer to as the 2004 Plan, was established in October 2004. The purpose of the 2004 Plan is to provide incentives to attract, retain and motivate eligible persons whose potential contributions are important to our success by offering such persons an opportunity to participate in our future performance through stock awards. Grants under the 2004 Plan may be granted only to persons who: (a) were not previously an employee or director of Flextronics or any parent or subsidiary of Flextronics or (b) have either (i) completed a period of bona fide non-employment by Flextronics, and any parent or subsidiary of Flextronics, of at least 1 year, or (ii) are returning to service as an employee of Flextronics, or any parent or subsidiary of Flextronics, after a period of bona fide non-employment of less than 1 year due to Flextronics’s acquisition of such person’s employer; and then only as an incentive to such persons entering into employment with Flextronics or any parent or subsidiary of Flextronics. We may only grant nonqualified stock options or stock bonuses under the 2004 Plan. The 2004 Plan is administered by the Compensation Committee, which is comprised of two independent directors. The 2004 Plan provides for grants of up to 7,500,000 shares. The exercise price of options granted under the 2004 Plan is determined by the Compensation Committee and may not be less than the fair market value of the underlying stock on the date of grant. Options granted under the 2004 Plan generally vest over four years and generally expire ten years from the date of grant.

(3)	Our 2002 Interim Incentive Plan, which we refer to as the 2002 Plan, was adopted by our Board in May 2002. The adoption of the 2002 Plan was necessitated by our internal growth, our multiple acquisitions and the requirement to provide equity compensation for employees consistent with competitors and peer companies. The Board reserved an aggregate of 20,000,000 ordinary shares for issuance under the 2002 Plan. The 2002 Plan provides for the grant to qualified persons of non-statutory stock options to purchase our ordinary shares. Shares subject to options granted pursuant to the 2002 Plan that expire or terminate for any reason without being exercised will again become available for grant and issuance pursuant to awards under the 2002 Plan. Options granted under the 2002 Plan have an exercise price of not less than 85% of the fair market value of the underlying ordinary shares on the date of grant. Options issued under the 2002 Plan generally vest over a four-year period and expire ten years from the date of grant. The other general terms of the 2002 Plan are similar to the 2001 Equity Incentive Plan.

(4)	Companies acquired by us have adopted option plans, which we refer to as the Assumed Plans. Options to purchase a total of 6,040,588 ordinary shares under the Assumed Plans have been assumed. These options have a weighted average exercise price of $5.89 per share. These options have been converted into options to purchase our ordinary shares on the terms specified in the applicable acquisition agreement, but are otherwise administered in accordance with terms of the Assumed Plans. Options under the Assumed Plans generally vest over four years and expire 10 years from the date of grant. No further awards may be made under the Assumed Plans. Options outstanding under the Assumed Plans are not included in the above table.

(5)	Of these, 459,021 ordinary shares remained available for grant under the 2002 Plan and 1,450,725 ordinary shares remained available for grant under the 2004 Plan. On May 12, 2005, our Board of Directors approved an increase of 2.5 million ordinary shares available for grant under the 2004 Plan.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
      Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act or the Exchange Act which might incorporate this Proxy Statement by reference to future filings under those statutes, the following Compensation Committee Report on Executive Compensation will not be deemed to be “soliciting material” or “filed” or incorporated by reference into any of those previous filings, nor will such report be incorporated by reference into any future filings made by us under those statutes or subject to the liabilities of Section 18 of the Exchange Act.
      We comprise the Compensation Committee of the Board of Directors of Flextronics International Ltd. Each member of the Compensation Committee is a non-employee director within the meaning of Rule 16b-3 under the Exchange Act and an outside director within the meaning of Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended. In addition, each of us is an “independent” director as defined by the rules of the NASDAQ Stock Market. The Compensation Committee makes determinations with respect to the compensation of Flextronics’s chief executive officer and all other executive officers and supervises the administration of Flextronics’s equity incentive plans, including the granting of stock options to eligible participants under those plans.

      The Compensation Committee held eight meetings during fiscal year 2005. The Board has adopted a Compensation Committee Charter that is available on Flextronics’s website at http://www.flextronics.com/ Investors/corporateGovernance.asp.
      General Compensation Policy. The Compensation Committee’s general compensation policy is that the compensation of Flextronics’s chief executive officer and all other executive officers should be based on the performance of such officers in light of the goals and objectives determined by the Compensation Committee. In determining the long-term incentive component of the compensation of these officers, the Compensation Committee considers Flextronics’s performance and relative shareholder return, the value of similar incentive awards to similarly situated officers at comparable companies and the awards given to such officers in the past. The principal factors taken into account in establishing each executive officer’s compensation package are summarized below. Additional factors may be taken into account to a lesser degree, and the relative weight given to each factor varies with each individual at the discretion of the Compensation Committee. The Compensation Committee may, at its discretion, apply entirely different factors, such as different measures of financial performance, for future fiscal years.
      Cash-Based Compensation. The Compensation Committee sets base salary for executive officers on the basis of personal performance and internal and industry comparability considerations. The Committee has not found it practicable to assign relative weights to specific factors in determining base salary adjustments, and the specific factors used may vary among individual executives.
      The Compensation Committee awards quarterly bonuses generally based upon the level of quarterly earnings growth. The Committee’s practice is to set targeted bonus amounts based upon a percentage of the executive’s base salary, which for fiscal year 2005 was 150% for the Chief Executive Officer and 75% for the other Named Executive Officers. Actual bonuses may range from 0% to 200% of the targeted bonus based upon Flextronics’s performance. In the cases of Messrs. Nilsson and Tan, 50% of their awards are based upon Flextronics’s quarterly earnings growth and 50% of their awards are based upon business unit quarterly financial results. Based upon Flextronics’s year over year quarterly earnings growth in fiscal 2005 (and in the cases of Messrs. Nilsson and Tan, also the quarterly financial results of their respective business units), our Chief Executive Officer received an annual bonus equal to 189% of his targeted annual bonus, and the other Named Executive Officers (other than Mr. Dykes who retired in December 2004) received annual bonuses ranging between 121% and 194% of their targeted annual bonuses. In the case of Mr. Dykes, he received quarterly bonuses for the first three quarters equal to 192% of his targeted quarterly bonuses. In connection with his resignation, Mr. Dykes also received a lump-sum cash payment as described in the “Summary Compensation Table.”
      Flextronics also has a 401(k) retirement savings plan for U.S. employees to which it can contribute a portion of profits and such contribution is allocated to eligible participants in proportion to their total compensation for the year relative to the total aggregate compensation for all eligible participants. Contributions made in fiscal 2005 are shown in the “Summary Compensation Table.”
      Long-Term Equity-Based Compensation. The Compensation Committee grants stock options, which are designed to align the interests of Flextronics’s executive officers with those of the shareholders and provide each individual with a significant incentive to manage Flextronics from the perspective of an owner, with an equity stake in the business. Generally, each grant allows the officer to acquire Flextronics’s ordinary shares at a fixed price per share (the market price on the grant date) over a period of up to ten years, thus providing a return to the officer only if he or she remains in Flextronics’s employ and the market price of the shares appreciates over the option term. The size of the option grant to each executive officer generally is set at a level that is intended to create a meaningful opportunity for share ownership based upon the individual’s current position with Flextronics, but also taken into account are the individual’s potential for future responsibility and promotion over the option term, the individual’s personal performance in recent periods and the number of options held by the individual at the time of grant. The relative weight given to these factors varies with each individual at the sole discretion of the Compensation Committee.
      Chief Executive Officer Compensation. Mr. Marks’s base salary is based on our expectation of his personal performance and comparisons to the base salaries of other Flextronics’s executive officers and in the industry. With respect to Mr. Marks’s base salary, the Compensation Committee intended to provide him with a level of stability and certainty each year and not have this particular component of compensation affected to any significant degree by short-term company performance factors. For fiscal year 2005, Mr. Marks received a base salary of $985,000.
      For fiscal year 2005, Mr. Marks received an annual bonus of $2,795,350, which bonus was determined as described above under “Cash-Based Compensation.” Mr. Marks also received options for 2,375,000 shares during fiscal year 2005, which award was determined in accordance with the criteria described above under “Long-Term Equity-Based Compensation.” In addition, as described above under “Supplemental Executive Retirement Plan,” Flextronics established a supplemental executive retirement plan for Mr. Marks under which potential cash payments are made based on the increase in value, if any, under Contingent Share Awards for notional shares of Flextronics. In fiscal 2005, Flextronics contributed $1,554,286 to a rabbi trust established to secure benefits under this plan.
      Deduction Limit for Executive Compensation. Section 162(m) of the Internal Revenue Code limits federal income tax deductions for compensation paid to the chief executive officer and the four other most highly compensated officers of a public company to $1.0 million per year, but contains an exception for performance-based compensation that satisfies certain conditions. Compensation paid by Flextronics to these executives is not subject to any material limitation on deductibility.

Submitted by the Compensation Committee of the Board of Directors:

Richard L. Sharp
Michael J. Moritz

AUDIT COMMITTEE REPORT
      Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act or the Exchange Act which might incorporate this Proxy Statement by reference to future filings under those statutes, the following Audit Committee Report will not be deemed to be “soliciting material” or “filed” or incorporated by reference into any of those previous filings, nor will such report be incorporated by reference into any future filings made by us under those statutes or subject to the liabilities of Section 18 of the Exchange Act.
      The Audit Committee assists the Board of Directors in overseeing Flextronics’s financial accounting and reporting processes and systems of internal controls. The Audit Committee also evaluates the performance and independence of Flextronics’s independent auditors. The Audit Committee operates under a written charter, a copy of which was filed as Annex A to our proxy statement filed on August 27, 2003 for our 2003 Annual General Meeting. Under the written charter, the Audit Committee must consist of at least three directors, all of whom must be “independent” as defined by the Exchange Act and the rules of the SEC and the NASDAQ Stock Market. The current members of the committee are Mr. Foley, Mr. Moritz and Mr. Davidson. Each is an independent director as defined by the applicable rules of the NASDAQ Stock Market.
      Flextronics’s financial and senior management supervise its systems of internal controls and the financial reporting process. Flextronics’s independent auditors perform an independent audit of Flextronics’s consolidated financial statements in accordance with generally accepted auditing standards and express opinions on these consolidated financial statements and management’s assessment of the effectiveness of Flextronics’s internal control over financial reporting. In addition, Flextronics’s independent auditors express its own opinion on the effectiveness of Flextronics’s internal control over financial reporting. The Audit Committee monitors these processes.
      The Audit Committee has reviewed and discussed with both the management of Flextronics and its independent auditors Flextronics’s audited consolidated financial statements for the fiscal year ended March 31, 2005, management’s assessment of the effectiveness of Flextronics’s internal control over financial reporting and Flextronics’s independent auditors’ evaluation of Flextronics’s internal control over financial report. Flextronics’s management represented to the Audit Committee that its audited consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.
      The Audit Committee also discussed with Flextronics’s independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as may be modified or supplemented. The Audit Committee has also received from Flextronics’s independent auditors the written disclosures and letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with Flextronics’s independent auditors the independence of that firm. The Audit Committee has also considered whether the provision of non-audit services by Flextronics’s independent auditors is compatible with maintaining the independence of the independent auditors. The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent auditors. All audit and permissible non-audit services performed by the independent auditors during fiscal year 2005 and fiscal year 2004 were pre-approved by the Audit Committee in accordance with established procedures.

      Based on the Audit Committee’s discussions with the management of Flextronics and Flextronics’s independent auditors and based on the Audit Committee’s review of Flextronics’s audited consolidated financial statements together with the reports of Flextronics’s independent auditors on the consolidated financial statements and the representations of Flextronics’s management with regard to these consolidated financial statements, the Audit Committee recommended to Flextronics’s Board of Directors that the audited consolidated financial statements be included in Flextronics’s Annual Report on Form 10-K for the fiscal year ended March 31, 2005, which was filed with the SEC on June 14, 2005.

Submitted by the Audit Committee of the Board of Directors:

Patrick Foley
Michael J. Moritz
James A. Davidson

STOCK PRICE PERFORMANCE GRAPH
      The graph below compares the cumulative total shareholder return on our ordinary shares, the Standard & Poor’s 500 Stock Index and a peer group comprised of Benchmark Electronics, Inc., Celestica, Inc., Jabil Circuit, Inc., Sanmina-SCI Corporation and Solectron Corporation.
      The graph below assumes that $100 was invested in our ordinary shares, in the Standard & Poor’s 500 Stock Index and in the peer group described above on March 31, 2000 and reflects the annual return through March 31, 2005, assuming dividend reinvestment.
      The comparisons in the graph below are based on historical data and are not indicative of, or intended to forecast, the possible future performances of our ordinary shares.
COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG FLEXTRONICS INTERNATIONAL LTD., THE S&P 500 INDEX
AND A PEER GROUP

*	$100 invested on 3/31/00 in stock or index, including reinvestment of dividends. Fiscal year ending March 31.

	2000	2001	2002	2003	2004	2005

Flextronics International Ltd.	$100.00	$42.59	$51.82	$24.76	$48.52	$34.19

S&P 500 Index	100.00	78.32	78.51	59.07	79.82	85.16

Peer Group	100.00	53.71	40.46	16.64	29.75	21.64

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
      The following table sets forth information as of May 15, 2005 regarding the beneficial ownership of our ordinary shares by:

•	each shareholder known to us to be the beneficial owner of more than 5% of our ordinary shares outstanding as of May 15, 2005;

•	each Named Executive Officer (except for Robert R.B. Dykes, who resigned on December 14, 2004);

•	each director; and

•	all Named Executive Officers (except for Robert R.B. Dykes, who resigned on December 14, 2004) and directors as a group.
      Information in this table as to our directors and Named Executive Officers is based upon information supplied by these individuals. Information in this table as to our 5% shareholders is based solely upon the Schedules 13G filed by these shareholders with the SEC. Where information regarding shareholders is based on Schedules 13G, the number of shares owned is as of the date for which information was provided in such schedules.
      Beneficial ownership is determined in accordance with the rules of the SEC that deem shares to be beneficially owned by any person who has voting or investment power with respect to such shares. Ordinary shares subject to options that are exercisable within 60 days of May 15, 2005 are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all the shares beneficially owned, subject to community property laws where applicable.
      In the table below, percentage ownership is based on 569,157,694 ordinary shares outstanding as of May 15, 2005.

	Shares Beneficially Owned

Name and Address of Beneficial Owner	Number of Shares	Percent

5% Shareholders:
Entities associated with AXA Financial, Inc.(1)	78,149,958	13.73%
1290 Avenue of the Americas
New York, NY 10104
Entities associated with FMR Corp.(2)	58,948,750	10.36
82 Devonshire Street Boston, MA 02109
Entities associated with Capital Research and Management Company(3)	30,398,500	5.34
333 South Hope Street Los Angeles, CA 90071
Named Executive Officers and Directors:
James A. Davidson(4)	18,659,216	3.17
Michael E. Marks(5)	8,170,059	1.42
Richard L. Sharp(6)	2,479,400	*
Michael M. McNamara(7)	2,772,547	*
Thomas J. Smach(8)	1,438,878	*
Ronny Nilsson(9)	780,833	*
Peter Tan(10)	434,250	*
Michael J. Moritz(11)	460,880	*
Patrick Foley(12)	53,448	*
Lip-Bu Tan(13)	41,941	*
All Named Executive Officers and directors as a group (10 persons)(14)	35,291,452	5.91%

*	Less than 1%.

(1)	Based on information supplied by AXA Financial, Inc. in an amended Schedule 13G filed with the SEC on February 14, 2005. Advest, Inc. is deemed to have shared voting power and shared dispositive power for 34,111 of these shares. Alliance Capital Management L.P. is deemed to have sole voting power for 47,885,828 of these shares, shared voting power for 6,345,783 of these shares and sole dispositive power for 78,103,347 of these shares. AXA Equitable Life Insurance Company has sole dispositive power for 8,100 of these shares. A majority of these shares are held by unaffiliated third-party client accounts managed by Alliance Capital Management L.P., as investment adviser. Each of Advest Inc., Alliance Capital Management L.P. and AXA Equitable Life Insurance Company is a subsidiary of AXA Financial, Inc.

(2)	Based on information supplied by FMR Corp. in an amended Schedule 13G filed with the SEC on February 14, 2005. FMR Corp., as a result of acting as an investment adviser, is deemed to beneficially own all of these shares. FMR Corp. is deemed to have sole voting power for 4,103,180 of these shares and sole dispositive power for 58,948,750 of these shares.

(3)	Based on information supplied by Capital Research and Management Company in an amended Schedule 13G filed with the SEC on February 14, 2005. Capital Research and Management Company, as a result of acting as an investment adviser, is deemed to beneficially own all of these shares.

(4)	Includes 18,571,427 shares issuable upon the conversion of $195 million in aggregate principal amount of our convertible junior subordinated notes due March 20, 2008, based on the current conversion price of $10.50 per share, 45,740 shares held by the Davidson Revocable Trust of which Mr. Davidson is a trustee, 5,000 shares held directly by Mr. Davidson, 94 shares held by the John Alexander Davidson Trust of which Mr. Davidson is a trustee and 36,955 shares subject to options exercisable within 60 days of May 15, 2005. Mr. Davidson received these options in connection with his service as a member of our Board. Under Mr. Davidson’s arrangements with respect to director compensation, these 35,638 shares issuable upon exercise of options are expected to be assigned by Mr. Davidson to Silver Lake Technology Management, L.L.C. The 18,571,427 shares are issuable to a group of investment funds as the holders of such notes in the following amounts: (i) 18,013,107 shares issuable to Silver Lake Partners Cayman, L.P.; (ii) 506,814 shares issuable to Silver Lake Investors Cayman, L.P.; and (iii) 51,506 shares issuable to Silver Lake Technology Investors Cayman, L.P. The sole general partner of each of Silver Lake Partners Cayman, L.P. and Silver Lake Investors Cayman, L.P. is Silver Lake Technology Associates Cayman, L.P. The sole general partner of each of Silver Lake Technology Associates Cayman, L.P. and Silver Lake Technology Investors Cayman, L.P. is Silver Lake (Offshore) AIV GP Ltd. Mr. Davidson is a director and shareholder of Silver Lake (Offshore) AIV GP Ltd. As such, Mr. Davidson could be deemed to have shared voting or dispositive power over these shares. Mr. Davidson, however disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein.

(5)	Includes 2,296,059 shares held by Epping Investment Holdings, LLC of which Mr. Marks and his spouse are managing members, 1,250,000 shares held by the Marks Family Trust, 24,000 shares held by a trust for Mr. Marks’s minor children and 4,600,000 shares subject to options exercisable within 60 days of May 15, 2005.

(6)	Includes 480,000 shares beneficially owned by Bethany, LLC of which Mr. Sharp is a manager. Also includes 53,448 shares subject to options exercisable within 60 days of May 15, 2005.

(7)	Includes 2,175,000 shares subject to options exercisable within 60 days of May 15, 2005.

(8)	Includes 1,320,000 shares subject to options exercisable within 60 days of May 15, 2005.

(9)	Includes 645,833 shares subject to options exercisable within 60 days of May 15, 2005.

(10)	Includes 418,250 shares subject to options exercisable within 60 days of May 15, 2005.

(11)	Includes 407,432 shares held directly by the Maximus Trust of which Mr. Moritz is a co-trustee. Also includes 53,448 shares subject to options exercisable within 60 days of May 15, 2005.

(12)	Includes 53,448 shares subject to options exercisable within 60 days of May 15, 2005.

(13)	Includes 5,000 shares held by the Lip-Bu Tan and Ysa Loo, TTEES of which Mr. Tan is a co-trustee and 36,761 shares subject to options exercisable within 60 days of May 15, 2005.

(14)	Includes 9,393,143 shares subject to options exercisable within 60 days of May 15, 2005. Also includes 18,571,427 shares issuable upon the conversion of $195 million in aggregate principal amount of our convertible junior subordinated notes due March 20, 2008, of which Mr. Davidson could be deemed to have shared voting or dispositive power.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
      Other than compensation agreements and other arrangements, which are described in “Executive Compensation,” and the transactions described below, during fiscal year 2005, there was not, nor is there currently proposed, any transaction or series of similar transactions to which we were or will be a party:

•	in which the amount involved exceeded or will exceed $60,000; and

•	in which any director, nominee, executive officer, holder of more than 5% of our ordinary shares or any member of their immediate family had or will have a direct or indirect material interest.
Loans to Executive Officers
      Michael M. McNamara. On December 12, 2001, Flextronics USA loaned $6,000,000 to Mr. McNamara. Mr. McNamara executed a promissory note in favor of Flextronics USA that bears interest at a rate of 2.48% per year and matures on December 12, 2004. The loan has been fully repaid as of March 31, 2005.
      Thomas J. Smach. On April 3, 2000, Flextronics USA loaned $1,000,000 to Mr. Smach. Mr. Smach executed a Loan and Security Agreement and a promissory note in favor of Flextronics USA that did not bear interest and matured on April 3, 2005. The loan has been fully repaid as of March 31, 2005.
Other Loans to Executive Officers
      In connection with an investment partnership of our executive officers, Glouple Ventures LLC, one of our subsidiaries, Flextronics International, NV, which we refer to in this section as Flextronics NV, has loaned the following amounts to each of Messrs. McNamara, Nilsson and Smach, pursuant to promissory notes executed by each in favor of Flextronics NV, which bear interest at the rates indicated below and mature on August 15, 2010:

Date	Amount of Loan	Interest Rate

July 2000	$309,335	6.40%
August 2000	202,858	6.22
November 2000	997,336	6.09
August 2001	151,107	5.72
November 2001	117,269	5.05
December 2001	33,594	5.05
      As of March 31, 2005, the remaining aggregate outstanding balance of the indebtedness of each executive was $1,811,499, including accrued interest, which is the largest aggregate amount of indebtedness outstanding during fiscal year 2005.
Investment by Silver Lake Partners
      During fiscal 2003, we issued a $200.0 million zero coupon, zero yield, convertible junior subordinated note maturing in 2008 in a private placement transaction to funds associated with Silver Lake Partners. In connection with the issuance of the notes, we appointed James A. Davidson, a founder and managing member of Silver Lake Partners, to our Board of Directors in March 2003 upon completion of the transaction.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
      Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of our ordinary shares to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms that they file. Based solely on our review of the copies of such forms furnished to us and written representations from our executive officers and directors, we believe that all Section 16(a) filing requirements for the year ended March 31, 2005 were met, except that Mr. McNamara failed to timely file a Form 4 in November 2004 reporting the sale of 150,000 ordinary shares.
SHAREHOLDER PROPOSALS FOR THE 2006 ANNUAL GENERAL MEETING
      Shareholder proposals intended to be considered at the 2006 Annual General Meeting must be received by us no later than 120 days prior to August      , 2006. Any shareholder proposals must be mailed to our principal U.S. offices located at 2090 Fortune Drive, San Jose, California, 95131, U.S.A., Attention: Chief Executive Officer. These shareholder proposals may be included in our proxy statement for the 2006 Annual General Meeting so long as they are provided to us on a timely basis and satisfy the other conditions set forth in applicable rules and regulations promulgated by the SEC.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
      We incorporate by reference the following sections of our Annual Report on Form 10-K for the fiscal year ended March 31, 2005:

•	Item 8, “Financial Statements and Supplementary Data”;

•	Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”; and

•	Item 7A, “Quantitative and Qualitative Disclosures About Market Risk”.
SINGAPORE STATUTORY FINANCIAL STATEMENTS
      Our Annual Report on Form 10-K for the fiscal year ended March 31, 2005, which was filed with the SEC on June 14, 2005, is enclosed with this Proxy Statement. The Annual Report on Form 10-K includes our consolidated financial statements, prepared in conformity with accounting principles generally accepted in the United States of America, or U.S. GAAP, together with the Independent Auditors’ Report of Deloitte & Touche LLP, our independent auditors for the fiscal year ended March 31, 2005. We publish our U.S. GAAP financial statements in U.S. dollars, which is the principal currency in which we conduct our business.
      Our Singapore statutory financial statements, prepared in conformity with the provisions of the Companies Act, are also enclosed with this Proxy Statement, as required under Singapore law.
      Our Singapore statutory financial statements include:

•	our consolidated financial statements (which are identical to those included in the Annual Report on Form 10-K, described above);

•	supplementary financial statements (which reflect solely our standalone financial results, with our subsidiaries accounted for under the equity method rather than consolidated, and which we refer to in this section as the Parent financial statements);

•	a Directors’ Report; and

•	the Auditors’ Report of Deloitte & Touche, our Singapore statutory auditors for the fiscal year ended March 31, 2005.

OTHER MATTERS
      Management does not know of any matters to be presented at the 2005 Annual General Meeting other than those set forth herein and in the Notice accompanying this Proxy Statement.
      It is important that your shares be represented at the meeting, regardless of the number of shares which you hold. You are, therefore, urged to execute promptly and return the accompanying proxy card in the envelope which has been enclosed for your convenience.
      Shareholders who are present at the meeting may revoke their proxies and vote in person or, if they prefer, may abstain from voting in person and allow their proxies to be voted.

By Order of the Board of Directors

Bernard Liew Jin Yang
Yap Lune Teng
Joint Secretaries
August      , 2005
Singapore
      We will furnish without charge to each person to whom this Proxy Statement is delivered, upon written or oral request of such person, a copy of any exhibit listed in our Annual Report on Form 10-K for the fiscal year ended March 31, 2005. You may request a copy of this information at no cost, by writing or telephoning us at:
Flextronics International Ltd.
2090 Fortune Drive
San Jose, California 95131 U.S.A.
Attention: Investor Relations
Telephone: (408) 576-7722

SINGAPORE STATUTORY FINANCIAL STATEMENTS
FLEXTRONICS INTERNATIONAL LTD. AND SUBSIDIARIES
(Incorporated in the Republic of Singapore)
(Company Registration Number 199002645H)

FLEXTRONICS INTERNATIONAL LTD. AND SUBSIDIARIES
REPORT OF THE DIRECTORS
MARCH 31, 2005
(US dollars in thousands unless otherwise designated as Singapore dollars, S$)
      The directors present their report together with the audited financial statements of Flextronics International Ltd. (the “Parent”) and the consolidated financial statements of Flextronics International Ltd. and subsidiaries (the “Company”) for the financial year ended March 31, 2005.
Directors
      The directors of Flextronics International Ltd. in office at the date of this report are:

Michael E. Marks
Richard L. Sharp
James A. Davidson
Patrick Foley
Michael J. Moritz
Lip-Bu Tan
Arrangements to Enable Directors to Acquire Benefits by Means of the Acquisition of Shares and Debentures
      Neither at the end of the financial year nor at any time during the financial year did there subsist any arrangement whose object is to enable the directors of the Parent to acquire benefits by means of the acquisition of shares or debentures in the Parent or any other body corporate except for the options mentioned below.
Directors’ Interest in Shares and Debentures
      The interest of the directors who held office at the end of the current fiscal year (including those held by their spouses and infant children) in the share capital or debentures of the Parent and related corporations were as follows:

	Interest Held

	As of	As of
Ordinary Shares, S$0.01 Each, in Flextronics International Ltd.	March 31, 2004	March 31, 2005

Michael E. Marks	3,520,059	3,570,059
Richard L. Sharp	6,037,952	2,425,952
James A. Davidson	50,834	50,834
Michael J. Moritz	407,432	407,432
Lip-Bu Tan	5,000	5,000
Options to acquire ordinary shares, S$0.01 each, in Flextronics International Ltd.

	As of	As of
	March 31, 2004	March 31, 2005	Exercise Price	Exercisable Period

Michael E. Marks	600,000	—	14.5000	10.01.99 to 10.01.04
	1,000,000	1,000,000	23.1875	12.20.00 to 12.20.10
	200,000	200,000	13.9800	09.21.01 to 09.21.11
	400,000	400,000	15.9000	10.01.01 to 10.01.11
	5,000,000	5,000,000	7.9000	07.01.02 to 07.01.12
	—	1,000,000	17.6900	04.21.04 to 04.21.14
	—	1,375,000	11.5300	08.23.04 to 08.23.14

	As of	As of
	March 31, 2004	March 31, 2005	Exercise Price	Exercisable Period

Richard L. Sharp	24,000	—	13.8750	08.27.99 to 08.27.04
	6,000	6,000	42.0313	09.21.00 to 09.21.05
	6,000	6,000	14.1000	09.20.01 to 09.20.06
	10,000	10,000	7.9000	07.01.02 to 07.01.07
	12,500	12,500	9.5100	08.29.02 to 08.29.07
	12,500	12,500	14.2200	09.30.03 to 09.30.08
	20,000	20,000	17.5000	01.22.04 to 01.22.09
	—	20,000	10.0800	08.12.04 to 08.12.09
	—	12,500	13.5300	09.23.04 to 09.23.09
James A. Davidson	25,000	25,000	9.3500	03.20.03 to 03.20.08
	6,610	6,610	14.2200	09.30.03 to 09.30.08
	20,000	20,000	17.5000	01.22.04 to 01.22.09
	—	20,000	10.0800	08.12.04 to 08.12.09
	—	12,500	13.5300	09.23.04 to 09.23.09
Patrick Foley	24,000	—	13.8750	08.27.99 to 08.27.04
	6,000	6,000	42.0313	09.21.00 to 09.21.05
	6,000	6,000	14.1000	09.20.01 to 09.20.06
	10,000	10,000	7.9000	07.01.02 to 07.01.07
	12,500	12,500	9.5100	08.29.02 to 08.29.07
	12,500	12,500	14.2200	09.30.03 to 09.30.08
	20,000	20,000	17.5000	01.22.04 to 01.22.09
	—	20,000	10.0800	08.12.04 to 08.12.09
	—	12,500	13.5300	09.23.04 to 09.23.09
Michael J. Moritz	24,000	—	13.8750	08.27.99 to 08.27.04
	6,000	6,000	42.0313	09.21.00 to 09.21.05
	6,000	6,000	14.1000	09.20.01 to 09.20.06
	10,000	10,000	7.9000	07.01.02 to 07.01.07
	12,500	12,500	9.5100	08.29.02 to 08.29.07
	12,500	12,500	14.2200	09.30.03 to 09.30.08
	20,000	20,000	17.5000	01.22.04 to 01.22.09
	—	20,000	10.0800	08.12.04 to 08.12.09
	—	12,500	13.5300	09.23.04 to 09.23.09
Lip-Bu Tan	25,000	25,000	9.0000	04.03.03 to 04.03.08
	6,165	6,165	14.2200	09.30.03 to 09.30.08
	20,000	20,000	17.5000	01.22.04 to 01.22.09
	—	20,000	10.0800	08.12.04 to 08.12.09
	—	12,500	13.5300	09.23.04 to 09.23.09
      Other than as disclosed above, no other directors of the Parent had an interest in any shares, debentures or share options of the Parent or related corporations either at beginning or the end of the year as recorded in the register of directors’ shareholdings kept by the Parent under section 164 of the Singapore Companies Act Chapter 50.
Directors’ Receipt and Entitlement to Contractual Benefits
      Since the end of the previous financial year, no director has received or become entitled to receive a benefit which is required to be disclosed under section 201(8) of the Singapore Companies Act, by reason of a contract made by the Parent or a related corporation with the director or with a firm of which he is a member, or with a company in which he has a substantial financial interest except for their employment contracts.

Share Option Plans and Employee Share Purchase Plan (Schemes)

2004 Award Plan (the “2004 Plan”)
      During the financial year ended March 31, 2005, options for a total of 3,617,400 Ordinary Shares in the Parent were granted with an exercise price ranging from $12.40 to $13.35 and a weighted average exercise price of $12.71 under the 2004 Plan. No Ordinary Shares in the Parent were issued during the financial year by virtue of the exercise of options granted under the 2004 Plan. As at March 31, 2005, the number and class of unissued shares under options granted under the 2004 Plan was 3,549,275 Ordinary Shares, net of cancellation of options for 68,125 Ordinary Shares during financial year 2005. The expiration dates range from November 2014 to February 2015.

2002 Interim Incentive Plan (the “2002 Plan”)
      During the financial year ended March 31, 2005, options for a total of 1,420,046 Ordinary Shares in the Parent were granted with an exercise price ranging from $11.53 to $17.37 and a weighted average exercise price of $16.26 under the 2002 Plan. 1,037,344 Ordinary Shares in the Parent were issued during the financial year by virtue of the exercise of options granted under the 2002 Plan. As at March 31, 2005, the number and class of unissued shares under options granted under the 2002 Plan was 15,916,643 Ordinary Shares, net of cancellation of options for 643,717 Ordinary Shares during financial year 2005. The expiration dates range from July 2005 to August 2014.

2001 Equity Incentive Plan (the “2001 Plan”)
      During the financial year ended March 31, 2005, options for a total of 12,676,110 Ordinary Shares in the Parent were granted under the 2001 Plan with an exercise price ranging from $10.08 to $18.19 and a weighted average exercise price of $14.18. During financial year 2005, the Parent consolidated its 1999 Interim Option Plan (the “1999 Plan”), 1998 Interim Option Plan (the “1998 Plan”), and 1997 Interim Option Plan (the “1997 Plan”) into the 2001 Plan. As such, the remaining shares that were available under the 1999 Plan, 1998 Plan and 1997 Plan are available for grant under the 2001 Plan. No additional options will be granted under the 1999 Plan, 1998 Plan and 1997 Plan. Any options outstanding under these plans will remain outstanding until exercised or until they terminate or expire by their terms. Prior to the consolidation of the above plans, options for a total of 213,500 and 534,000 Ordinary Shares in the Parent were granted under the 1998 Plan and 1997 Plan, respectively, with an exercise price and weighted average price of $11.53.
      Pursuant to adoption of the 2001 Plan in August 2001, remaining unissued shares under the 1993 Share Option Plan (the “1993 Plan”) were made available for issuance under the 2001 Plan, and no additional options will be granted under the 1993 Plan.
      The Parent has certain option plans and the underlying options of companies, which the Parent has merged with or acquired (the “Assumed Plans”). Options under the Assumed Plans have been converted into the Parent’s options and adjusted to effect the appropriate conversion ratio as specified by the applicable acquisition agreement, but are otherwise administered in accordance with the terms of the Assumed Plans. No further option grants will be awarded under the Assumed Plans. The Assumed Plans were consolidated into the 2001 Plan during financial year 2005.
      During financial year 2005, a total of 2,144,743 Ordinary Shares in the Parent were issued by virtue of the exercise of options granted under the 2001 Plan. As at March 31, 2005, the number and class of unissued shares under options granted under the 2001 Plan was 38,112,483 Ordinary Shares, net of cancellation of options for 7,292,725 Ordinary Shares during financial year 2005. The expiration dates ranges from April 2005 to February 2015.

Employee Share Purchase Plan (the “ESPP”)
      The ESPP was approved by the shareholders in October 1997. Under the ESPP, employees may purchase, on a periodic basis, a limited number of Ordinary Shares through payroll deductions over a six-month period up to 10% of each participant’s compensation. The per-share purchase price is 85% of the fair market value of the shares at the beginning or end of the offering period, whichever is lower. A total of 560,595 Ordinary Shares were sold under the ESPP during the current financial year. The per-share weighted average fair value of Ordinary Shares sold under the ESPP in financial year 2005 was $11.92.
Auditors
      The auditors, Deloitte & Touche, have expressed their willingness to accept re-appointment.

On Behalf of the Board of Directors

/s/ MICHAEL E. MARKS

Director

/s/ MICHAEL J. MORITZ

Director
Singapore
June 14, 2005

Statement of Directors
      In the opinion of the directors, the accompanying financial statements of Flextronics International Ltd. (the “Parent”) and the consolidated financial statements of Flextronics International Ltd. and subsidiaries (the “Company”) are drawn up so as to give a true and fair view of the state of affairs of the Parent and the Company as at March 31, 2005, and of the results, changes in equity and cash flows of the Company for the year then ended and at the date of this statement there are reasonable grounds to believe that the Parent will be able to pay its debts as and when they fall due.

On Behalf of the Board of Directors

/s/ MICHAEL E. MARKS

Director

/s/ MICHAEL J. MORITZ

Director
Singapore
June 14, 2005

Auditors’ Report to the Members of Flextronics International Ltd.
      We have audited the accompanying Consolidated Financial Statements of Flextronics International Ltd. and its subsidiaries (the “Company”) and the Supplementary Financial Statements of Flextronics International Ltd. (the “Parent”) for the financial year ended March 31, 2005, (collectively the “statutory financial statements”). These statutory financial statements are the responsibility of the Parent’s directors. Our responsibility is to express an opinion on these statutory financial statements based on our audit.
      We conducted our audit in accordance with Singapore Standards on Auditing. Those Standards require that we plan and perform the audit to obtain reasonable assurance about whether the statutory financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statutory financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the directors, as well as evaluating the overall financial statements presentation. We believe that our audit provides a reasonable basis for our opinion.
      The Parent accounted for investments in subsidiaries using the equity method. Under this method, the Parent’s investments in subsidiaries are reported as a separate line in the Parent’s balance sheet. Accounting principles generally accepted in the United States of America require that these investments be consolidated rather than reported using the equity method.
      Except for the foregoing, in our opinion:

a) the statutory financial statements are properly drawn up in accordance with the provisions of the Singapore Companies Act, Cap. 50 (“Act”) and accounting principles generally accepted in the United States of America (the use of which is approved by the Accounting and Corporate Regulatory Authority in Singapore) so as to give a true and fair view of the state of affairs of the Company and of the Parent as at March 31, 2005, and of the results, changes in equity and cash flows of the Company for the financial year then ended; and

b) the accounting and other records required by the Act to be kept by the Parent and by those subsidiaries incorporated in Singapore of which we are the auditors have been properly kept in accordance with the provisions of the Act.
      The accompanying Consolidated Financial Statements of the Company as of March 31, 2005, and for the year then ended, have been audited by Deloitte & Touche LLP, San Jose and have been included in the Annual Report for the financial year ended March 31, 2005 filed with the United States Securities and Exchange Commission. Together with the Supplementary Financial Statements of the Parent, these Consolidated Financial Statements have been reproduced for the purposes of filing with the Accounting and Corporate Regulatory Authority in Singapore.
/s/ DELOITTE & TOUCHE
            Certified Public Accountants
Singapore
June 14, 2005

FLEXTRONICS INTERNATIONAL LTD.
CONSOLIDATED BALANCE SHEETS

	March 31,

	2005	2004

	(In thousands, except
	per share amounts)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$869,258	$615,276
Accounts receivable, less allowance for doubtful accounts of $31,166 and $38,736 as of March 31, 2005, and 2004, respectively	1,842,010	1,871,637
Inventories	1,518,866	1,179,513
Deferred income taxes	12,117	14,244
Other current assets	544,914	581,063

Total current assets	4,787,165	4,261,733
Property and equipment, net	1,704,516	1,625,000
Deferred income taxes	684,952	604,785
Goodwill	3,359,477	2,653,372
Other intangible assets, net	142,712	68,060
Other assets	328,750	370,987

Total assets	$11,007,572	$9,583,937

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Bank borrowings and current portion of long-term debt	$17,448	$96,287
Current portion of capital lease obligations	8,718	8,203
Accounts payable	2,523,269	2,145,174
Accrued payroll	285,504	263,949
Other current liabilities	1,045,255	863,304

Total current liabilities	3,880,194	3,376,917
Long-term debt, net of current portion	1,700,429	1,609,177
Capital lease obligation, net of current portion	9,141	15,084
Other liabilities	193,760	215,546
Commitments and contingencies (Note 7)
SHAREHOLDERS’ EQUITY:
Ordinary shares, S$0.01 par value; authorized — 1,500,000,000 shares; issued and outstanding — 568,329,662 and 529,944,282 shares as of March 31, 2005, and 2004, respectively	3,360	3,135
Additional paid-in capital	5,486,404	5,014,990
Accumulated deficit	(382,600)	(722,471)
Accumulated other comprehensive income (loss)	123,683	78,105
Deferred compensation	(6,799)	(6,546)

Total shareholders’ equity	5,224,048	4,367,213

Total liabilities and shareholders’ equity	$11,007,572	$9,583,937

The accompanying notes are an integral part of these consolidated financial statements.

FLEXTRONICS INTERNATIONAL LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Fiscal Year Ended March 31,

	2005	2004	2003

	(In thousands, except per share amounts)
Net sales	$15,908,223	$14,530,416	$13,378,699
Cost of sales	14,827,860	13,704,576	12,650,402
Restructuring charges	78,381	477,305	266,244

Gross profit	1,001,982	348,535	462,053
Selling, general and administrative expenses	568,533	487,287	456,199
Intangibles amortization	42,520	36,715	22,146
Restructuring charges	16,978	63,043	30,711
Other charges (income), net	(13,491)	—	7,456
Interest and other expense, net	94,205	77,700	92,780
Loss on early extinguishment of debt	16,328	103,909	—

Income (loss) before income taxes	276,909	(420,119)	(147,239)
Benefit from income taxes	(62,962)	(67,741)	(63,786)

Net income (loss)	$339,871	$(352,378)	$(83,453)

Earnings (loss) per share:
Basic	$0.61	$(0.67)	$(0.16)

Diluted	$0.58	$(0.67)	$(0.16)

Weighted average shares used in computing per share amounts:
Basic	552,920	525,318	517,198

Diluted	585,499	525,318	517,198

The accompanying notes are an integral part of these consolidated financial statements.

FLEXTRONICS INTERNATIONAL LTD.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	Fiscal Year Ended March 31,

	2005	2004	2003

	(In thousands)
Net income (loss)	$339,871	$(352,378)	$(83,453)
Other comprehensive income (loss):
Foreign currency translation adjustment, net of taxes	56,255	105,963	127,518
Unrealized gain (loss) on investment and derivatives, net of taxes	(10,667)	5,561	(1,223)

Comprehensive income (loss)	$385,449	$(240,854)	$42,842

The accompanying notes are an integral part of these consolidated financial statements.

FLEXTRONICS INTERNATIONAL LTD.
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

					Accumulated
			Additional		Other		Total
			Paid-In	Accumulated	Comprehensive	Deferred	Shareholders’
	Shares	Amount	Capital	Deficit	Income (Loss)	Compensation	Equity

	(In thousands)
BALANCE AT MARCH 31, 2002	513,012	$3,043	$4,898,807	$(286,640)	$(159,714)	$—	$4,455,496
Issuance of ordinary shares for acquisitions	1,639	3	14,709	—	—	—	14,712
Exercise of stock options	4,567	26	17,970	—	—	—	17,996
Ordinary shares issued under Employee Stock Purchase Plan	1,010	6	9,883	—	—	—	9,889
Net loss	—	—	—	(83,453)	—	—	(83,453)
Deferred stock compensation	—	—	7,232	—	—	(7,232)	—
Amortization of deferred stock compensation	—	—	—	—	—	1,085	1,085
Unrealized loss on derivative instruments, net of taxes	—	—	—	—	(1,223)	—	(1,223)
Foreign currency translation adjustments, net of taxes	—	—	—	—	127,518	—	127,518

BALANCE AT MARCH 31, 2003	520,228	3,078	4,948,601	(370,093)	(33,419)	(6,147)	4,542,020
Issuance of ordinary shares for acquisitions	517	2	3,160	—	—	—	3,162
Exercise of stock options	8,235	49	54,776	—	—	—	54,825
Ordinary shares issued under Employee Stock Purchase Plan	718	5	6,283	—	—	—	6,288
Issuance of restricted shares	246	1	(1)	—	—	—	—
Net loss	—	—	—	(352,378)	—	—	(352,378)
Deferred stock compensation	—	—	2,171	—	—	(2,171)	—
Amortization of deferred stock compensation	—	—	—	—	—	1,772	1,772
Unrealized gain on investment and derivatives, net of taxes	—	—	—	—	5,561	—	5,561
Foreign currency translation adjustments, net of taxes	—	—	—	—	105,963	—	105,963

BALANCE AT MARCH 31, 2004	529,444	3,135	5,014,990	(722,471)	78,105	(6,546)	4,367,213
Issuance of ordinary shares for acquisitions	10,004	60	127,166	—	—	—	127,226
Exercise of stock options	3,182	19	29,765	—	—	—	29,784
Modification of stock options grants (note 11)	—	—	5,575	—	—	—	5,575
Ordinary shares issued under Employee Stock Purchase Plan	561	3	6,814	—	—	—	6,817
Sales of ordinary shares in public offering, net of offering costs of $4,636	24,331	142	299,358	—	—	—	299,500
Issuance of restricted ordinary shares	308	1	328	—	—	—	329
Net income	—	—	—	339,871	—	—	339,871
Deferred stock compensation	—	—	2,408	—	—	(2,408)	—
Amortization of deferred stock compensation	—	—	—	—	—	2,155	2,155
Unrealized loss on investment and derivatives, net of taxes	—	—	—	—	(10,677)	—	(10,677)
Foreign currency translation adjustments, net of taxes	—	—	—	—	56,255	—	56,255

BALANCE AT MARCH 31, 2005	568,330	$3,360	$5,486,404	$(382,600)	$123,683	$(6,799)	$5,224,048

The accompanying notes are an integral part of these consolidated financial statements.

FLEXTRONICS INTERNATIONAL LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Fiscal Year Ended March 31,

	2005	2004	2003

	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$339,871	$(352,378)	$(83,453)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, amortization and impairment charges	373,670	662,798	419,086
Gain on sale of equipment	(1,752)	(2,206)	(1,200)
Provision for doubtful accounts	4,848	1,256	2,647
Equity in earnings (losses) of associated companies and other charges	2,785	(181)	27,086
Amortization of deferred stock compensation	2,155	1,772	1,085
Deferred income taxes	(84,070)	(97,171)	(92,798)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	110,907	(381,948)	496,193
Inventories	(105,126)	(40,302)	189,601
Other assets	61,341	(139,691)	127,535
Accounts payable and other current liabilities	19,636	535,749	(477,998)

Net cash provided by operating activities	724,265	187,698	607,784

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment, net of disposition	(289,680)	(181,461)	(208,311)
Purchases of OEM facilities and related assets	—	—	(8,143)
Acquisition of businesses, net of cash acquired	(469,003)	(119,983)	(501,602)
Other investments and notes receivable	20,406	(102,323)	(94,990)

Net cash used in investing activities	(738,277)	(403,767)	(813,046)

CASH FLOWS FROM FINANCING ACTIVITIES:
Bank borrowings and proceeds from long-term debt	1,793,969	1,446,592	892,961
Repayments of bank borrowings and long-term debt	(1,789,862)	(1,008,692)	(1,000,159)
Repayment of capital lease obligations	(10,672)	(12,613)	(24,231)
Payment for early extinguishment of debt	(13,201)	(91,647)	—
Proceeds from exercise of stock options and Employee Stock Purchase Plan	36,601	61,113	27,885
Net proceeds from issuance of ordinary shares in public offering	299,500	—	—

Net cash provided by (used in) financing activities	316,335	394,753	(103,544)

Effect of exchange rate on cash	(48,341)	12,572	(12,298)

Net increase (decrease) in cash and cash equivalents	253,982	191,256	(321,104)
Cash and cash equivalents, beginning of year	615,276	424,020	745,124

Cash and cash equivalents, end of year	$869,258	$615,276	$424,020

The accompanying notes are an integral part of these consolidated financial statements.

1.	ORGANIZATION OF THE COMPANY
      Flextronics International Ltd. (“Flextronics” or the “Company”) was incorporated in the Republic of Singapore in May 1990. The Company is a leading provider of advanced electronics manufacturing services (EMS) to original equipment manufacturers (OEMs) for a broad range of products in the following industries: handheld devices, computers and office automation, communications infrastructure, consumer devices, information technology infrastructure, industrial, automotive and medical. The Company’s strategy is to provide customers with a complete range of vertically integrated global supply chain services through which the Company designs, builds and ships a complete packaged product for its OEM customers. The Company’s OEM customers leverage the Company’s services to meet their product requirements throughout the entire product life cycle. The Company also provides after-market services such as repair and warranty services as well as network and communications installation and maintenance.
      In addition to the assembly of printed circuit boards and complete systems and products, the Company’s manufacturing services include the fabrication and assembly of plastic and metal enclosures, the fabrication of printed circuit boards and backplanes and the fabrication and assembly of photonics components. The Company also provides contract design and related engineering services offerings to its customers, from full product development to system integration, industrialization, product cost reduction and software application development. These services include industrial and mechanical design, hardware design, embedded and application software development, semiconductor design, and system validation and test development.
      In addition, the Company offers a comprehensive range of value-added design services for its customers that range from contract design services (CDS), where the customer purchases services on a time and materials, to original product design and manufacturing services, where the customer purchases a product that was designed, developed and manufactured by the Company that the Company may customize to provide the customer with a unique “look and feel” (commonly referred to as original design manufacturing, or “ODM”). ODM products are then sold by the Company’s OEM customers under the OEM’s brand name.

2.	SUMMARY OF ACCOUNTING POLICIES

Basis of Presentation and Principles of Consolidation
      The Company’s fiscal year ends on March 31 of each year. Interim quarterly reporting periods end on the Friday closest to the last day of each fiscal quarter, except the third and fourth fiscal quarters which end on December 31 and March 31, respectively.
      Amounts included in the financial statements are expressed in U.S. dollars unless otherwise designated as Singapore dollars (S$) or Euros (€).
      The accompanying consolidated financial statements include the accounts of Flextronics and its wholly and majority-owned subsidiaries, after elimination of all significant intercompany accounts and transactions. For consolidated majority-owned subsidiaries in which the Company owns less than 100%, the Company records minority interest to account for the ownership interest of the minority owner. The Company recorded $40.8 million and $11.9 million as of March 31, 2005 and 2004, respectively, of minority interest, which are included in other liabilities in the consolidated balance sheets. The associated minority interest expense has not been material to the Company’s results of operations for fiscal years 2005, 2004 and 2003, and was classified as interest and other expense, net, in the consolidated statements of operations.

Use of Estimates
      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates and assumptions.

Translation of Foreign Currencies
      The financial position and results of operations of certain of the Company’s subsidiaries are measured using a currency other than the U.S. dollar as their functional currency. Accordingly, for these subsidiaries all assets and liabilities are translated into U.S. dollars at the current exchange rates as of the respective balance sheet date. Revenue and expense items are translated at the average exchange rates prevailing during the period. Cumulative gains and losses from the translation of these subsidiaries’ financial statements are reported as a separate component of shareholders’ equity. During fiscal year 2005, the Company realized a foreign exchange gain of $29.3 million from the liquidation of certain international entities. This gain was classified as a component of other charges (income), net, in the consolidated statement of operations.

Revenue Recognition
      Manufacturing revenue is recognized when the goods are shipped by the Company or received by its customer, title and risk of ownership have been passed, the price to the buyer is fixed or determinable and recoverability is reasonably assured. Service revenue is recognized when the services have been performed.

Cash and Cash Equivalents
      All highly liquid investments with maturities of three months or less from original dates of purchase are carried at fair market value and considered to be cash equivalents. Cash and cash equivalents consist of cash deposited in checking and money market accounts and certificates of deposit.
      Cash and cash equivalents consisted of the following:

	March 31,

	2005	2004

	(In thousands)
Cash and bank balances	$832,290	$596,259
Money market funds	15,911	14,501
Certificates of deposits	21,057	4,516

	$869,258	$615,276

Long-term Investments
      The Company also has certain investments in non-publicly traded technology companies. These investments are included within other assets in the Company’s consolidated balance sheet and are carried at cost. As of March 31, 2005 and 2004, the investments totaled $52.5 million and $41.9 million, respectively. The Company continuously monitors these investments for impairment and makes appropriate reductions in carrying values when necessary. During fiscal year 2005 and 2003, the Company recorded charges of $8.2 million and $7.4 million, respectively, for other than temporary impairment of its investments in certain of these non-publicly traded technology companies. No impairment charges were recorded in fiscal year 2004.

Concentration of Credit Risk
      Financial instruments, which potentially subject the Company to concentrations of credit risk, are primarily accounts receivable, cash and cash equivalents, investments, and derivative instruments.
      The Company performs ongoing credit evaluations of its customers’ financial condition and makes provisions for doubtful accounts based on the outcome of its credit evaluations. The Company generally does not require collateral for sales on credit. Management believes that credit risks are moderated by the financial stability of the Company’s end customers and the diverse geographic sales areas. In fiscal year 2005, Sony-Ericsson and Hewlett-Packard accounted for approximately 14% and 10% of net sales, respectively. In fiscal year 2004, Sony-Ericsson and Hewlett-Packard each accounted for approximately 12% of the net sales. In fiscal year 2003, Sony-Ericsson and Hewlett-Packard accounted for approximately 11% and 12% of net sales, respectively. No other customer accounted for more than 10% of net sales in the periods ended

March 31, 2005, 2004 and 2003. The Company’s ten largest customers accounted for approximately 62%, 64% and 67% of its net sales, in fiscal years 2005, 2004 and 2003, respectively. At March 31, 2005, Sony-Ericsson and Hewlett-Packard each accounted for approximately 10% of net accounts receivable. At March 31, 2004, Hewlett-Packard accounted for approximately 10% of net accounts receivable.
      The Company maintains cash and cash equivalents with various financial institutions that management believes to be of high credit quality. These financial institutions are located in many different locations throughout the world. The Company’s cash equivalents are comprised of cash deposited in money market accounts and certificates of deposit. The Company’s investment policy limits the amount of credit exposure to 20% of the total investment portfolio in any single issuer.
      The amount subject to credit risk related to derivative instruments are generally limited to the amount, if any, by which a counterparty’s obligations exceed the obligations of the Company with that counterparty. To manage the counterparty risk, the Company limits its derivative transactions to those with recognized financial institutions.

Inventories
      Inventories are stated at the lower of cost (on a first-in, first-out basis) or market value. Cost is comprised of direct materials, labor and overhead. The components of inventories, net of applicable lower of cost or market provisions, were as follows:

	March 31,

	2005	2004

	(In thousands)
Raw materials	$711,251	$622,905
Work-in-progress	306,833	242,435
Finished goods	500,782	314,173

	$1,518,866	$1,179,513

Property and Equipment
      Property and equipment are stated at cost. Depreciation and amortization are provided on a straight-line basis over the estimated useful lives of the related assets (three to thirty years), with the exception of building leasehold improvements, which are amortized over the term of the lease, if shorter. Effective October 1, 2004, the estimated useful lives of certain machinery and equipment were changed from five years to seven years. The use of these assets and the advancement of the associated technology have demonstrated that seven years is a more reasonable and accurate economic useful life, so the Company has aligned the depreciation expense associated with these assets with their future economic benefit. As a result of this change in estimated useful life, the Company recognized lower depreciation expense of approximately $12.0 million in fiscal year 2005 (than would have been recognized without the change in useful life) and anticipates recognizing lower depreciation expense of $20.7 million and $11.5 million in fiscal years 2006 and 2007, respectively, and higher depreciation expenses of $1.2 million, $10.7 million, $17.1 million, $12.1 million and $3.2 million in fiscal years 2008, 2009, 2010, 2011 and 2012, respectively. Repairs and maintenance costs are expensed as incurred. Property and equipment was comprised of the following:

	March 31,

	2005	2004

	(In thousands)
Machinery and equipment	$1,451,083	$1,333,578
Buildings	767,120	741,692
Leasehold improvements	100,218	86,133
Computer equipment and software	261,249	232,129
Land and other	370,063	358,646

	2,949,733	2,752,178
Accumulated depreciation and amortization	(1,245,217)	(1,127,178)

Property and equipment, net	$1,704,516	$1,625,000

      Total depreciation expense associated with property and equipment amounted to approximately $309.0 million, $311.4 million and $327.4 million in fiscal years 2005, 2004 and 2003, respectively.
      The Company reviews property and equipment for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of property and equipment is measured by comparing its carrying amount to the projected undiscounted cash flows the property and equipment are expected to generate. An impairment loss is recognized when the carrying amount of a long-lived asset exceeds the fair value of the underlying asset.

Deferred Income Taxes
      The Company provides for income taxes in accordance with the asset and liability method of accounting for income taxes. Under this method, deferred income taxes are recognized for the tax consequences of “temporary differences” by applying the applicable statutory tax rate to such differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities.

Goodwill and Other Intangibles
      Goodwill of the reporting units is tested for impairment on January 31st and whenever events or changes in circumstance indicate that the carrying amount of goodwill may not be recoverable. Goodwill is tested for impairment at the reporting unit level by comparing the reporting unit’s carrying amount, including goodwill, to the fair value of the reporting unit. Reporting units represent components of the Company for which discrete financial information is available to management, and for which management regularly reviews the operating results. For purposes of the annual goodwill impairment evaluation, the Company has identified two separate reporting units: Electronic Manufacturing Services and Network Services. If the carrying amount of the reporting unit exceeds its fair value, a second step is performed to measure the amount of impairment loss, if any. Further, in the event that the carrying amount of the Company as a whole is greater than its market capitalization, there is a potential likelihood that some or all of its goodwill would be considered impaired. The Company completed the annual impairment test during its fourth quarter of fiscal year 2005 and determined that no impairment existed as of the date of the impairment test.

      The following table summarizes the activity in the Company’s goodwill account during fiscal years 2005 and 2004:

	2005	2004

	(In thousands)
Balance, beginning of the year,	$2,653,372	$2,121,997
Additions	594,691	450,959
Reclassification to other intangibles*	(5,270)	(2,381)
Foreign currency translation adjustments	116,684	82,797

Balance, end of the year,	$3,359,477	$2,653,372

*	Reclassification resulting from the completion of the final allocation of the Company’s intangible assets acquired through certain business combinations in a period subsequent to the respective period of acquisition, based on the completion of third-party valuations.
      All of the Company’s acquired intangible assets are subject to amortization over their estimated useful lives. The Company’s intangible assets are reviewed for impairment whenever events or changes in circumstance indicate that the carrying amount of an intangible may not be recoverable. Intangible assets are comprised of contractual agreements, patents and trademarks, developed technologies, customer relationships and other acquired intangibles. Contractual agreements, patents and trademarks, and developed technologies are amortized on a straight-line basis up to ten years. Other acquired intangibles related to favorable leases and customer relationships are amortized on a straight-line basis over three to ten years. No residual value is estimated for the intangible assets. During fiscal year 2005, there were approximately $113.2 million of additions to intangible assets, primarily related to certain customer relationships and certain contractual agreements. During fiscal year 2004, there were $27.1 million of additions to intangible assets, primarily related to purchased patents, license agreements and certain contractual agreements. The value of the Company’s intangible assets purchased through business combinations is principally determined based on third-party valuations of the net assets acquired. The Company is in the process of determining the value of its intangible assets acquired from certain acquisitions completed in fiscal year 2005 and expects to complete this by the end of the first quarter of fiscal year 2006. The components of intangible assets are as follows:

	March 31, 2005			March 31, 2004

	Gross		Net	Gross		Net
	Carrying	Accumulated	Carrying	Carrying	Accumulated	Carrying
	Amount	Amortization	Amount	Amount	Amortization	Amount

	(In thousands)			(In thousands)
Intangible assets:
Contractual agreements	$104,383	$(58,221)	$46,162	$77,706	$(31,584)	$46,122
Patents and trademarks	8,082	(1,688)	6,394	2,611	(536)	2,075
Developed technologies	11,812	(1,231)	10,581	500	(84)	416
Customer relationships	71,353	(4,342)	67,011	3,286	(426)	2,860
Other acquired intangibles	32,619	(20,055)	12,564	28,234	(11,647)	16,587

Total	$228,249	$(85,537)	$142,712	$112,337	$(44,277)	$68,060

      Total intangible amortization expense recorded during fiscal years 2005, 2004 and 2003 amounted to $42.5 million, $36.7 million and $22.1 million, respectively. Expected future estimated annual amortization expense is as follows:

Fiscal Years Ending March 31,	Amount

(In thousands)
2006	$37,547
2007	22,336
2008	19,082
2009	14,813
2010	13,876
Thereafter	35,058

Total amortization expenses	$142,712

Derivative Instruments and Hedging Activities
      The Company accounts for derivative instruments and hedging activities in accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended by SFAS No. 138, “Accounting for Certain Derivative Instruments and Hedging Activities — an Amendment of SFAS 133” and No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.” All derivative instruments are recorded on the balance sheet at fair value. If the derivative is designated as a cash flow hedge, the effective portion of changes in the fair value of the derivative is recorded in shareholders’ equity as a separate component of accumulated other comprehensive income and is recognized in the statement of operations when the hedged item affects earnings. Ineffective portions of changes in the fair value of cash flow hedges are immediately recognized in earnings. If the derivative is designated as a fair value hedge, the changes in the fair value of the derivative and of the hedged item attributable to the hedged risk are recognized in earnings in the current period.

Accounting for Stock-Based Compensation
      The Company currently maintains four stock-based employee compensation plans, which are more fully described in Note 9, “Shareholders’ Equity.” The Company accounts for its stock option awards to employees under the recognition and measurement principles of Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees” and related interpretations. No compensation expense is recorded for options granted in which the exercise price equals or exceeds the market price of the underlying stock on the date of grant in accordance with the provisions of APB Opinion No. 25.
      On December 16, 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 123 (revised 2004), Share-Based Payments (“SFAS 123R”). SFAS 123R eliminates the alternative of applying the intrinsic value measurement provisions of Opinion 25 to stock compensation awards issued to employees and requires companies to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost will be recognized over the period during which an employee is required to provide services in exchange for the award (usually the vesting period).
      SFAS 123(R) permits public companies to adopt its requirements using one of two methods:

1. Modified Prospective Application Method: Under this method SFAS 123R is applied to new awards and to awards modified, repurchased, or cancelled after the effective date. Compensation cost for the portion of awards for which service has not been rendered (such as unvested options) that are outstanding as of the date of adoption shall be recognized as the remaining services are rendered. The compensation cost relating to unvested awards at the date of adoption shall be based on the grant-date fair value of those awards as calculated for pro forma disclosures under the original SFAS 123.

2. Modified Retrospective Application Method: Companies may also use the Modified Retrospective Application Method for all prior years for which the original SFAS 123 was effective or only to prior interim periods in the year of initial adoption. If the Modified Retrospective Application Method is applied, financial statements for prior periods shall be adjusted to give effect to the fair-value-based method of accounting for awards on a consistent basis with the pro forma disclosures required for those periods under the original SFAS 123.
      On April 14, 2005, the Securities and Exchange Commission (or the “SEC”) adopted a rule amendment that delayed the compliance dates for SFAS 123R such that the Company is now allowed to adopt the new standard no later than April 1, 2006. The Company has not yet quantified the effects of the adoption of SFAS 123R, but it is expected that it will result in significant stock-based compensation expense. The pro forma effects on net income (loss) and earnings (loss) per share if the Company had applied the fair value recognition provisions of original SFAS 123 on stock compensation awards (rather than applying the intrinsic value measurement provisions of Opinion 25) are disclosed in the following table. Although such pro forma effects of applying original SFAS 123 may be indicative of the effects of adopting SFAS 123R, the provisions of these two statements differ in some important respects. The actual effects of adopting SFAS 123R will be dependent on numerous factors including, but not limited to, the valuation model chosen by the Company to value stock-based awards; the assumed award forfeiture rate; the accounting policies adopted concerning the method of recognizing the fair value of awards over the service period; and the transition method chosen for adopting SFAS 123R. The Company is currently evaluating option valuation methodologies and assumptions in light of SFAS 123R.

	Fiscal Year Ended March 31,

	2005	2004	2003

	(In thousands)
Net income (loss), as reported	$339,871	$(352,378)	$(83,453)
Add: Stock-based employee compensation expense included in reported net income (loss), net of tax	$2,155	$1,772	$1,085
Less: Fair value compensation costs, net of taxes	(175,981)	(54,623)	(72,911)

Pro forma net income (loss)	$166,045	$(405,229)	$(155,279)

Basic net income (loss) per share:
As reported	$0.61	$(0.67)	$(0.16)

Pro forma	$0.30	$(0.77)	$(0.30)

Diluted net income (loss) per share:
As reported	$0.58	$(0.67)	$(0.16)

Pro forma	$0.29	$(0.77)	$(0.30)

      On January 17, 2005, the Company’s Board of Directors approved accelerating the vesting of all out-of-the-money, unvested options to purchase the Company’s ordinary shares held by current employees, including executive officers. No options held by non-employee Directors were subject to the acceleration. All options priced above $12.98, the closing price of the Company’s ordinary shares on January 17, 2005, were considered to be out-of-the-money. The acceleration was effective as of January 17, 2005, provided that holders of incentive stock options (“ISOs”) within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, had the opportunity to decline the acceleration of ISO options in order to prevent changing the status of the ISO option for federal income tax purposes to a non-qualified stock option.
      The acceleration of these options was done primarily to eliminate future compensation expense the Company would otherwise recognize in its income statement with respect to these options upon the adoption of SFAS 123R. In addition, because these options have exercise prices in excess of current market values and are not fully achieving their original objectives of incentive compensation and employee retention, management believes that the acceleration may have a positive effect on employee morale and retention. The future expense that was eliminated was approximately $121.2 million (of which approximately $26.4 million is attributable to options held by executive officers). This amount is reflected in the pro forma footnote disclosure above.
      In accordance with the disclosure provisions of SFAS No. 123, the fair value of employee stock options granted during fiscal years 2005, 2004 and 2003 were estimated at the date of grant using the Black-Scholes model and the following weighted average assumptions. The fiscal year 2003 pro forma net loss and net loss per share presented above have been revised. The changes did not impact the Company’s consolidated statements of operations in 2003.

	Fiscal Year Ended March 31,

	2005	2004	2003

Volatility	79.4%	84.8%	77.0%
Risk-free interest rate	3.0%	2.3%	3.8%
Dividend yield	0.0%	0.0%	0.0%
Expected option lives	3.8 years	3.8 years	3.6 years
      In fiscal year 2003, 2004 and the first nine months of fiscal year 2005, the Company used its historical volatility as its basis to estimate expected volatility. In light of recent accounting guidance related to stock options, the Company reevaluated the volatility assumptions used to estimate the value of employee stock options granted in the fourth quarter of fiscal year 2005. Management determined that implied volatility related to publicly traded options is more reflective of market conditions and a better indicator of expected volatility than historical volatility. As such, the volatility in fiscal year 2005 reflected a prospective change in volatility beginning in the fourth quarter of fiscal year 2005.
      The following weighted average assumptions are used in estimating fair value related to shares issued under employee stock purchase plans:

	Fiscal Year Ended March 31,

	2005	2004	2003

Volatility	41.3%	44.0%	44.0%
Risk-free interest rate	1.7%	1.4%	1.1%
Dividend yield	0.0%	0.0%	0.0%
Expected option lives	0.5 years	0.5 years	0.5 years
      Due to the subjective nature of the assumptions used in the Black-Scholes model, the pro forma net income (loss) and net income (loss) per share disclosures may not reflect the associated fair value of the outstanding options.
      The Company provides restricted stock grants to key employees under its 2002 Interim Incentive Plan. Shares awarded under the plan vest in installments over a five-year period and unvested shares are forfeited upon termination of employment. During fiscal year 2005, 175,000 shares of restricted stock were granted with a fair value on the date of grant of $13.58 per share. During fiscal year 2004, 230,000 shares of restricted stock were granted with a fair value on the date of grant of $10.88 per share. During fiscal year 2003, 1,230,000 shares of restricted stock were granted with a fair value on the date of grant of $5.88 per share. The unearned compensation associated with the restricted stock grants was $6.8 million and $6.5 million as of March 31, 2005 and March 31, 2004, respectively. The amounts are included in shareholders’ equity as a component of additional paid-in capital. Grants of restricted stock are recorded as compensation expense over the vesting period at the fair market value of the stock at the date of grant. In fiscal years 2005, 2004 and 2003, compensation expense related to the restricted stock grants amounted to $2.2 million, $1.8 million and $1.1 million, respectively.

Earnings (Loss) Per Share
      Basic earnings (loss) per share is computed using the weighted average number of ordinary shares outstanding during the applicable periods.

      Diluted earnings (loss) per share is computed using the weighted average number of ordinary shares and dilutive ordinary share equivalents outstanding during the applicable periods. Ordinary share equivalents include ordinary shares issuable upon the exercise of stock options, and are computed using the treasury stock method, as well as shares issuable upon conversion of debt instruments.
      Earnings (loss) per share was computed as follows:

	Fiscal Year Ended March 31,

	2005	2004	2003

	(In thousands, except per share amounts)
Basic earnings (loss) per share:
Net income (loss)	$339,871	$(352,378)	$(83,453)
Shares used in computation:
Weighted-average ordinary shares outstanding	552,920	525,318	517,198

Basic earnings (loss) per share	$0.61	$(0.67)	$(0.16)

Diluted earnings (loss) per share:
Net income (loss)	$339,871	$(352,378)	$(83,453)
Shares used in computation:
Weighted average ordinary shares outstanding	552,920	525,318	517,198
Weighted average ordinary share equivalents from Stock options and awards(1)	12,956	—	—
Weighted average ordinary share equivalents from convertible notes(2)	19,623	—	—

Weighted average ordinary shares and ordinary share equivalents outstanding	585,499	525,318	517,198

Diluted earnings (loss) per share	$0.58	$(0.67)	$(0.16)

(1)	Due to the Company’s reported net loss, the ordinary share equivalents from stock options and restricted stock to purchase 13,668,419 and 8,730,635 shares outstanding were excluded from the computation of diluted earnings (loss) per share during fiscal years 2004 and 2003, respectively, because the inclusion would be anti- dilutive for the periods.

Also, the ordinary share equivalents from stock options to purchase 24,186,135, 14,750,432 and 26,010,567 shares outstanding during fiscal years 2005, 2004 and 2003, respectively, were excluded from the computation of diluted earnings (loss) per share because the exercise price of these options was greater than the average market price of the Company’s ordinary shares during the respective periods.

(2)	Ordinary share equivalents from the zero coupon convertible junior subordinated notes of 19,047,619 and 809,772 shares outstanding were anti-dilutive in fiscal years 2004 and 2003, respectively. Therefore, these are not assumed to be converted for diluted earnings (loss) per share computation. Such shares were included as common stock equivalents during fiscal year 2005.

In addition, the ordinary share equivalents from the principal portion of the 1% convertible subordinated notes due August 2010 are excluded from the computation of diluted earnings (loss) per share, as the Company has the positive intent and ability to settle the principal amount of the notes in cash. The Company intends to settle any conversion spread (excess of conversion value over face value) in stock. Accordingly, 575,587 ordinary shares equivalents from the conversion spread have been included in the shares used for computation of diluted earnings per share during fiscal 2005. The ordinary shares equivalent of 851,274 from the conversion spread were anti-dilutive in fiscal year 2004, and therefore, these were excluded from the computation of diluted earnings (loss) per share during fiscal year 2004. No such shares were outstanding during fiscal year 2003.

Recent Accounting Pronouncements

Inventory Costs
      In November 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 151, Inventory Costs, an amendment of ARB No. 43, Chapter 4 (“SFAS 151”). This statement amends the guidance of ARB. No 43, Chapter 4 “Inventory Pricing” and requires that abnormal amounts of idle facility expense, freight, handling costs, and wasted material be recognized as current period charges. In addition, this statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. SFAS 151 is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The Company does not anticipate that the implementation of this standard will have a material impact on its financial position, results of operations or cash flows.

Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004
      FASB Staff Position (“FSP”) No. 109-2, “Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004” (“FSP 109-2”), provides guidance under SFAS No. 109, “Accounting for Income Taxes,” with respect to recording the potential impact of the repatriation provisions of the American Jobs Creation Act of 2004 (the “Jobs Act”) on income tax expense and deferred tax liabilities. The Jobs Act was enacted on October 22, 2004. FSP 109-2 states that an enterprise is allowed time beyond the financial reporting period of enactment to evaluate the effect of the Jobs Act on its plan for reinvestment or repatriation of foreign earnings for purposes of applying SFAS No. 109. The Company is currently assessing the impact of this provision and has not determined whether to elect to apply it. Any effect on the Company’s tax accounts will be reflected in the quarter in which a decision is made to apply the provision.

Share-Based Payments
      See Note 2, “Accounting for Stock-Based Compensation.”

Exchanges of Nonmonetary Assets
      On December 16, 2004, the FASB issued Statement No. 153, “Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions.” SFAS No. 153 addresses the measurement of exchanges of nonmonetary assets and redefines the scope of transactions that should be measured based on the fair value of the assets exchanged. SFAS No. 153 is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The Company does not believe adoption of SFAS No. 153 will have a material effect on its consolidated financial position, results of operations or cash flows.

Implicit Variable Interests under FASB Interpretation No. 46 (revised December 2003), Consolidation of Variable Interest Entities
      In March 2005, the FASB issued FSP No. 46(R)-5, “Implicit Variable Interests under FASB Interpretation No. 46 (revised December 2003), Consolidation of Variable Interest Entities” (“FSP 46(R)-5”), which provides guidance for a reporting enterprise on whether it holds an implicit variable interest in a variable interest entity (VIE) or potential VIE when specific conditions exist. FSP 46(R)-5 is effective the first period beginning after March 3, 2005. The Company is currently evaluating the effect that the adoption of FSP 46(R)-5 will have on its consolidated results of operations and financial condition but does not expect it to have a material impact.

Reclassifications
      The Company has reclassified certain prior year information to conform to the current year’s presentation.

3.	SUPPLEMENTAL CASH FLOW DISCLOSURES
      The following table represents supplemental cash flow disclosure and non-cash investing and financing activities during the fiscal year:

	Fiscal Year Ended March 31,

	2005	2004	2003

	(In thousands)
Net cash paid for:
Interest	$76,060	$89,244	$107,395
Income taxes	$24,246	$36,356	$11,348
Non-cash investing and financing activities:
Equipment acquired under capital lease obligations	$6,091	$18,713	$—
Issuance of ordinary shares for acquisition of businesses	$127,226	$3,162	$14,712

4.	BANK BORROWINGS AND LONG-TERM DEBT
      Bank borrowings and long-term debt was comprised of the following:

	March 31,

	2005	2004

	(In thousands)
Short term bank borrowings	$10,304	$89,335
0.00% convertible junior subordinated notes	200,000	200,000
9.875% senior subordinated notes, net of discount	7,659	7,659
9.75% Euro senior subordinated notes	7,432	181,422
1.0% convertible subordinated notes	500,000	500,000
6.5% senior subordinated notes	399,650	399,650
6.25% senior subordinated notes	490,270	—
Outstanding under revolving lines of credit	—	220,000
Other	102,562	107,398

	1,717,877	1,705,464
Current portion	(17,448)	(96,287)

Non-current portion	$1,700,429	$1,609,177

      Maturities for the Company’s bank borrowings and other long-term debt are as follows:

Fiscal Years Ending March 31,	Amount

(In thousands)
2006	$17,448
2007	28,417
2008	200,000
2009	—
2010	—
Thereafter	1,472,012

Total	$1,717,877

Revolving Credit Facilities and Other Credit Lines
      The Company has a revolving credit facility, which as of March 31, 2005, was in the amount of $1.1 billion, and under which there were no borrowings outstanding as of March 31, 2005. On May 27, 2005, the Company amended the credit facility to increase the amount of the facility to $1.35 billion and to make certain other changes. The amended credit facility consists of two separate credit agreements, one providing for up to $1.105 billion principal amount of revolving credit loans to the Company and its designated subsidiaries; and one providing for up to $245.0 million principal amount of revolving credit loans to a U.S. subsidiary of the Company. The amended credit facility is a five-year facility expiring in May 2010. Borrowings under the amended credit facility bear interest, at the Company’s option, either at (i) the base rate (the greater of the agent’s prime rate or 0.50% plus the federal funds rate) plus the applicable margin for base rate loans ranging between 0.0% and 0.125%, based on the Company’s credit ratings; or (ii) the LIBOR rate plus the applicable margin for LIBOR loans ranging between 0.625% and 1.125%, based on the Company’s credit ratings. The Company is required to pay a quarterly commitment fee ranging from 0.125% to 0.250% per annum of the unutilized portion of the credit facility and, if the utilized portion of the facility exceeds 33% of the total commitment, a quarterly utilization fee ranging between 0.125% to 0.250% on such utilized portion, in each case based on the Company’s credit ratings. The Company is also required to pay letter of credit usage fees ranging between 0.625% and 1.125% per annum (based on the Company’s credit ratings) on the amount of the daily average outstanding letters of credit and issuance fees of 0.125% per annum on the daily average undrawn amount of letters of credit.
      The amended credit facility is unsecured, and contains certain restrictions on the Company’s and its subsidiaries’ ability to (i) incur certain debt, (ii) make certain investments, (iii) make certain acquisitions of other entities, (iv) incur liens, (v) dispose of assets, (vi) make non-cash distributions to shareholders, and (vii) engage in transactions with affiliates. These covenants are subject to a number of significant exceptions and limitations. The amended credit facility also requires that the Company maintain a maximum ratio of total indebtedness to EBITDA (earnings before interest expense, taxes, depreciation and amortization), and a minimum fixed charge coverage ratio, as defined, during the term of the credit facility. Borrowings under the credit facility are guaranteed by the Company and certain of its subsidiaries.
      Certain subsidiaries of the Company have various lines of credit available with annual interest rates ranging from 3.97% to 15.0%. These lines of credit expire on various dates through fiscal year 2006. The Company also has term loans with annual interest rates ranging from 4.63% to 10.25%. These lines of credit and term loans are primarily secured by assignment of account receivables and assets.

9.75% Euro Senior Subordinated Notes
      In March 2005, the Company paid approximately $190.1 million to redeem €144.2 million of 9.75% euro senior subordinated notes due July 2010. In connection with the redemption, the Company incurred a loss of approximately $16.3 million in fiscal year 2005 associated with the early extinguishment of the notes.

6.25% Senior Subordinated Notes
      In November 2004, the Company issued $500.0 million of 6.25% senior subordinated notes due in November 2014, for net proceeds of $493.0 million, of which $469.0 million was used to pay down the then outstanding balance on the Company’s existing revolving credit facility.
      The Company may redeem the notes in whole or in part at redemption prices of 103.125%, 102.083% and 101.042% of the principal amount thereof if the redemption occurs during the respective 12-month periods beginning on November 15 of the years 2009, 2010 and 2011, and at a redemption price of 100% of the principal amount thereof on and after November 15, 2012, in each case, plus any accrued and unpaid interest to the redemption date. In addition, if the Company generates net cash proceeds from certain equity offerings on or before November 15, 2007, the Company may redeem up to 35% in aggregate principal amount of the Notes at a redemption price of 106.25% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to the redemption date.

      The indenture governing the Company’s outstanding 6.25% senior subordinated notes contain certain covenants that, among other things, limit the ability of the Company and its restricted subsidiaries to (i) incur additional debt, (ii) issue or sell stock of certain subsidiaries, (iii) engage in certain asset sales, (iv) make distributions or pay dividends, (v) purchase or redeem capital stock, or (vi) engage in transactions with affiliates. The covenants are subject to a number of significant exceptions and limitations.

1.0% Convertible Subordinated Notes
      In August 2003, the Company issued $500.0 million aggregate principal amount of 1.0% convertible subordinated notes due August 2010. The notes are convertible at any time prior to maturity into ordinary shares of the Company at a conversion price of $15.525 (subject to certain adjustments). The Company used a portion of the net proceeds from this issuance and other cash sources to repurchase $492.3 million of its 9.875% senior subordinated notes due July 2010. In connection with the repurchase, the Company incurred a loss of approximately $95.2 million during second quarter of fiscal year 2004 associated with the early extinguishment of the notes.

6.5% Senior Subordinated Notes
      In May 2003, the Company issued $400.0 million of 6.5% senior subordinated notes due May 2013. In June 2003, the Company used $156.6 million of the net proceeds from the issuance to redeem all of its outstanding 8.75% senior subordinated notes due October 2007, of which $150.0 million aggregate principal was outstanding. In connection with the redemption, the Company incurred a loss of approximately $8.7 million during first quarter of fiscal year 2004 associated with the early extinguishment of the notes.
      The Company may redeem the notes in whole or in part at redemption prices of 103.250%, 102.167% and 101.083% of the principal amount thereof if the redemption occurs during the respective 12-month periods beginning on May 15 of the years 2008, 2009 and 2010, and at a redemption price of 100% of the principal amount thereof on and after 2011, in each case, plus any accrued and unpaid interest to the redemption date. In addition, if the Company generates net cash proceeds from certain equity offerings on or before May 15, 2006, the Company may redeem up to 35% in aggregate principal amount of the Notes at a redemption price of 106.5% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to the redemption date.
      The indenture governing the Company’s outstanding 6.5% senior subordinated notes contain certain covenants that, among other things, limit the ability of the Company and its restricted subsidiaries to (i) incur additional debt, (ii) issue or sell stock of certain subsidiaries, (iii) engage in certain asset sales, (iv) make distributions or pay dividends, (v) purchase or redeem capital stock, or (vi) engage transactions with affiliates. The covenants are subject to a number of significant exceptions and limitations.

Zero Coupon Convertible Junior Subordinated Notes
      In March 2003, the Company issued $200.0 million, zero coupon, zero yield, convertible junior subordinated notes maturing in March 2008. The notes are callable by the Company after three years and do not provide a put option prior to maturity. The notes are convertible into ordinary shares at a conversion price of $10.50 per share and are payable in cash or stock at maturity, at the Company’s option.
      As of March 31, 2005, the approximate fair values of the Company’s 9.875% notes, 9.75% notes, 6.5% notes, 6.25% notes and 1% convertible notes based on broker trading prices were 98.625%, 106.5%, 99.25%, 95.0% and 99.0% of the face values of the notes, respectively.

5.	FINANCIAL INSTRUMENTS
      The value of the Company’s cash and cash equivalents, investments, accounts receivable and accounts payable carrying amount approximates fair value. The fair value of the Company’s long-term debt is determined based on current broker trading prices. The Company’s cash equivalents are comprised of cash deposited in money market accounts and certificates of deposit (see Note 2, “Summary of Accounting

Policies”). The Company’s investment policy limits the amount of credit exposure to 20% of the total investment portfolio in any single issuer.
      The Company is exposed to foreign currency exchange rate risk inherent in forecasted sales, cost of sales, and assets and liabilities denominated in non-functional currencies. The Company has established currency risk management programs to protect against reductions in value and volatility of future cash flows caused by changes in foreign currency exchange rates. The Company enters into short-term foreign currency forward contracts to hedge only those currency exposures associated with certain assets and liabilities, mainly accounts receivable and accounts payable, and cash flows denominated in non-functional currencies. The Company does not engage in foreign currency speculation. The credit risk of these forward contracts is minimized since the contracts are with large financial institutions. The Company hedges committed exposures and these forward contracts generally do not subject the Company to risk of accounting losses. The gains and losses on forward contracts generally offset the gains and losses on the assets, liabilities and transactions hedged.
      The aggregate notional amount of outstanding contracts was $2.4 billion and $1.5 billion as of March 31, 2005 and 2004, respectively. The majority of these foreign exchange contracts expire in less than one month and almost all expire within six months. As of March 31, 2005 and 2004, the fair value of these short-term foreign currency forward contracts was recorded as other current assets amounting to $13.4 million and $8.9 million respectively. As of March 31, 2005 and 2004, the Company had recorded in other comprehensive income (loss) deferred losses of $6.3 million and deferred gains of $4.3 million, respectively, relating to the Company’s foreign currency forward contracts. These amounts are expected to be recognized in earnings over the next twelve months. The gains and losses recognized in earnings due to hedge ineffectiveness were immaterial for all periods presented.
      On November 17, 2004, the Company issued $500.0 million of 6.25% senior subordinated notes due in November 2014. Interest is payable semiannually on May 15 and November 15. The Company entered into interest rate swap transactions to effectively convert a portion of the fixed interest rate debt to a variable rate debt. The swaps, which expire in 2014, are accounted for as fair value hedges under SFAS 133. The notional amounts of the swaps total $400.0 million. Under the terms of the swaps, the Company will pay an interest rate equal to the six-month LIBOR rate, set in arrears, plus a fixed spread of 1.37% to 1.52%. In exchange, the Company will receive a payment based on a fixed rate of 6.25%. At March 31, 2005, $9.7 million has been recorded in other current assets to record the fair value of the interest rate swaps, with a corresponding decrease to the carrying value of the 6.25% senior subordinated notes on the Consolidated Balance Sheet.

6.	TRADE RECEIVABLES SECURIZATION
      The Company continuously sells a designated pool of trade receivables to a third party qualified special purpose entity, which in turn sells an undivided ownership interest to a conduit, administered by an unaffiliated financial institution. In addition to this financial institution, the Company participates in the securitization agreement as an investor in the conduit. The Company continues to service, administer and collect the receivables on behalf of the special purpose entity and receives a servicing fee of 1.0% of serviced receivables per annum. The Company pays annual facility and commitment fees of up to 0.24% for unused amounts and program fees of up to 0.34% of outstanding amounts. The securitization agreement allows the operating subsidiaries participating in the securitization to receive a cash payment for sold receivables, less a deferred purchase price receivable. The Company’s share of the total investment varies depending on certain criteria, mainly the collection performance on the sold receivables. The agreement, which expires in March 2006, is subject to annual renewal.
      At March 31, 2005, the unaffiliated financial institution’s maximum investment limit was $250 million. The Company has sold $249.9 million and $328.0 million of its accounts receivable as of March 31, 2005 and 2004, respectively, which represent the face amount of the total outstanding trade receivables on all designated customer accounts on those dates. The Company received net cash proceeds of $134.7 million and $172.1 million from the unaffiliated financial institutions for the sale of these receivables during fiscal years 2005 and 2004, respectively. The Company has a recourse obligation that is limited to the deferred purchase price receivable, which approximates 5% of the total sold receivables, and its own investment participation, the total of which was $123.1 million and $161.6 million as of March 31, 2005 and 2004, respectively.
      Additionally, during fiscal year 2005, the Company sold approximately $426.0 million of receivables to a banking institution with limited recourse, which management believes is nominal. The outstanding balance of sold receivables, not yet collected, was $202.1 million as of March 31, 2005.
      In accordance with Statement of Financial Accounting Standards No. 140 (SFAS 140) “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liability”, the accounts receivable balances that were sold were removed from the consolidated balance sheet and are reflected as cash provided by operating activities in the consolidated statement of cash flows.

7.	COMMITMENTS AND CONTINGENCIES
      As of March 31, 2005 and 2004, the gross carrying amount of the Company’s property and equipment financed under capital leases amounted to approximately $41.8 million and $38.3 million, respectively. Accumulated depreciation for property and equipment under capital leases totaled $23.9 million and $14.7 million at March 31, 2005 and 2004, respectively. These capital leases have interest rates ranging from 2.5% to 12.7%. The Company also leases certain of its facilities under non-cancelable operating leases. The capital and operating leases expire in various years through 2059 and require the following minimum lease payments:

	Capital	Operating
Fiscal Year Ending March 31,	Lease	Lease

	(In thousands)
2006	$9,202	$77,497
2007	5,764	54,496
2008	1,044	36,505
2009	972	24,969
2010	690	19,549
Thereafter	1,207	202,900

Total minimum lease payments	18,879	$415,916

Amount representing interest	(1,020)

Present value of total minimum lease payments	17,859
Current portion	(8,718)

Capital lease obligation, net of current portion	$9,141

      Total rent expense amounted to $92.3 million, $94.1 million, and $116.3 million in fiscal years 2005, 2004 and 2003, respectively.
      Included in the above remaining operating lease payments commitments are payments under two leases located in Mexico and Texas. Refer to Note 15, “Consolidation of Variable Interest Entities” for further discussion.
      On June 29, 2004, the Company entered into an asset purchase agreement with Nortel providing for Flextronics’s purchase of certain of Nortel’s optical, wireless, wireline and enterprise manufacturing operations and optical design operations. The purchase of these assets will occur in stages, with the first and second stages completed in November 2004 and February 2005, and further stages scheduled in multiple phases during fiscal year 2006. Refer to Note 13, “Business Acquisitions” for further discussion.
      The Company is subject to legal proceedings, claims, and litigation arising in the ordinary course of business. The Company defends itself vigorously against any such claims. Although the outcome of these matters is currently not determinable, management does not expect that the ultimate costs to resolve these matters will have a material adverse effect on its consolidated financial position, results of operations, or cash flows.

8.	INCOME TAXES
      The domestic (“Singapore”) and foreign components of income (loss) before income taxes were comprised of the following:

	Fiscal Year Ended March 31,

	2005	2004	2003

	(In thousands)
Domestic	$42,374	$19,251	$33,628
Foreign	234,535	(439,370)	(180,867)

Total	$276,909	$(420,119)	$(147,239)

      The benefit from income taxes consisted of the following:

	Fiscal Year Ended March 31,

	2005	2004	2003

	(In thousands)
Current:
Domestic	$2,088	$3,388	$4,095
Foreign	28,516	91,282	18,361

	30,604	94,670	22,456
Deferred:
Domestic	870	(599)	700
Foreign	(94,436)	(161,812)	(86,942)

	(93,566)	(162,411)	(86,242)

Benefit from income taxes	$(62,962)	$(67,741)	$(63,786)

      The domestic statutory income tax rate was approximately 20.0% in fiscal years 2005 and 2004 and 22.0% in fiscal year 2003. The reconciliation of the income tax benefit expected based on domestic statutory income tax rates to the benefit for income taxes included in the consolidated statements of operations is as follows:

	Fiscal Year Ended March 31,

	2005	2004	2003

	(In thousands)
Income tax based on domestic statutory rates	$55,382	$(84,024)	$(32,392)
Effect of tax rate differential	(318,256)	(114,143)	(128,969)
Goodwill and other intangibles amortization	4,252	3,672	4,872
Change in valuation allowance	202,463	142,556	117,894
Other	(6,803)	(15,802)	(25,191)

Benefit from income taxes	$(62,962)	$(67,741)	$(63,786)

      The components of deferred income taxes are as follows:

	March 31,

	2005	2004

	(In thousands)
Deferred tax liabilities:
Fixed assets	$(37,669)	$(39,373)
Intangible assets	(26,633)	(27,540)
Others	(3,874)	(1,684)

Total deferred tax liabilities	(68,176)	(68,597)

Deferred tax assets:
Deferred compensation	4,710	8,229
Provision for inventory obsolescence	14,466	15,138
Provision for doubtful accounts	1,303	3,674
Net operating loss and other carryforwards	1,564,628	1,169,906
Others	68,730	64,245

	1,653,837	1,261,193
Valuation allowances	(888,592)	(573,567)

Total deferred tax asset	765,245	687,626

Net deferred tax asset	$697,069	$619,029

Classification of net deferred tax asset:
Current	$12,117	$14,244
Long-term	684,952	604,785

Total	$697,069	$619,029

      The Company has total tax loss carryforwards of approximately $3.9 billion, a portion of which begin expiring in 2010. Utilization of the tax loss carryforwards and other deferred tax assets is limited by the future earnings of the Company in the tax jurisdictions in which such deferred assets arose. As a result, management is uncertain as to when or whether these operations will generate sufficient profit to realize any benefit from the deferred tax assets. The valuation allowance provides a reserve against deferred tax assets that may not be realized by the Company. However, management has determined that it is more likely than not that the Company will realize certain of these benefits and, accordingly, has recognized a deferred tax asset from these benefits. The change in valuation allowance is net of certain increases and decreases to prior year losses and other carryforwards that have no current impact on the tax provision. Approximately $32.5 million of the valuation allowance relates to income tax benefits arising from the exercise of stock options, which will be credited directly to shareholders’ equity and will not be available to benefit the income tax provision in any future period.
      The amount of deferred tax assets considered realizable, however, could be reduced or increased in the near-term if facts, including the amount of taxable income or the mix of taxable income between subsidiaries, differ from management’s estimates.
      The Company does not provide for federal income taxes on the undistributed earnings of its foreign subsidiaries, as such earnings are not intended by management to be repatriated in the foreseeable future. Determination of the amount of the unrecognized deferred tax liability on these undistributed earnings is not practicable.

9.	SHAREHOLDERS’ EQUITY

Equity Offering
      On July 27, 2004, the Company completed a public offering of 24,330,900 of its ordinary shares for which the Company received net proceeds of approximately $299.5 million.

Stock Option and Incentive Plans
      At March 31, 2005, the Company had four stock-based employee compensation plans: the 2004 Award Plan for New Employees (the “2004 Plan”), the 2002 Interim Incentive Plan (the “2002 Plan”), the 2001 Equity Incentive Plan (the “2001 Plan”) and the 1997 Employee Stock Purchase Plan.
      The 2001 Plan provides for grants of up to 27,000,000 shares. Additionally, upon adoption of the 2001 Plan, the remaining shares that were available under the Company’s 1993 Share Option Plan (the “1993 Plan”), the 1999 Interim Option Plan, the 1998 Interim Option Plan, the 1997 Interim Option Plan, and all assumed plans and any shares issuable upon exercise of the options granted under those plans that expire or become unexercisable for any reason without having been exercised in full, are available for grant under the 2001 Plan. The adoption of the 2001 Plan mandated that no additional options be granted under the 1993 Plan, the 1999 Interim Option Plan, the 1998 Interim Option Plan, the 1997 Interim Option Plan, or the assumed plans. Any options outstanding under these plans will remain outstanding until exercised or until they terminate or expire by their terms. The 2001 Plan contains two separate equity incentive programs including a discretionary option grant program and an automatic option grant program. The discretionary option grant program is administered by the Compensation Committee with respect to officers and directors, and by the Chief Executive Officer with respect to all other employees.
      Options granted under the 2001 Plan, the 1993 Plan, the 1999 Interim Option Plan, the 1998 Interim Option Plan, and the 1997 Interim Option Plan generally vest over four years. Options granted under the assumed plans have varying vesting schedules. Options granted under the 2001 Plan generally expire ten years from the date of grant. Pursuant to an amendment to the provisions relating to the term of options provided under the 1993 Plan, options granted subsequent to October 1, 2000 expire ten years from the date of grant, rather than the five-year term previously provided. Options granted under the 1999 Interim Option Plan expire five years from the date of grant. Options granted prior to July 2002 under the 1998 and 1997 Interim Option Plans expire five years from the date of grant and all subsequent option grants generally expire ten years from the date of grant.
      The 2002 Plan provides for grants of up to 20,000,000 shares. The plan provides grants of nonqualified stock options to employees, officers and directors. The exercise price of options granted under the 2002 Plan is determined by the Company’s Compensation Committee and may not be less than the fair market value of the underlying stock on the date of grant. Options granted under the 2002 Plan generally vest over four years and generally expire ten years from the date of grant.
      The 2004 Plan provides for grants of up to 7,500,000 shares. The plan provides grants of nonqualified stock options to new employees. The exercise price of options granted under the 2004 Plan is determined by the Company’s Compensation Committee and may not be less than the fair market value of the underlying stock on the date of grant. Options granted under the 2004 Plan generally vest over four years and generally expire ten years from the date of grant.
      The Company’s 1997 Employee Stock Purchase Plan (the “Purchase Plan”) provides for issuance of up to 3,400,000 ordinary shares. The Purchase Plan was approved by the shareholders in October 1997. Under the Purchase Plan, employees may purchase, on a periodic basis, a limited number of ordinary shares through payroll deductions over a six-month period up to 10% of each participant’s compensation. The per share purchase price is 85% of the fair market value of the stock at the beginning or end of the offering period, whichever is lower. The ordinary shares sold under this plan in fiscal year 2005, fiscal year 2004 and fiscal year 2003 amounted to 560,596, 717,595, and 1,009,692, respectively. The weighted-average fair value of ordinary shares sold under this plan in fiscal years 2005, 2004 and 2003 was $14.31, $10.30 and $11.52 per share, respectively.

      The following table presents the activity for options outstanding under all of the stock option plans (“Price” reflects the weighted average exercise price):

	March 31, 2005		March 31, 2004		March 31, 2003

	Options	Price	Options	Price	Options	Price

Outstanding, beginning of fiscal year	50,303,999	$12.86	55,682,533	$11.35	45,641,139	$15.00
Granted	18,461,056	13.94	8,841,856	15.60	19,864,076	6.97
Exercised	(3,182,087)	9.34	(8,235,283)	6.66	(4,567,256)	4.05
Forfeited	(8,004,567)	17.99	(5,985,107)	11.39	(5,255,426)	21.25

Outstanding, end of fiscal year	57,578,401	$12.67	50,303,999	$12.86	55,682,533	$11.35

Options exercisable, end of fiscal year	40,484,074		27,638,781		31,056,183

Weighted average fair value per option granted	$7.99		$9.47		$4.84

      The following table presents the composition of options outstanding and exercisable as of March 31, 2005:

	Options Outstanding			Options Exercisable

		Weighted	Weighted		Weighted
		Average	Average		Average
	Number of	Contractual	Exercise	Number of	Exercise
Range of Exercise Prices	Shares	Life	Price	Shares	Price

$ 0.42 - $ 5.88	7,053,025	4.28	$4.63	5,998,121	$4.41
$ 5.96 - $ 6.23	644,644	3.75	6.17	641,311	6.17
$ 7.13 - $ 7.90	11,754,976	6.84	7.88	5,265,193	7.86
$ 8.01 - $11.53	5,836,848	7.64	10.20	2,245,515	8.88
$11.57 - $13.18	7,574,965	9.47	12.68	3,120,440	13.14
$13.35 - $15.90	8,219,876	7.19	14.70	6,721,552	14.99
$15.95 - $17.37	6,948,010	8.48	16.93	6,946,960	16.93
$17.38 - $23.19	7,474,801	6.90	19.71	7,473,726	19.71
$23.61 - $43.00	2,068,956	0.41	28.43	2,068,956	28.43
$44.13 - $44.13	2,300	0.44	44.13	2,300	44.13

$ 0.42 - $44.13	57,578,401	6.94	$12.67	40,484,074	$13.77

10.	RESTRUCTURING CHARGES
      In recent years, the Company has initiated a series of restructuring activities in light of the global economic downturn. These activities, which are intended to realign the Company’s global capacity and infrastructure with demand by its OEM customers and thereby improve operational efficiency, include reducing excess workforce and capacity, and consolidating and relocating certain manufacturing and administrative facilities to lower cost regions.
      The restructuring costs include employee severance, costs related to leased facilities, owned facilities that are no longer in use and are to be disposed of, leased equipment that is no longer in use and will be disposed of, and other costs associated with the exit of certain contractual agreements due to facility closures. The overall impact of these activities is that the Company has shifted its manufacturing capacity to locations with higher efficiencies and, in some instances, lower costs, and is better utilizing its overall existing manufacturing capacity. This has enhanced the Company’s ability to provide cost-effective manufacturing service offerings, which enables it to retain and expand the Company’s existing relationships with customers and attract new business. These restructuring activities were substantially complete as of March 31, 2004, with some smaller-scale activities occurring in fiscal year 2005. The facility closures and activities related to the restructuring charges were substantially completed within one year of the commitment dates of the respective exit plans, except for certain long-term contractual obligations.
      The Company accounts for costs associated with restructuring activities initiated after December 31, 2002 in accordance with SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities,” which supersedes previous accounting guidance, principally Emerging Issues Task Force Issue (EITF) No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activities.” SFAS 146 requires that the liability for costs associated with exit or disposal of activities be recognized when the liability is incurred.

Fiscal Year 2005
      The Company recognized restructuring charges of approximately $95.4 million during fiscal year 2005 related to severance, the impairment of certain long-term assets and other costs resulting from closures and consolidations of various manufacturing facilities. The Company has classified $78.4 million of the charges associated with facility closures as a component of cost of sales during fiscal year 2005. The Company currently anticipates that the facility closures and activities to which all of these charges relate will be substantially completed within one year of the commitment dates of the respective activities, except for certain long-term contractual obligations. During fiscal year 2005, the Company recorded approximately $16.3 million of other exit costs primarily associated with contractual obligations. As of March 31, 2005, approximately $1.9 million is classified as long-term obligations and will be paid throughout the term of the terminated leases.
      As of March 31, 2005, assets that were no longer in use and held for sale totaled approximately $59.3 million, primarily representing manufacturing facilities located in the Americas that have been closed as part of the facility consolidations. For assets held for sale, depreciation ceases and an impairment loss is recognized if the carrying amount of the asset exceeds its fair value less cost to sell. Assets held for sale are included in other assets on the consolidated balance sheet.

      The components of the restructuring charges during the first, second, third, and fourth quarters of fiscal year 2005 were as follows:

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter	Total	Nature

	(In thousands)
Americas:
Severance	$1,793	$—	$—	$—	$1,793
Long-lived asset impairment	365	125	—	5,300	5,790
Other exit costs	1,598	321	170	—	2,089

Total restructuring charges	3,756	446	170	5,300	9,672

Asia:
Severance	—	872	—	—	872
Long-lived asset impairment	—	267	—	—	267
Other exit costs	—	1,220	—	—	1,220

Total restructuring charges	—	2,359	—	—	2,359

Europe:
Severance	17,447	15,613	29,092	1,515	63,667
Long-lived asset impairment	100	5,743	—	795	6,638
Other exit costs	2,285	9,341	1,397	—	13,023

Total restructuring charges	19,832	30,697	30,489	2,310	83,328

Total
Severance	19,240	16,485	29,092	1,515	66,332	Cash
Long-lived asset impairment	465	6,135	—	6,095	12,695	Non-cash
Other exit costs	3,883	10,882	1,567	—	16,332	Cash & non-cash

Total restructuring charges	$23,588	$33,502	$30,659	$7,610	$95,359

      During fiscal year 2005 the Company recorded approximately $66.3 million of employee termination costs associated with the involuntary terminations of approximately 3,000 identified employees in connection with the various facility closures and consolidations. The identified involuntary employee terminations by reportable geographic region amounted to approximately 300 for the Americas, 200 for Asia and 2,500 for Europe, respectively. As of March 31, 2005, approximately 2,950 employees have been terminated under these plans, while approximately 50 employees have been notified but not yet terminated. Approximately $54.7 million of the charges were classified as a component of cost of sales.
      During fiscal year 2005 the Company also recorded approximately $12.7 million for the write-down of property and equipment and other assets associated with various manufacturing and administrative facility closures. Approximately $11.2 million of this amount was classified as a component of cost of sales.
      The restructuring charges recorded during fiscal year 2005 also included approximately $16.3 million for other exit costs. Approximately $12.5 million of the amount was classified as a component of cost of sales. Of this amount, customer disengagement costs amounted to approximately $5.5 million; facility lease obligations accounted for approximately $2.3 million and facility abandonment and refurbishment costs accounted for approximately $3.7 million.

      The following table summarizes the provisions, payments and the accrual balance relating to restructuring costs incurred during fiscal year ended March 31, 2005:

		Long-Lived
		Asset	Other
	Severance	Impairment	Exit Costs	Total

		(In thousands)
Activities during the year:
Provision	$66,332	$12,695	$16,332	$95,359
Cash payments	(57,758)	—	(6,977)	(64,735)
Non-cash charges	—	(12,695)	(6,624)	(19,319)

Balance as of March 31, 2005	8,574	—	2,731	11,305
Less:
Current portion (classified as other current liabilities)	(8,574)	—	(799)	(9,373)

Accrued facility closure costs, net of current portion (classified as other long-term liabilities)	$—	$—	$1,932	$1,932

Fiscal Year 2004
      The Company recognized restructuring charges of approximately $540.3 million during fiscal year 2004 related to the impairment of certain long-term assets and other costs resulting from closures and consolidations of various manufacturing facilities. The Company has classified $477.3 million of the charges associated with facility closures as a component of cost of sales during fiscal year 2004.

      The Company anticipates that the facility closures and activities to which all of these charges relate will be substantially completed within one year of the commitment dates of the respective exit plans, except for certain long-term contractual obligations. The components of the restructuring charges during the quarters of fiscal year 2004 were as follows:

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter	Total	Nature

	(In thousands)
Americas:
Severance	$3,691	$14,072	$5,023	$3,623	$26,409
Long-lived asset impairment	64,844	18,024	2,273	8,247	93,388
Other exit costs	17,736	18,492	18,978	25,772	80,978

Total restructuring charges	86,271	50,588	26,274	37,642	200,775

Asia:
Severance	—	—	—	—	—
Long-lived asset impairment	111,340	—	—	—	111,340
Other exit costs	—	—	—	—	—

Total restructuring charges	111,340	—	—	—	111,340

Europe:
Severance	8,200	6,003	28,081	35,040	77,324
Long-lived asset impairment	114,388	1,497	8,008	2,539	126,432
Other exit costs	6,909	2,164	8,656	6,748	24,477

Total restructuring charges	129,497	9,664	44,745	44,327	228,233

Total:
Severance	11,891	20,075	33,104	38,663	103,733	Cash
Long-lived asset impairment	290,572	19,521	10,281	10,786	331,160	Non-cash
Other exit costs	24,645	20,656	27,634	32,520	105,455	Cash & non-cash

Total restructuring charges	$327,108	$60,252	$71,019	$81,969	$540,348

      During fiscal year 2004, the Company recorded approximately $103.7 million of employee termination costs associated with the involuntary terminations of approximately 5,200 identified employees in connection with the various facility closures and consolidations. The identified involuntary employee terminations by reportable geographic region amounted to approximately 2,100 and 3,100 for the Americas and Europe, respectively. As of March 31, 2005, the total employees terminated under these plans had reached approximately 5,110, while approximately 90 employees have been notified but not yet terminated. Approximately $84.6 million of the net charges were classified as a component of cost of sales during fiscal year 2004.
      During fiscal year 2004 the Company also recorded approximately $331.2 million for the write-down of property and equipment associated with various manufacturing and administrative facility closures. Approximately $317.4 million of this amount was classified as a component of cost of sales in fiscal year 2004. Certain assets will remain in service until their anticipated disposal dates pursuant to the exit plans. For assets being held for use, impairment is measured as the amount by which the carrying amount exceeds the fair value of the asset. This calculation is measured at the asset group level, which is the lowest level for which there are identifiable cash flows. The fair value of assets held for use was determined based on projected discounted cash flows of the asset, plus salvage value. Certain other assets are held for sale, as these assets are no longer required in operations. For assets held for sale, depreciation ceases and an impairment loss is recognized if the carrying amount of the asset exceeds its fair value less cost to sell. Assets held for sale are included in other assets on the consolidated balance sheet.

      The restructuring charges recorded during fiscal year 2004 also included approximately $105.5 million for other exit costs. Approximately $75.3 million of this amount was classified as a component of cost of sales in fiscal year 2004. Other exit costs included contractual obligations totaling $59.1 million, which were incurred directly as a result of the various exit plans. The contractual obligations consisted of facility lease terminations amounting to $46.2 million, equipment lease terminations amounting to $7.3 million and payments to suppliers and third parties to terminate contractual agreements amounting to $5.6 million. Expenses associated with lease obligations are estimated based on future lease payment, less any estimated sublease income. The Company expects to make payments associated with its contractual obligations with respect to facility and equipment leases through the end of fiscal year 2024. Other exit costs also included charges of $17.7 million relating to asset impairments resulting from customer contracts that were terminated by the Company as a result of various facility closures. The Company had disposed of the impaired assets, primarily through scrapping and write-offs, by the end of fiscal year 2004. Other exit costs also included $4.1 million of net facility refurbishment and abandonment costs related to certain building repair work necessary to prepare the exited facilities for sale or to return the facilities to their respective landlords. The remaining $24.6 million primarily related to legal and consulting costs, and various government obligations for which the Company is liable as a direct result of its facility closures. The legal costs mainly relate to a settlement reached in November 2003 in the lawsuit with Beckman Coulter, Inc., relating to a contract dispute involving a manufacturing relationship between the companies. Pursuant to the terms of the settlement agreement, Flextronics agreed to a $23.0 million cash payment to Beckman Coulter to resolve the matter, and Beckman Coulter agreed to dismiss all pending claims against the Company and release the Company from any future claims relating to this matter.
      The following table summarizes the provisions, payments and the accrual balance relating to restructuring costs initiated prior to fiscal year ended March 31, 2004:

		Other
	Severance	Exit Costs	Total

	(In thousands)
Balance as of March 31, 2004	$22,376	$38,731	$61,107
Activities during fiscal year 2005:
Cash payments	(18,653)	(23,914)	(42,567)

Balance as of March 31, 2005	3,723	14,817	18,540
Less:
Current portion (classified as other current liabilities)	(3,723)	(8,639)	(12,362)

Accrued facility closure costs, net of current portion (classified as other long-term liabilities)	$—	$6,178	$6,178

Fiscal Year 2003
      The Company accounted for costs associated with restructuring activities initiated prior to December 31, 2002 in accordance with EITF No. 94-3.
      The Company recognized restructuring and other charges of approximately $304.4 million during fiscal year 2003, of which $297.0 million related to the closures and consolidations of various manufacturing facilities and $7.4 million related to the impairment of investments in certain technology companies. As further discussed below, $179.4 million and $86.9 million of the charges relating to facility closures were classified as a component of cost of sales in the first and third quarters of fiscal year 2003, respectively.

      The components of the net restructuring and other charges recorded during the first and third quarters of fiscal year 2003 were as follows:

	First	Third
	Quarter	Quarter	Total	Nature

	(In thousands)
Americas:
Severance	$21,053	$11,654	$32,707
Long-lived asset impairment	31,061	30,017	61,078
Other exit costs	42,287	31,086	73,373

Total restructuring charges	94,401	72,757	167,158

Asia:
Severance	2,306	183	2,489
Long-lived asset impairment	5,072	(5,397)	(325)
Other exit costs	1,349	(1,677)	(328)

Total restructuring charges	8,727	(6,891)	1,836

Europe:
Severance	53,542	29,737	83,279
Long-lived asset impairment	20,146	(10,335)	9,811
Other exit costs	23,551	11,320	34,871

Total restructuring charges	97,239	30,722	127,961

Total
Severance	76,901	41,574	118,475	Cash
Long-lived asset impairment	56,279	14,285	70,564	Non-cash
Other exit costs	67,187	40,729	107,916	Cash & non-cash

Total restructuring charges	$200,367	$96,588	$296,955

      In connection with the facility closures, the Company developed plans to exit certain activities and involuntarily terminate employees. Management’s plan to exit an activity included the identification of duplicate manufacturing and administrative facilities for closure or consolidation into other facilities.
      During fiscal year 2003, the Company recorded approximately $118.5 million of net employee termination costs associated with the involuntary terminations of approximately 8,100 identified employees in connection with the various facility closures and consolidations. The identified involuntary employee terminations by reportable geographic region are as follows: 2,900 for the Americas, 4,900 for Asia and 300 for Europe. As of March 31, 2005, all identified employees have been terminated. Approximately $59.6 million and $34.6 million of the net charges were classified as a component of cost of sales in the first and third quarters of fiscal year 2003, respectively. The third quarter charges reflect a reversal of prior period termination costs of approximately $5.8 million due to changes in estimated severance payment amounts and a reduction in the number employees that were previously identified for termination.
      The restructuring charges recorded during fiscal year 2003 included $70.6 million for the net write-down of property, plant and equipment associated with various manufacturing and administrative facility closures from their carrying value of $121.4 million. Approximately $55.3 million and $9.5 million of this net amount were classified as a component of cost of sales in the first and third quarters of fiscal year 2003, respectively. Also included in long-lived asset impairment is approximately $1.0 million for the write-off of goodwill. The third quarter charges reflect a reversal of prior period restructuring charges of approximately $26.1 million due to changes in previously estimated fair values of certain property, plant and equipment. Certain assets were held for use and remained in service until their anticipated disposal dates pursuant to the exit plans. For assets being held for use, impairment is measured as the amount by which the carrying amount exceeds the fair value of the asset. The fair value of assets held for use was determined based on projected discounted cash flows of the asset, plus salvage value. Certain other assets were held for sale, as these assets were no longer required in operations. For assets being held for sale, depreciation ceases and an impairment loss was recognized if the carrying amount of the asset exceeds its fair value less cost to sell. Assets held for sale were included in Other Assets on the consolidated balance sheet.
      The restructuring charges recorded during fiscal year 2003 also included approximately $107.9 million for other exit costs. Approximately $64.4 million and $42.8 million of this amount were classified as a component of cost of sales in the first and third quarters of fiscal year 2003, respectively. The third quarter charges reflect a reversal of prior period restructuring charges of approximately $7.3 million relating to revisions of previous estimates, primarily related to the company’s ability to subsequently successfully negotiate reductions in certain contractual obligations. Other exit costs included contractual obligations totaling $75.6 million, which were incurred directly as a result of the various exit plans. The contractual obligations consisted of facility lease terminations amounting to $49.9 million, equipment lease terminations amounting to $14.4 million and payments to suppliers and third parties to terminate contractual agreements amounting to $11.3 million. Expenses associated with lease obligations are estimated based on future lease payment, less any estimated sublease income. The Company expects to make payments associated with its contractual obligations with respect to facility and equipment leases through the end of fiscal year 2017. Other exit costs also included charges of $19.7 million relating to asset impairments resulting from customer contracts that were terminated by the Company as a result of various facility closures. These asset impairments were determined based on the difference between the carrying amount and the realizable value of the impaired inventory and accounts receivable. The Company disposed of the impaired assets, primarily through scrapping and write-offs, by the end of fiscal year 2003. Other exit costs also included $11.0 million of net facility refurbishment and abandonment costs related to certain building repair work necessary to prepare the exited facilities for sale or to return the facilities to their respective landlords. The remaining $1.6 million primarily included incremental amounts of legal and consulting costs, and various government obligations for which the Company is liable as a direct result of its facility closures.
      The following table summarizes the provisions, payments and the accrual balance relating to restructuring costs initiated prior to March 31, 2003:

		Other
	Severance	Exit Costs	Total

	(In thousands)
Balance as of March 31, 2004	$4,720	$15,658	$20,378
Activities during fiscal year 2005:
Cash payments	(3,466)	(8,869)	(12,335)

Balance as of March 31, 2005	1,254	6,789	8,043
Less:
Current portion (classified as other current liabilities)	(353)	(3,027)	(3,380)

Accrued facility closure costs, net of current portion (classified as other long-term liabilities)	$901	$3,762	$4,663

11.	OTHER CHARGES (INCOME), NET
      During fiscal year 2005, the Company realized a foreign exchange gain of $29.3 million from the liquidation of certain international entities, offset by a loss of $8.2 million for other than temporary impairment of its investments in certain non-publicly traded technology companies and $7.6 million of charges relating to the resignation of Robert R.B. Dykes from his position as Chief Financial Officer. In connection with his termination of employment, the Company amended certain of Mr. Dykes’ stock option agreements to provide for full acceleration of vesting of approximately 1.2 million of Mr. Dykes’ outstanding but unvested stock options and extension of the expiration date of approximately 1.5 million stock options to five years after his employment termination date. Such options would otherwise have expired ninety days after the termination of employment. This resulted in a charge of approximately $5.6 million. In addition, the Company made a lump-sum cash payment of approximately $2.0 million to Mr. Dykes.
      During fiscal year 2003, the Company recorded $7.4 million related to the impairment of investments in certain non-publicly traded technology companies.

12.	RELATED PARTY TRANSACTIONS
      Since June 2003, neither the Company nor any of its subsidiaries have made any loans to its executive officers. Prior to that time, the Company extended loans to several of its executive officers. Each loan was evidenced by a promissory note in favor of the Company and was generally secured by a deed of trust on property of the officer. Certain notes were non-interest bearing and others had interest rates ranging from 1.49% to 5.85%. There were no loans outstanding from the Company’s executive officers as of March 31, 2005. The outstanding balance of the loans, including accrued interest was approximately $9.5 million as of March 31, 2004. Additionally, in connection with an investment partnership, one of the Company’s subsidiaries made loans to several of its executive officers to fund their contributions to the investment partnership. Each loan was evidenced by a full-recourse promissory note in favor of the Company. Interest rates on the notes range from 5.05% to 6.40%. The remaining balance of these loans, including accrued interest, as of March 31, 2005 and 2004 was approximately $1.8 million and $2.2 million, respectively.

13.	BUSINESS COMBINATIONS

Fiscal Year 2005
      The business acquisitions described below were accounted for using the purchase method of accounting, and accordingly, the fair value of the net assets acquired and the results of the acquired businesses were included in the Company’s consolidated statements of operations from the acquisition dates forward. Comparative pro forma information, with the exception of Hughes Software Systems Limited (HSS), has not been presented, as the results of the operations of the acquired businesses were not material to the Company’s consolidated financial statements on either an individual or an aggregate basis. The Company has not finalized the allocation of the consideration for certain of its recently completed acquisitions and expects to complete this by the end of the first quarter of fiscal year 2006.

Nortel
      On June 29, 2004, the Company entered into an asset purchase agreement with Nortel providing for Flextronics’s purchase of certain of Nortel’s optical, wireless, wireline and enterprise manufacturing operations and optical design operations. The assets to be acquired consist primarily of inventory and capital equipment currently in use. The purchase of these assets will occur in stages, with the first and second stages completed in November 2004 and February 2005, and further stages scheduled in multiple phases during fiscal year 2006.
      Subject to closing the remaining asset acquisitions, Flextronics will provide the majority of Nortel’s systems integration activities, final assembly, testing and repair operations, along with the management of the related supply chain and suppliers, under a four-year manufacturing agreement. Additionally, under a three-year design services agreement, Flextronics will provide Nortel with design services for end-to-end, carrier grade optical network products. As part of this transaction, Flextronics anticipates hiring a total of approximately 2,350 of Nortel’s manufacturing employees and design engineers. As of March 31, 2005, the Company has hired approximately 920 manufacturing employees and 160 optical design engineers.
      If any of the acquired inventories have not been used by the first anniversary of the applicable closing date, the Company will have a “put” right under which, subject to certain closing conditions, it may then sell that inventory back to Nortel. Similarly, if any of the acquired equipment is unused at the first anniversary of the applicable closing date, then subject to certain conditions, the Company will be entitled to sell it back to Nortel. The Company intends to use its cash balances and revolving line of credit to fund the remaining purchase price for the assets yet to be acquired.

      The Company anticipates that the aggregate purchase price for the assets acquired from Nortel will be in the range of approximately $650 million to $700 million. The purchase price will be allocated to the fair value of the acquired assets, which management currently estimates will be approximately $415 million to $465 million for inventory, approximately $35 million for fixed assets, and the remaining $200 million for intangible assets. The Company completed the closing of the optical design businesses in Canada and Northern Ireland on November 1, 2004, which resulted in the payment of $12.8 million to Nortel. On February 8, 2005 the Company also completed the closing of the manufacturing operations and related assets (including product integration, testing, repair and logistics operations) in Montreal, Quebec, which resulted in the payment of $83.7 million to Nortel. In connection with these closings, the Company entered into promissory notes amounting to $185.7 million, which are due in three quarterly payments in calendar year 2005. The promissory notes are classified as other current liabilities as of March 31, 2005. The purchases to date have resulted in purchased intangible assets of $20.7 million and goodwill of $86.7 million, based on third-party valuations.
      The Company is currently in discussion with Nortel regarding the timing of the cash payments associated with the remaining factory transfers.

Hughes Software Systems Limited (now known as Flextronics Software Systems Limited)
      In October 2004, the Company completed the acquisition of approximately 70% of the total outstanding shares of Hughes Software Systems Limited (HSS). Total purchase price, net of cash acquired amounted to approximately $256.2 million including acquisition costs. The fair value of the Company’s proportionate share of net assets acquired amounted to approximately $8.0 million. The purchase price resulted in purchased intangible assets of $31.8 million and goodwill of $210.4 million, based on third-party valuations.
      The following unaudited pro forma financial information presents the combined results of operations of Flextronics and HSS as if the acquisition had occurred as of the beginning of fiscal years 2005 and 2004, after giving effect to certain adjustments and related income tax effects:

	Fiscal Year Ended March 31,

	2005	2004

	(In thousands, except
	per share data)
Net sales	$15,957,695	$14,617,250
Net income (loss)	344,345	(346,631)
Basic earnings (loss) per share	$0.62	$(0.66)
Diluted earnings (loss) per share	$0.59	$(0.66)
      On May 4, 2005, the Company announced its proposal to acquire the remaining 30% of the outstanding shares of HSS. See Note 16, “Subsequent Events” for further discussion.

Other Acquisitions
      During fiscal year 2005, the Company completed certain acquisitions that were not individually significant to the Company’s results of operations and financial position. The aggregate cash purchase price for the acquisitions amounted to approximately $119.8 million, net of cash acquired. In addition, the Company issued approximately 9.9 million ordinary shares, which equated to approximately $125.0 million, as part of the purchase price for the acquisitions. The fair value of the ordinary shares issued was determined based on the quoted market prices of the Company’s ordinary shares two days before and after the date the terms of the acquisitions were agreed to and announced. Goodwill and intangibles resulting from the acquisitions during fiscal year 2005, as well as contingent purchase price adjustments for certain historical acquisitions, totaled approximately $348.3 million. The fair value of the net liabilities acquired through these acquisitions totaled approximately $201.1 million. The purchase prices of the acquisitions have been allocated on the basis of the estimated fair value of assets acquired and liabilities assumed. The purchase price for certain of these acquisitions is subject to adjustments for contingent consideration, based upon the businesses achieving specified levels of earnings through December 31, 2010. The contingent consideration has not been recorded as part of the purchase price, pending the outcome of the contingency.
      During fiscal year 2005, the Company paid approximately $2.5 million in cash, and issued approximately 136,000 ordinary shares for contingent purchase price adjustments relating to certain historical acquisitions.

Fiscal Year 2004
      During fiscal year 2004, the Company completed certain acquisitions that were not individually significant to the Company’s results of operations and financial position. The aggregate cash purchase price for the acquisitions amounted to $120.0 million, net of cash acquired. The fair value of the net liabilities assumed in fiscal year 2004 amounted to approximately $321.6 million. The costs of these acquisitions have been allocated on the basis of the estimated fair value of assets acquired and liabilities assumed. The purchase price for certain of these acquisitions is subject to adjustments for contingent consideration, based upon the businesses achieving specified levels of earnings through December 2006. The contingent consideration has not been recorded as part of the purchase price, pending the outcome of the contingency.
      All of the above acquisitions were accounted for using the purchase method of accounting, and accordingly, the results of the acquired businesses were included in the Company’s consolidated statements of operations from the acquisition dates forward. Comparative pro forma information has not been presented, as the results of operations were not material to the Company’s consolidated financial statements on either an individual or an aggregate basis. Goodwill and intangibles resulting from the Company’s fiscal year 2004 acquisitions amounted to approximately $468.6 million.

Fiscal Year 2003

Xerox
      During fiscal year 2003, the Company acquired Xerox’s manufacturing operations in Aguascalientes, Mexico; El Segundo, California; Mitcheldean, U.K.; Penang, Malaysia; Resende, Brazil; Toronto, Canada; and Venray, Netherlands. The aggregate purchase price for the acquisition amounted to approximately $179.5 million, of which $14.4 million was paid in fiscal year 2003. The fair value of the net assets acquired in fiscal year 2003, amounted to approximately $9.4 million, including estimated acquisition costs. In connection with the acquisition of the operations, the Company entered into a five-year agreement for the manufacture of certain Xerox office equipment and components.

NatSteel
      In August 2002, the Company acquired all of the outstanding shares of NatSteel Broadway Ltd. for an aggregate purchase price of approximately $356.9 million, net of cash acquired. The fair value of the net assets acquired amounted to approximately $41.5 million, including estimated acquisition costs. NatSteel Broadway’s operations include manufacturing facilities in China and Hungary.

Other Acquisitions
      During fiscal year 2003, the Company completed certain other business acquisitions that were not individually significant to the Company’s results of operations and financial position. The aggregate cash purchase price for these acquisitions amounted to approximately $104.9 million, net of cash acquired. The aggregate fair value of the net liabilities acquired for these acquisitions amounted to approximately $34.2 million, including estimated acquisition costs. Additionally, approximately $25.4 million was paid and approximately 1.6 million ordinary shares were issued related to contingent purchase price adjustments for certain historical acquisitions.
      All of the above acquisitions were accounted for using the purchase method of accounting, and accordingly, the results of the acquired businesses were included in the Company’s consolidated statements of operations from the acquisition dates forward. Comparative pro forma information has not been presented, as the results of operations were not material to the Company’s consolidated financial statements on either an individual or an aggregate basis. Goodwill and intangibles resulting from the Company’s fiscal year 2003 acquisitions, as well as contingent purchase price adjustments for certain historical acquisitions amounted to approximately $557.3 million.

14.	SEGMENT REPORTING
      The Company operates and is managed internally by two operating segments that have been combined for operating segment disclosures, as they do not meet the quantitative thresholds for separate disclosure established in SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information.” Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision making group, in deciding how to allocate resources and in assessing performance. The Company’s chief operating decision maker is the Chief Executive Officer.
      Geographic information is as follows:

	Fiscal Year Ended March 31,

	2005	2004	2003

	(In thousands)
Net Sales:
Asia	$8,190,470	$6,878,458	$5,060,085
Americas	2,698,093	2,099,713	3,101,589
Europe	5,779,337	6,202,207	5,933,859
Intercompany eliminations	(759,677)	(649,962)	(716,834)

Total	$15,908,223	$14,530,416	$13,378,699

Income (Loss) Before Income Taxes:
Asia	$312,406	$152,117	$187,785
Americas	4,667	(204,288)	(232,094)
Europe	5,981	(170,915)	(27,127)
Intercompany eliminations	(46,145)	(197,033)	(75,803)

Total	$276,909	$(420,119)	$(147,239)

Long-Lived Assets:
Asia	$806,617	$700,262	$758,331
Americas	422,644	402,031	544,348
Europe	475,255	522,707	663,050

Total	$1,704,516	$1,625,000	$1,965,729

Depreciation and Amortization*:
Asia	$137,482	$112,357	$110,485
Americas	73,815	80,650	97,433
Europe	140,214	155,082	141,599

Total	$351,511	$348,089	$349,517

Gross Capital Expenditures:
Asia	$188,910	$142,425	$125,952
Americas	59,829	81,454	50,153
Europe	40,941	102,869	74,513

Total	$289,680	$326,748	$250,618

*	Excludes restructuring charges related property and equipment impairment charges of $12.7 million, $331.2 million, and $70.6 million in fiscal years 2005, 2004, and 2003, respectively. See Note 10, “Restructuring Charges,” for additional information regarding those charges.
      Revenues are attributable to the country in which the product is manufactured.
      For purposes of the preceding tables, “Asia” includes China, Japan, India, Indonesia, Korea, Malaysia, Mauritius, Singapore, Taiwan and Thailand; “Americas” includes Argentina, Brazil, Canada, Colombia, Mexico, Venezuela, and the United States; “Europe” includes Austria, the Czech Republic, Denmark, Finland, France, Germany, Hungary, Ireland, Israel, Italy, Netherlands, Norway, Poland, Portugal, Scotland, South Africa, Sweden, Switzerland, Ukraine, and the United Kingdom.
      During fiscal year 2005, 2004 and 2003, net sales generated from Singapore, the principal country of domicile, was $216.5 million, $237.6 million and $242.8 million, respectively.
      China, Malaysia and Hungary accounted for approximately 29%, 20% and 14% of the consolidated net sales, respectively, during fiscal year 2005. No other foreign country accounted for more than 10% of net sales in fiscal year 2005. As of March 31, 2005, China, Malaysia, US/ Canada and Hungary accounted for approximately 30%, 12%, 12% and 10% of consolidated long-lived assets, respectively. No other foreign country accounted for more than 10% of long-lived assets as of March 31, 2005.
      China, Hungary and Malaysia accounted for approximately 26%, 18%, and 14% of net sales, respectively, during fiscal year 2004. No other foreign country accounted for more than 10% of net sales in fiscal year 2004. As of March 31, 2004, China, Malaysia, US/ Canada and Hungary accounted for approximately 27%, 12%, 13%, and 12% of long-lived assets, respectively. No other foreign country accounted for more than 10% of long-lived assets at March 31, 2004.
      China, Hungary, Malaysia and Mexico accounted for approximately 18%, 11%, 15% and 12% of net sales, respectively, during fiscal year 2003. No other foreign country accounted for more than 10% of net sales in fiscal year 2003. As of March 31, 2003, China and Malaysia accounted for approximately 25% and 11% of long-lived assets, respectively. No other foreign country accounted for more than 10% of long-lived assets at March 31, 2003.

15.	CONSOLIDATION OF VARIABLE INTEREST ENTITIES
      Effective April 1, 2003, the Company adopted Financial Accounting Standard Board’s Interpretation No. 46 (“FIN 46”), “Consolidation of Variable Interest Entities,” which expands upon and strengthens existing accounting guidance concerning when a company should include in its financial statements the assets, liabilities and activities of another entity. Prior to the issuance of FIN 46, a company generally included another entity in its consolidated financial statements only if it controlled the entity through voting interests. FIN 46 now requires a variable interest entity, as defined in FIN 46, to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity’s activities or entitled to receive a majority of the entity’s residual returns or both. FIN 46 also requires disclosures about variable interest entities that the company is not required to consolidate but in which it has a significant variable interest.
      The Company has variable interests in real estate assets subject to operating lease arrangements located in Mexico and Texas. The principal impact of the adoption of FIN 46 was the recording of additions to land and building and long-term debt in the amount of $89.9 million at March 31, 2004. The cumulative effect of adopting FIN 46 was not material to the Company’s financial position, results of operations or cash flows.

16.	SUBSEQUENT EVENTS
      On May 4, 2005, the Company announced its proposal to acquire all of the outstanding publicly-held shares (approximately 10.4 million shares or 30%) of its India-based subsidiary, Flextronics Software Systems Limited. The Company offered to acquire the shares at Rs 575 per share ($13.23 per share), subject to shareholder and regulatory approvals, including the number of shares required for delisting being offered at this price. There is no obligation for shareholders to accept this open offer and there is no assurance that any shares will be offered for sale to the Company. The Company reserves the right not to acquire the offered shares if the final price, as determined by the Securities and Exchange Board of India, is more than Rs 575 per share.

17.	QUARTERLY FINANCIAL DATA (UNAUDITED)
      The following table contains selected unaudited quarterly financial data for fiscal years 2005 and 2004:

	Fiscal Year Ended March 31, 2005				Fiscal Year Ended March 31, 2004

	First	Second	Third	Fourth	First	Second	Third	Fourth

	(In thousands, except per share amounts)
Net sales	$3,880,448	$4,138,249	$4,276,614	$3,612,912	$3,106,677	$3,503,242	$4,152,344	$3,768,153
Cost of sales	3,633,516	3,867,385	3,976,832	3,350,127	2,941,636	3,320,772	3,912,912	3,529,256
Restructuring and other charges	20,991	25,704	24,076	7,610	308,835	42,362	50,553	75,555

Gross profit (loss)	225,941	245,160	275,706	255,175	(143,794)	140,108	188,879	163,342
Selling, general and administrative	141,596	139,022	143,330	144,585	116,415	108,940	121,597	140,335
Intangibles amortization	8,661	8,683	9,201	15,975	8,817	8,573	9,553	9,772
Restructuring and other charges (income)	2,597	7,798	(8,323)	1,415	18,273	17,890	20,466	6,414
Interest and other expense, net	18,286	22,429	27,240	26,250	25,911	20,703	13,453	17,633
Loss on early extinguishment of debt, net	—	—	—	16,328	8,695	95,214	—	—

Income (loss) before income taxes	54,801	67,228	104,258	50,622	(321,905)	(111,212)	23,810	(10,812)
Provision for (benefit from) income taxes	(19,521)	(25,394)	5,575	(23,622)	(32,190)	(11,122)	2,381	(26,810)

Net income (loss)	$74,322	$92,622	$98,683	$74,244	$(289,715)	$(100,090)	$21,429	$15,998

Earnings (loss) per share:
Basic	$0.14	$0.17	$0.18	$0.13	$(0.56)	$(0.19)	$0.04	$0.03

Diluted	$0.13	$0.16	$0.17	$0.12	$(0.56)	$(0.19)	$0.04	$0.03

Weighted average shares used in computing per share amounts:
Basic	530,626	551,875	562,200	566,912	521,000	523,529	527,321	529,323

Diluted	568,013	582,206	594,081	597,628	521,000	523,529	561,438	569,572

SUPPLEMENTARY FINANCIAL STATEMENTS OF
FLEXTRONICS INTERNATIONAL LTD. (PARENT COMPANY)
BALANCE SHEETS

	March 31,

	2005	2004

	(In thousands, except share
	and per share amounts)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$221,088	$188,929
Due from subsidiaries	2,044,976	1,213,620
Other current assets	1,047	5,398

Total current assets	2,267,111	1,407,947
Intangible assets, net	3,083	4,083
Other investments	55,958	49,774
Investment in subsidiaries	6,828,834	6,176,109
Due from subsidiaries	1,923,796	1,659,878
Other assets	133,522	170,627

Total assets	$11,212,304	$9,468,418

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Due to subsidiaries	$3,762,125	$3,186,790
Other current liabilities	35,368	17,552

Total current liabilities	3,797,493	3,204,342
Long-term debt, net of current portion	1,605,012	1,498,731
Due to subsidiaries	585,751	411,860
Commitments and contingencies (Note 6)
SHAREHOLDERS’ EQUITY:
Ordinary shares, S$0.01 par value; authorized — 1,500,000,000 shares; issued and outstanding — 568,329,662 and 529,944,282 shares as of March 31, 2005 and 2004, respectively	3,360	3,135
Additional paid-in capital	5,486,404	4,997,033
Accumulated deficit	(382,600)	(722,471)
Accumulated other comprehensive income	123,683	82,334
Deferred compensation	(6,799)	(6,546)

Total shareholders’ equity	5,224,048	4,353,485

Total liabilities and shareholders’ equity	$11,212,304	$9,468,418

The accompanying notes are an integral part of these supplementary financial statements.

1.	ORGANIZATION OF THE COMPANY
      Flextronics International Ltd. (the “Parent”), Registration Number 199002645H, was incorporated in the Republic of Singapore. It is principally engaged in investment holding. The address of the Parent’s registered office is One Marina Boulevard, #28-00, Singapore 018989. The Parent, together with its wholly-owned subsidiaries (collectively the “Company”) provide advanced electronics manufacturing services to original equipment manufacturers, primarily in the handheld devices, computers and office automation, communications infrastructure, consumer devices, information technologies infrastructure, industrial, automotive and medical industries.

2.	SUMMARY OF ACCOUNTING POLICIES

Basis of Presentation
      All amounts included in the financial statements are expressed in U.S. dollars unless otherwise designated as Singapore dollars (S$) or Euros (€).
      The accompanying supplementary balance sheets comprise solely the standalone accounts of Flextronics International Ltd., the Parent company. These balance sheets are prepared in accordance with accounting principles generally accepted in the United States of America (US GAAP), other than as noted in the following paragraphs entitled “Investment in Subsidiaries.”

Use of Estimates
      The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates and assumptions.

Translation of Foreign Currencies
      The functional currency of the Parent is the U.S. dollar, with the exception of its Cayman branch, which is measured in Euros. Accordingly, the financial position and results of operations of the Cayman branch are measured using the Euro as the functional currency. Accordingly, all assets and liabilities of the Cayman branch are translated into U.S. dollars at current exchange rates as of the applicable balance sheet date. Income and expense items are translated at the average exchange rates prevailing during the period. Cumulative translation gains and losses from the translation of the branch’s financial statements are reported as a separate component of shareholders’ equity.
      Additionally, the Parent’s Hong Kong branch enters into certain transactions with related companies, including short-term contractual obligations and long-term loans. Certain of these obligations and loans are denominated in a non-functional currency, namely the Swedish krona. Short-term contractual obligations are translated into U.S. dollars at current exchange rates as of the applicable balance sheet date and the resulting foreign exchange gains and losses arising from the revaluation are recognized in the statement of operations. Long-term loans are translated into U.S. dollars at current exchange rates as of the applicable balance sheet date, and the resulting translation gains and losses from the revaluation are reported as a separate component of shareholders’ equity.

Cash and Cash Equivalents
      All highly liquid investments with maturity of three months or less from original dates of purchase are carried at fair market value and considered to be cash equivalents. As of March 31, 2005 and 2004, the entire cash and cash equivalents balance represents cash deposited in checking accounts.

Long-term Investments
      The Parent also has certain investments in non-publicly traded technology companies. These investments are carried at cost and are included within other investments on the Parent’s balance sheet. The Parent continuously monitors these investments for impairment and makes appropriate reductions in carrying value when necessary.
      Additionally, the Parent had certain investments in public corporate equity securities, which were carried at fair market value. All investments were generally held in the Parent’s name with major financial institutions acting as custodians. All of the Parent’s short-term investments are classified as available-for-sale. Unrealized gains and losses on these investments were included as a separate component of shareholders’ equity, net of any related tax effect. The Parent uses the specific identification method to determine the cost of any securities disposed of, with realized gains and losses reflected in other income and expense.

Due from/ Due to Subsidiaries
      Balances due from and to subsidiaries are unsecured. Certain obligations are non-interest bearing and others have rates ranging from 2.35% to 9.035% (2004: 3.25% to 9.3%) per annum.

Investment in Subsidiaries
      Investment in subsidiaries is accounted for using the equity method. Under this method, the Parent’s investments in subsidiaries are reported as a separate line in the Parent’s balance sheet. US GAAP requires that these investment be consolidated rather than reported using the equity method.

Concentration of Credit Risk
      Financial instruments, which potentially subject the Parent to concentrations of credit risk, are primarily cash equivalents, investments and derivative instruments. The Parent maintains cash and cash equivalents with various financial institutions that management believes to be of high credit quality. These financial institutions are located in many different locations throughout the world. The amount subject to credit risk related to derivative instruments are generally limited to the amount, if any, by which a counterparty’s obligations exceed the obligations of the Parent with that counterparty. To manage the counterparty risk, the Parent limits its derivative transactions to those with recognized financial institutions.

Intangible Assets
      All of the Parent’s acquired intangible assets are subject to amortization over their estimated useful lives. Intangible assets are reviewed for impairment in accordance with SFAS No. 144,“Accounting for the Impairment or Disposal of Long-Lived Assets.” In accordance with SFAS No. 144, an impairment loss is recognized if the carrying amount of an intangible is not recoverable and its carrying amount exceeds its fair value. Intangible assets as of March 31, 2005 and 2004 consist of developed technologies. Developed technologies are generally amortized over periods up to 5 years. No residual value is estimated for the intangible assets. No additions to intangible assets were recorded during fiscal year 2005. During fiscal year 2004, the net intangible assets balance of $5.9 million as of March 31, 2003 arising from previous acquisition was completely amortized, and the Parent recorded an additional $5.0 million of developed technologies in conjunction with certain acquisition during the year.
      The components of intangible assets are as follows:

	March 31, 2005			March 31, 2004

	Gross		Net	Gross		Net
	Carrying	Accumulated	Carrying	Carrying	Accumulated	Carrying
	Amount	Amortization	Amount	Amount	Amortization	Amount

	(In thousands)			(In thousands)
Intangible assets:
Developed technologies	$5,000	$(1,917)	$3,083	$5,000	$(917)	$4,083

Derivative Instruments and Hedging Activities
      The Parent accounts for derivative instruments and hedging activities in accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”, as amended by SFAS No. 138, “Accounting for Certain Derivative Instruments and Hedging Activities — an Amendment of SFAS 133” and No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.” All derivative instruments are recorded on the balance sheet at fair value. If the derivative is designated as a cash flow hedge, the effective portion of changes in the fair value of the derivative is recorded in shareholders’ equity as a separate component of accumulated other comprehensive income and is recognized in the statement of operations when the hedged item affects earnings. Ineffective portions of changes in the fair value of cash flow hedges are immediately recognized in earnings. If the derivative is designated as a fair value hedge, the changes in the fair value of the derivative and of the hedged item attributable to the hedged risk are recognized in earnings in the current period.
      The Parent is exposed to foreign currency exchange rate risk inherent in assets and liabilities denominated in non-functional currencies. The Parent enters into short-term foreign currency forward contracts to hedge only those currency exposures associated with certain assets and liabilities. As of March 31, 2005 and 2004, the fair value of these short-term foreign currency forward contracts was recorded as an asset amounting to approximately $614,000 and a liability amounting to approximately $45,000, respectively.

Accounting for Stock-Based Compensation
      At March 31, 2005, the Parent had four stock-based employee compensation plans, which are more fully described in Note 8, “Shareholders’ Equity.” The Parent accounts for its stock option awards to employees under the recognition and measurement principles of Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees” and related interpretations.
      On December 16, 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 123 (revised 2004), Share-Based Payments (“SFAS 123R”). SFAS 123R eliminates the alternative of applying the intrinsic value measurement provisions of Opinion 25 to stock compensation awards issued to employees and requires companies to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost will be recognized over the period during which an employee is required to provide services in exchange for the award (usually the vesting period).
      SFAS 123(R) permits public companies to adopt its requirements using one of two methods:

1. Modified Prospective Application Method: Under this method SFAS 123R is applied to new awards and to awards modified, repurchased, or cancelled after the effective date. Compensation cost for the portion of awards for which service has not been rendered (such as unvested options) that are outstanding as of the date of adoption shall be recognized as the remaining services are rendered. The compensation cost relating to unvested awards at the date of adoption shall be based on the grant-date fair value of those awards as calculated for pro forma disclosures under the original SFAS 123.

2. Modified Retrospective Application Method: Companies may also use the Modified Retrospective Application Method for all prior years for which the original SFAS 123 was effective or only to prior interim periods in the year of initial adoption. If the Modified Retrospective Application Method is applied, financial statements for prior periods shall be adjusted to give effect to the fair-value-based method of accounting for awards on a consistent basis with the pro forma disclosures required for those periods under the original SFAS 123.
      On April 14, 2005, the Securities and Exchange Commission (or the “SEC”) adopted a rule amendment that delayed the compliance dates for SFAS 123R such that the Parent is now allowed to adopt the new standard no later than April 1, 2006. The Parent has not yet quantified the effects of the adoption of SFAS 123R, but it is expected that it will result in significant stock-based compensation expense.

      On January 17, 2005, the Parent’s Board of Directors approved accelerating the vesting of all out-of-the-money, unvested options to purchase the Parent’s ordinary shares held by current employees, including executive officers. No options held by non-employee directors were subject to the acceleration. All options priced above $12.98, the closing price of the Parent’s ordinary shares on January 17, 2005, were considered to be out-of-the-money. The acceleration was effective as of January 17, 2005, provided that holders of incentive stock options (“ISOs”) within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, had the opportunity to decline the acceleration of ISO options in order to prevent changing the status of the ISO option for federal income tax purposes to a non-qualified stock option.
      The acceleration of these options was done primarily to eliminate future compensation expense the Parent would otherwise recognize in its income statement with respect to these options upon the adoption of SFAS 123R. In addition, because these options have exercise prices in excess of current market values and are not fully achieving their original objectives of incentive compensation and employee retention, management believes that the acceleration may have a positive effect on employee morale and retention. The future expense that was eliminated was approximately $121.2 million (of which approximately $26.4 million is attributable to options held by executive officers).
      The Parent provides restricted stock grants to key employees under its 2002 Interim Incentive Plan. Shares awarded under the plan vest in installments over a five-year period and unvested shares are forfeited upon termination of employment. During fiscal year 2005, 175,000 shares of restricted stock were granted with a fair value on the date of grant of $13.58 per share. During fiscal year 2004, 230,000 shares of restricted stock were granted with a fair value on the date of grant of $10.88 per share. During fiscal year 2003, 1,230,000 shares of restricted stock were granted with a fair value on the date of grant of $5.88 per share. The unearned compensation associated with the restricted stock grants was $6.8 million and $6.5 million as of March 31, 2005 and March 31, 2004, respectively. The amounts are included in shareholders’ equity as a component of additional paid-in capital. Grants of restricted stock are recorded as compensation expense over the vesting period at the fair market value of the stock at the date of grant. In fiscal years 2005, 2004 and 2003, compensation expense related to the restricted stock grants amounted to $2.2 million, $1.8 million and $1.1 million, respectively.

Recent Accounting Pronouncements

Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004
      FASB Staff Position (“FSP”) No. 109-2, “Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004” (“FSP 109-2”), provides guidance under SFAS No. 109, “Accounting for Income Taxes,” with respect to recording the potential impact of the repatriation provisions of the American Jobs Creation Act of 2004 (the “Jobs Act”) on income tax expense and deferred tax liabilities. The Jobs Act was enacted on October 22, 2004. FSP 109-2 states that an enterprise is allowed time beyond the financial reporting period of enactment to evaluate the effect of the Jobs Act on its plan for reinvestment or repatriation of foreign earnings for purposes of applying SFAS No. 109. The Parent is currently assessing the impact of this provision and has not determined whether to elect to apply it. Any effect on the Parent’s tax accounts will be reflected in the quarter in which a decision is made to apply the provision.

Share-Based Payments
      See above, “Accounting for Stock-Based Compensation.”

Exchanges of Nonmonetary Assets
      On December 16, 2004, the FASB issued Statement No. 153, “Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions.” SFAS No. 153 addresses the measurement of exchanges of nonmonetary assets and redefines the scope of transactions that should be measured based on the fair value of the assets exchanged. SFAS No. 153 is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The Parent does not believe adoption of SFAS No. 153 will have a material effect on its financial position, results of operations or cash flows.

Implicit Variable Interests under FASB Interpretation No. 46 (revised December 2003), Consolidation of Variable Interest Entities
      In March 2005, the FASB issued FSP No. 46(R)-5, “Implicit Variable Interests under FASB Interpretation No. 46 (revised December 2003), Consolidation of Variable Interest Entities” (“FSP 46(R)-5”), which provides guidance for a reporting enterprise on whether it holds an implicit variable interest in a variable interest entity (VIE) or potential VIE when specific conditions exist. FSP 46(R)-5 is effective the first period beginning after March 3, 2005. The Parent is currently evaluating the effect that the adoption of FSP 46(R)-5 will have on its results of operations and financial condition but does not expect it to have a material impact.

3.	LONG-TERM DEBT
      Long-term debt consists of the following:

	March 31,

	2005	2004

	(In thousands)
0.00% convertible junior subordinated notes	$200,000	$200,000
9.875% senior subordinated notes	7,659	7,659
9.75% Euro senior subordinated notes	7,433	181,422
1.0% convertible subordinated notes	500,000	500,000
6.5% senior subordinated notes	399,650	399,650
6.25% senior subordinated notes	490,270	—
Outstanding under revolving lines of credit	—	210,000

	$1,605,012	$1,498,731

      Maturities of the long-term debt are as follows:

Fiscal Year Ending March 31,	(In thousands)

2006	$—
2007	—
2008	200,000
2009	—
2010	—
Thereafter	1,405,012

$1,605,012

Revolving Credit Facilities
      The Company has a revolving credit facility, which as of March 31, 2005, was in the amount of $1.1 billion, and under which there were no borrowings outstanding as of March 31, 2005. On May 27, 2005, the Company amended the credit facility to increase the amount of the facility to $1.35 billion and to make certain other changes. The amended credit facility consists of two separate credit agreements, one providing for up to $1.105 billion principal amount of revolving credit loans to the Parent and its designated subsidiaries; and one providing for up to $245.0 million principal amount of revolving credit loans to a U.S. subsidiary of the Parent. The amended credit facility is a five-year facility expiring in May 2010. Borrowings under the amended credit facility bear interest, at the Parent’s option, either at (i) the base rate (the greater of the agent’s prime rate or 0.50% plus the federal funds rate) plus the applicable margin for base rate loans ranging between 0.0% and 0.125%, based on the Parent’s credit ratings; or (ii) the LIBOR rate plus the applicable margin for LIBOR loans ranging between 0.625% and 1.125%, based on the Parent’s credit ratings. The Parent is required to pay a quarterly commitment fee ranging from 0.125% to 0.250% per annum of the unutilized portion of the credit facility and, if the utilized portion of the facility exceeds 33% of the total commitment, a quarterly utilization fee ranging between 0.125% to 0.250% on such utilized portion, in each case based on the Parent’s credit ratings. The Parent is also required to pay letter of credit usage fees ranging between 0.625% and 1.125% per annum (based on the Parent’s credit ratings) on the amount of the daily average outstanding letters of credit and issuance fees of 0.125% per annum on the daily average undrawn amount of letter of credit.
      The amended credit facility is unsecured, and contains certain restrictions on the Parent’s and its subsidiaries’ ability to (i) incur certain debt, (ii) make certain investments, (iii) make certain acquisitions of other entities, (iv) incur liens, (v) dispose of assets, (vi) make non-cash distributions to shareholders, and (vii) engage in transactions with affiliates. These covenants are subject to a number of significant exceptions and limitations. The amended credit facility also requires that the Parent maintains a maximum ratio of total indebtedness to EBITDA (earnings before interest expense, taxes, depreciation and amortization), and a minimum fixed charge coverage ratio, as defined, during the term of the credit facility. Borrowings under the credit facility are guaranteed by the Parent and certain of its subsidiaries.

9.75% Euro Senior Subordinated Notes
      In March 2005, the Parent paid approximately $190.1 million to redeem €144.2 million of 9.75% euro senior subordinated notes due July 2010. In connection with the redemption, the Parent incurred a loss of approximately $16.3 million in fiscal year 2005 associated with the early extinguishment of the notes.

6.25% Senior Subordinated Notes
      In November 2004, the Parent issued $500.0 million of 6.25% senior subordinated notes due in November 2014, for net proceeds of $493.0 million, of which $469.0 million was used to pay down the then outstanding balance on the Parent’s existing revolving credit facility.
      The Parent may redeem the notes in whole or in part at redemption prices of 103.125%, 102.083% and 101.042% of the principal amount thereof if the redemption occurs during the respective 12-month periods beginning on November 15 of the years 2009, 2010 and 2011, and at a redemption price of 100% of the principal amount thereof on and after November 15, 2012, in each case, plus any accrued and unpaid interest to the redemption date. In addition, if the Parent generates net cash proceeds from certain equity offerings on or before November 15, 2007, the Parent may redeem up to 35% in aggregate principal amount of the Notes at a redemption price of 106.25% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to the redemption date.
      The indenture governing the Parent’s outstanding 6.25% senior subordinated notes contain certain covenants that, among other things, limit the ability of the Parent and its restricted subsidiaries to (i) incur additional debt, (ii) issue or sell stock of certain subsidiaries, (iii) engage in certain asset sales, (iv) make distributions or pay dividends, (v) purchase or redeem capital stock, or (vi) engage in transactions with affiliates. The covenants are subject to a number of significant exceptions and limitations.

1.0% Convertible Subordinated Notes
      In August 2003, the Parent issued $500.0 million aggregate principal amount of 1.0% convertible subordinated notes due August 2010. The notes are convertible at any time prior to maturity into ordinary shares of the Parent at a conversion price of $15.525 (subject to certain adjustments). The Parent used a portion of the net proceeds from this issuance and other cash sources to repurchase $492.3 million of its 9.875% senior subordinated notes due July 2010. In connection with the repurchase, the Parent incurred a loss of approximately $95.2 million during second quarter of fiscal year 2004 associated with the early extinguishment of the notes.

6.5% Senior Subordinated Notes
      In May 2003, the Parent issued $400.0 million of 6.5% senior subordinated notes due May 2013. In June 2003, the Parent used $156.6 million of the net proceeds from the issuance to redeem all of its outstanding 8.75% senior subordinated notes due October 2007, of which $150.0 million aggregate principal was outstanding. In connection with the redemption, the Parent incurred a loss of approximately $8.7 million during first quarter of fiscal year 2004 associated with the early extinguishment of the notes.
      The Parent may redeem the notes in whole or in part at redemption prices of 103.250%, 102.167% and 101.083% of the principal amount thereof if the redemption occurs during the respective 12-month periods beginning on May 15 of the years 2008, 2009 and 2010, and at a redemption price of 100% of the principal amount thereof on and after 2011, in each case, plus any accrued and unpaid interest to the redemption date. In addition, if the Parent generates net cash proceeds from certain equity offerings on or before May 15, 2006, the Parent may redeem up to 35% in aggregate principal amount of the Notes at a redemption price of 106.5% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to the redemption date.
      The indenture governing the Parent’s outstanding 6.5% senior subordinated notes contain certain covenants that, among other things, limit the ability of the Parent and its restricted subsidiaries to (i) incur additional debt, (ii) issue or sell stock of certain subsidiaries, (iii) engage in certain asset sales, (iv) make distributions or pay dividends, (v) purchase or redeem capital stock, or (vi) engage transactions with affiliates. The covenants are subject to a number of significant exceptions and limitations.

Zero Coupon Convertible Junior Subordinated Notes
      In March 2003, the Parent issued $200.0 million, zero coupon, zero yield, convertible junior subordinated notes maturing in March 2008. The notes are callable by the Parent after three years and do not provide a put option prior to maturity. The notes are convertible into ordinary shares at a conversion price of $10.50 per share and are payable in cash or stock at maturity, at the Parent’s option.
      As of March 31, 2005, the approximate fair values of the Parent’s 9.875% notes, 9.75% notes, 6.5% notes, 6.25% notes and 1% convertible notes based on broker trading prices were 98.625%, 106.5%, 99.25%, 95.0% and 99.0% of the face values of the notes, respectively.

4.	FINANCIAL INSTRUMENTS
      The carrying amount of the Parent’s cash and cash equivalents and investments approximates fair value. The fair value of the Parent’s long-term debt is determined based on current broker trading prices. The Parent’s cash equivalents are comprised of cash deposited in checking accounts (see Note 2, “Summary of Accounting Policies”). The Parent’s investment policy limits the amount of credit exposure to 20% of the total investment portfolio in any single issuer.
      The Parent is exposed to foreign currency exchange rate risk inherent in assets and liabilities denominated in non-functional currencies. The Parent has established currency risk management programs to protect against reductions in value and volatility of future cash flows caused by changes in foreign currency exchange rates. The Parent enters into short-term foreign currency forward contracts to hedge only those currency exposures associated mainly with cash flows denominated in non-functional currencies. The Parent does not engage in foreign currency speculation. The credit risk of these forward contracts is minimized since the contracts are with large financial institutions. The Parent hedges committed exposures and these forward contracts generally do not subject the Parent to risk of accounting losses. The gains and losses on forward contracts generally offset the gains and losses on the assets, liabilities and transactions hedged. The aggregate notional amount of outstanding contracts was $65.6 million as of March 31, 2005. The majority of these foreign exchange contracts expire in less than one month and almost all expire within six months. They settle in Euro and Swedish Krona.
      On November 17, 2004, the Parent issued $500.0 million of 6.25% senior subordinated notes due in November 2014. Interest is payable semiannually on May 15 and November 15. The Parent entered into interest rate swap transactions to effectively convert a portion of the fixed interest rate debt to a variable rate debt. The swaps, which expire in 2014, are accounted for as fair value hedges under SFAS 133. The notional amounts of the swaps total $400.0 million. Under the terms of the swaps, the Parent will pay an interest rate equal to the six-month LIBOR rate, set in arrears, plus a fixed spread of 1.37% to 1.52%. In exchange, the Parent will receive a payment based on a fixed rate of 6.25%. At March 31, 2005, $9.7 million has been recorded in other current liabilities to record the fair value of the interest rate swaps, with a corresponding decrease to the carrying value of the 6.25% senior subordinated notes on the Balance Sheet.

5.	TRADE RECEIVABLES SECURIZATION
      The Company continuously sells a designated pool of trade receivables to a third party qualified special purpose entity, which in turn sells an undivided ownership interest to a conduit, administered by an unaffiliated financial institution. In addition to this financial institution, the Parent participates in the securitization agreement as an investor in the conduit. The Company continues to service, administer and collect the receivables on behalf of the special purpose entity and receives a servicing fee of 1.0% of serviced receivables per annum. The Company pays annual facility and commitment fees of up to 0.24% for unused amounts and program fees of up to 0.34% of outstanding amounts. The securitization agreement allows the operating subsidiaries participating in the securitization to receive a cash payment for sold receivables, less a deferred purchase price receivable. The Company’s share of the total investment varies depending on certain criteria, mainly the collection performance on the sold receivables. The agreement, which expires in March 2006, is subject to annual renewal.
      At March 31, 2005, the unaffiliated financial institution’s maximum investment limit was $250 million. The Company has sold $249.9 million and $328.0 million of its accounts receivable as of March 31, 2005 and 2004, respectively, which represent the face amount of the total outstanding trade receivables on all designated customer accounts on those dates. The Company received net cash proceeds of $134.7 million and $172.1 million from the unaffiliated financial institutions for the sale of these receivables during fiscal years 2005 and 2004, respectively. The Company has a recourse obligation that is limited to the deferred purchase price receivable, which approximates 5% of the total sold receivables, and its own investment participation, the total of which was $123.1 million and $161.6 million as of March 31, 2005 and 2004, respectively.

6.	COMMITMENTS AND CONTINGENCIES

Legal Proceedings
      The parent is subject to legal proceedings, claims, and litigation arising in the ordinary course of business. The parent defends itself vigorously against any such claims. Although the outcome of these matters is currently not determinable, management does not expect that the ultimate costs to resolve these matters will have a material adverse effect on the parent’s financial position, results of operations, or cash flows.

Guarantees
      The Parent adopted the disclosure provision of FASB Interpretation No. 45 (FIN 45), “Guarantor’s Accounting and Disclosure Requirement for Guarantees, Including Indirect Guarantees of Indebtedness of Others.” As of March 31, 2005, the Parent has issued approximately $723.0 million of bank guarantees issued in connection with debt arrangements of certain of its subsidiaries. The Parent has also issued approximately $54.5 million of other guarantees in connection with supplier arrangements, and $113.6 million of guarantees associated with operating leases, that were entered into by certain of its subsidiaries.

7.	INCOME TAXES
      The Parent is a Singapore corporation and is a non-resident for Singapore tax purposes. Non-Singapore resident taxpayers, subject to certain exceptions, are subject to income tax on (1) income that is accrued in or derived from Singapore and (2) foreign income received in Singapore.
      Since the Parent did not derive income from or receive foreign income in Singapore, it is not subject to Singapore income tax. To the extent that the Parent continues to meet the above-mentioned requirements as determined by current law, no Singapore income tax will be imposed on the Parent. Accordingly, the Parent records minimal current income tax expense and does not record any deferred income taxes.

8.	SHAREHOLDERS’ EQUITY

Equity Offering
      On July 27, 2004, the Parent completed a public offering of 24,330,900 of its ordinary shares for which the Parent received net proceeds of approximately $299.5 million.

Stock Option and Incentive Plans
      At March 31, 2005, the Parent had four stock-based employee compensation plans: the 2004 Award Plan for New Employees (the “2004 Plan”), the 2002 Interim Incentive Plan (the “2002 Plan”), the 2001 Equity Incentive Plan (the “2001 Plan”) and the 1997 Employee Stock Purchase Plan.
      The 2001 Plan provides for grants of up to 27,000,000 shares. Additionally, upon adoption of the 2001 Plan, the remaining shares that were available under the Parent’s 1993 Share Option Plan (the “1993 Plan”), the 1999 Interim Option Plan, the 1998 Interim Option Plan, the 1997 Interim Option Plan, and all assumed plans and any shares issuable upon exercise of the options granted under those plans that expire or become unexercisable for any reason without having been exercised in full, are available for grant under the 2001 Plan. The adoption of the 2001 Plan mandated that no additional options be granted under the 1993 Plan, the 1999 Interim Option Plan, the 1998 Interim Option Plan, the 1997 Interim Option Plan, or the assumed plans. Any options outstanding under these plans will remain outstanding until exercised or until they terminate or expire by their terms. The 2001 Plan contains two separate equity incentive programs including a discretionary option grant program and an automatic option grant program. The discretionary option grant program is administered by the Compensation Committee with respect to officers and directors, and by the Chief Executive Officer with respect to all other employees.
      Options granted under the 2001 Plan, the 1993 Plan, the 1999 Interim Option Plan, the 1998 Interim Option Plan, and the 1997 Interim Option Plan generally vest over four years. Options granted under the assumed plans have varying vesting schedules. Options granted under the 2001 Plan generally expire ten years from the date of grant. Pursuant to an amendment to the provisions relating to the term of options provided under the 1993 Plan, options granted subsequent to October 1, 2000 expire ten years from the date of grant, rather than the five-year term previously provided. Options granted under the 1999 Interim Option Plan expire five years from the date of grant. Options granted prior to July 2002 under the 1998 and 1997 Interim Option Plans expire five years from the date of grant and all subsequent option grants generally expire ten years from the date of grant.
      The 2002 Plan provides for grants of up to 20,000,000 shares. The plan provides grants of nonqualified stock options to employees, officers and directors. The exercise price of options granted under the 2002 Plan is determined by the Parent’s Compensation Committee and may not be less than the fair market value of the underlying stock on the date of grant. Options granted under the 2002 Plan generally vest over four years and generally expire ten years from the date of grant.
      The 2004 Plan provides for grants of up to 7,500,000 shares. The plan provides grants of nonqualified stock options to new employees. The exercise price of options granted under the 2004 Plan is determined by the Parent’s Compensation Committee and may not be less than the fair market value of the underlying stock on the date of grant. Options granted under the 2004 Plan generally vest over four years and generally expire ten years from the date of grant.
      The Parent’s 1997 Employee Stock Purchase Plan (the “Purchase Plan”) provides for issuance of up to 3,400,000 ordinary shares. The Purchase Plan was approved by the shareholders in October 1997. Under the Purchase Plan, employees may purchase, on a periodic basis, a limited number of ordinary shares through payroll deductions over a six-month period up to 10% of each participant’s compensation. The per share purchase price is 85% of the fair market value of the stock at the beginning or end of the offering period, whichever is lower. The ordinary shares sold under this plan in fiscal year 2005, fiscal year 2004 and fiscal year

2003 amounted to 560,596, 717,595, and 1,009,692, respectively. The weighted-average fair value of ordinary shares sold under this plan in fiscal years 2005, 2004 and 2003 was $14.31, $10.30 and $11.52 per share, respectively.
      The following table presents the activity for options outstanding under all of the stock option plans (“Price” reflects the weighted average exercise price):

	March 31, 2005		March 31, 2004

	Options	Price	Options	Price

Outstanding, beginning of fiscal year	50,303,999	$12.86	55,682,533	$11.35
Granted	18,461,056	13.94	8,841,856	15.60
Exercised	(3,182,087)	9.34	(8,235,283)	6.66
Forfeited	(8,004,567)	17.99	(5,985,107)	11.39

Outstanding, end of fiscal year	57,578,401	$12.67	50,303,999	$12.86

Options exercisable, end of fiscal year	40,484,074		27,638,781

Weighted average fair value per option granted	$7.99		$9.47

      The following table presents the composition of options outstanding and exercisable as of March 31, 2005:

	Options Outstanding			Options Exercisable

		Weighted	Weighted		Weighted
		Average	Average		Average
	Number of	Contractual	Exercise	Number of	Exercise
Range of Exercise Prices	Shares	Life	Price	Shares	Price

$ 0.42 - $ 5.88	7,053,025	4.28	$4.63	5,998,121	$4.41
$ 5.96 - $ 6.23	644,644	3.75	6.17	641,311	6.17
$ 7.13 - $ 7.90	11,754,976	6.84	7.88	5,265,193	7.86
$ 8.01 - $11.53	5,836,848	7.64	10.20	2,245,515	8.88
$11.57 - $13.18	7,574,965	9.47	12.68	3,120,440	13.14
$13.35 - $15.90	8,219,876	7.19	14.70	6,721,552	14.99
$15.95 - $17.37	6,948,010	8.48	16.93	6,946,960	16.93
$17.38 - $23.19	7,474,801	6.90	19.71	7,473,726	19.71
$23.61 - $43.00	2,068,956	0.41	28.43	2,068,956	28.43
$44.13 - $44.13	2,300	0.44	44.13	2,300	44.13

$ 0.42 - $44.13	57,578,401	6.94	$12.67	40,484,074	$13.77

9.	SUBSEQUENT EVENTS
      On May 4, 2005, the Parent announced its proposal to acquire all of the outstanding publicly-held shares (approximately 10.4 million shares or 30%) of its India-based subsidiary, Flextronics Software Systems Limited. The Parent offered to acquire the shares at Rs 575 per share ($13.23 per share), subject to shareholder and regulatory approvals, including the number of shares required for delisting being offered at this price. There is no obligation for shareholders to accept this open offer and there is no assurance that any shares will be offered for sale to the Parent. The Parent reserves the right not to acquire the offered shares if the final price, as determined by the Securities and Exchange Board of India, is more than Rs 575 per share.

Register for Online Delivery of Shareholder Materials
      Flextronics is pleased to offer its shareholders the benefits and convenience of electronic delivery of Flextronics shareholder materials. With electronic delivery, you can:

•	Receive e-mail notification as soon as our Annual Report, Proxy Statement and related materials are available on the Internet.

•	Vote your proxy online at proxyvote.com (Voting requires the control number provided on either the hard copy Vote Instruction Form or the Electronic Delivery Notice you received. Please note that if you receive materials electronically, you will also be required to enter the 4 digit PIN you enrolled with at the time you chose to receive materials electronically.)

•	Help conserve natural resources, reduce the number of bulky documents in your personal files and eliminate duplicate mailings.

•	Help Flextronics significantly reduce printing and mailing costs typically associated with more traditional delivery methods.
      You can enroll by visiting our website at www.flextronics.com/investors. Please note that your electronic delivery enrollment will be effective until you cancel it. If you wish to receive a paper copy of these materials at any time, please notify Investor Relations at investorIrelations@flextronics.com or (408) 576-7722.

2005 Annual General Meeting
Map, Directions and Parking Information
September 20, 2005
9:00 A.M. PDT
      The Annual General Meeting of Shareholders of Flextronics International Ltd. will be held at Flextronics’s principal U.S. corporate offices located at 2090 Fortune Drive, San Jose, California, 95131, U.S.A.
Directions from Highway 101 (Northbound and Southbound)

•	Take Montague Expressway exit going East

•	Follow Montague Expressway to Trade Zone

•	Right onto Trade Zone

•	Right onto Lundy Avenue

•	Right onto Fortune Drive (first traffic light)

•	Left into the third driveway
Directions from Highway 880 (Northbound and Southbound)

•	Take Brokaw Road exit going East

•	Left onto Lundy Avenue

•	Left onto Fortune Drive

•	Left into the first driveway
Directions from Highway 680 (Southbound)

•	Take Capital Avenue Exit

•	Left onto Trade Zone

•	Left onto Lundy Avenue

•	Right onto Fortune Drive (first traffic light)

•	Left into the third driveway
Parking
      Flextronics has reserved parking spaces for shareholders attending the meeting. These spaces will be designated as “Reserved for Flextronics Shareholders’ Meeting.”

PRELIMINARY COPY

[Form of Proxy Card]

FLEXTRONICS INTERNATIONAL LTD.
(Incorporated in the Republic of Singapore)
(Company Registration Number 199002645H)

2090 Fortune Drive
San Jose, California 95131 U.S.A.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned being a member of Flextronics International Ltd. (the “Company”) hereby appoints Michael E. Marks or failing whom Thomas J. Smach or failing whom the Chairman of the Annual General Meeting as Proxy of the undersigned and hereby authorizes the Proxy to represent and to vote, as designated on the reverse side, all of the ordinary shares of the Company owned by the undersigned, at the 2005 Annual General Meeting of Shareholders of the Company to be held on September 20, 2005, or at any adjournment thereof.

This Proxy Card, when properly executed and returned in a timely manner, will be voted at the Annual General Meeting and any adjournments thereof in the manner described herein. If no contrary indication is made, this Proxy Card will be voted FOR the Board of Director nominees (Proposals No. 1 and 2), FOR Proposals No. 3 through 6 and in accordance with the judgment of the persons named as Proxies herein on any other matters that may properly come before the 2005 Annual General Meeting.

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING,

PLEASE COMPLETE, DATE AND SIGN THIS PROXY CARD AND

RETURN IT NOT LESS THAN 48 HOURS PRIOR TO THE TIME OF

THE MEETING IN THE ENCLOSED ENVELOPE.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

SEE REVERSE SIDE

[Reverse Side]

☒ please mark votes as in this example.

     The Board of Directors unanimously recommends a vote FOR the Board nominees (Proposals No. 1 and 2) and FOR Proposals No. 3 through 6. This Proxy Card, when properly executed, will be voted as specified below. This Proxy Card will be voted FOR the Board nominees (Proposals No. 1 and 2) and FOR Proposals No. 3 through 6 if no specification is made.

1a.	Re-election of Mr. James A. Davidson as a Director of the Company.

FOR ☐	AGAINST ☐	ABSTAIN ☐

1b.	Re-election of Mr. Lip-Bu Tan as a Director of the Company.

FOR ☐	AGAINST ☐	ABSTAIN ☐

2.	Re-appointment of Mr. Patrick Foley as a Director of the Company.

FOR ☐	AGAINST ☐	ABSTAIN ☐

3.	To re-appoint Deloitte & Touche LLP, upon the recommendation of the Audit Committee, as independent auditors of the Company for the fiscal year ending March 31, 2006 and to authorize the Board of Directors, upon the recommendation of the Audit Committee, to fix their remuneration.

FOR ☐	AGAINST ☐	ABSTAIN ☐

4.	To approve the authorization for the Directors of the Company to allot and issue ordinary shares.

FOR ☐	AGAINST ☐	ABSTAIN ☐

5.	To approve the authorization for the Company to provide director cash compensation and additional cash compensation for the Chairman of the Audit Committee (if appointed) and for committee participation.

FOR ☐	AGAINST ☐	ABSTAIN ☐

6.	To approve the authorization of the proposed renewal of the Share Repurchase Mandate relating to acquisitions by the Company of its own issued ordinary shares.

FOR ☐	AGAINST ☐	ABSTAIN ☐

In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the meeting. This Proxy Card must be signed exactly as your name appears hereon. If more than one name appears, all persons so designated should sign. Attorneys, executors, administrators, trustees and guardians should indicate their capacities. If the signatory is a corporation, please print full corporate name and indicate capacity of duly authorized officer executing on behalf of the corporation. If the signatory is a partnership, please print full partnership name and indicate capacity of duly authorized person executing on behalf of the partnership.

Signature:	Date:

Signature:	Date: